Exhibit 99.1

ITEM 6 – SELECTED FINANCIAL DATA

The following table sets forth selected, historical, consolidated financial data for the Trust and should be read in conjunction with the Consolidated Financial Statements of the Trust and Notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this Annual Report on Form 10-K. This information reflects certain revisions of prior period amounts, resulting from retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Non-Controlling Interests in Consolidated Financial Statements, an amendment to ARB 51.”

	Years Ended December 31,

Operating Results (in thousands, except per share data)	2008	2007	2006	2005	2004

Revenue	$45,790	$51,314	$52,872	$30,740	$4,702

Consolidated income (loss) from continuing operations	$(69,661)	$2,063	$45,590	$23,269	$1,943
Income from discontinued operations (1)	161	996	110	531	1,242
Gains on sale of real estate	1,807	-	-	-	19,267

Consolidated net income (loss)	$(67,693)	3,059	45,700	23,800	22,452
Income attributable to non-controlling interests	(483)	(578)	(2,764)	(179)	-
Preferred dividends	-	-	-	(2,064)	(2,064)

Net income (loss) attributable to Winthrop Realty Trust Common Shares	$(68,176)	$2,481	$42,936	$21,557	$20,388

Per Common Share

Income (loss) from continuing operations attributable to Winthrop Realty Trust, basic	$(4.72)	$0.11	$3.66	$2.49	$-
Income from discontinued operations attributable to Winthrop Realty Trust, basic (1)	0.13	0.08	0.01	0.08	3.28
Net income (loss) attributable to Winthrop Realty Trust Common Shares, basic	$(4.59)	$0.19	$3.67	$2.57	$3.28

Income (loss) from continuing operations attributable to Winthrop Realty Trust, diluted	$(4.72)	$0.11	$3.56	$2.49	$-
Income from discontinued operations attributable to Winthrop Realty Trust, diluted	0.13	0.08	0.01	0.08	3.28
Net income (loss) attributable to Winthrop Realty Trust Common Shares, diluted	$(4.59)	$0.19	$3.57	$2.57	$3.28

Dividends declared per Common Share	$1.35	$2.15	$1.50	$0.55	$-

Balance Sheet Data:	December 31,
(in thousands)	2008	2007	2006	2005	2004

Total Assets	$578,094	$745,447	$851,620	$658,848	$289,968
Total Debt (2)	$299,865	$335,191	$362,522	$321,143	$161,012
Equity:
Winthrop Realty Trust shareholders’ equity	$248,250	$291,794	$323,586	$159,606	$120,142
Non-controlling interests	10,958	9,978	30,051	27,527	-
Total Equity	$259,208	$301,772	$353,637	$187,133	$120,142

(1)
The results of Biloxi, Mississippi were classified as discontinued operations for 2008, 2007 and 2006. The results of Ventek were classified as discontinued operations for 2008, 2007, 2006, 2005 and 2004. The results of Imperial Parking Limited and Park Plaza properties were classified as discontinued operations in 2004.

(2)
For comparability purposes, the Total Debt balances for 2007, 2006 and 2005 do not include MBS pledged under repurchase agreements of $75,175, $111,911 and $121,716, respectively.  These debt securities were sold in January 2008.

ITEM 7 – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “would,” “may” or similar expressions in this Annual Report on Form 10-K.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those set forth under “Forward Looking Statements” and “Item 1A – Risk Factors,” as well as our other filings with the SEC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, investors should use caution in relying on forward-looking statements, which are based on information, judgments and estimates at the time they are made, to anticipate future results or trends.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  This section should be read in conjunction with the financial statements, footnotes thereto and other items contained elsewhere in this report.

Overview

We are a real estate investment trust engaged in the business of owning real property and real estate related assets. Our business objective is to maximize long-term shareholder value through a total return value approach to real estate investing.  We seek to achieve this objective by acquiring investments with both recurring cash flow in order to sustain our dividend, along with investments that we believe to have appreciation potential. We operate in three strategic business segments: (i) operating properties; (ii) loan assets and loan securities; and (iii) REIT equity and debt securities. We acquire assets through direct ownership as well as through strategic alliances and ventures, and have entered into two significant venture arrangements. Our venture with Marc Realty, a Chicago area real estate company, is our primary vehicle for investments in the Chicago metropolitan area. In addition, since its formation in March 2006, we have acquired substantially all of our loan assets and loan securities through Concord and Lex-Win Concord, a 50%-owned joint venture with Lexington.

As of December 31, 2008, we held interests in approximately 9.7 million rentable square feet of office, retail, multi-tenant and mixed use space through our 21 wholly owned operating properties and our ventures with Marc Realty and Sealy.  As of December 31, 2008 our properties were approximately 96.1% leased.  Our primary sources of revenue are rental income and tenant recoveries from leases of our operating properties, interest income from our loan assets and loan securities, and interest and dividend income from our investments in REIT securities.  The comparability of financial data from period to period is affected by several items including: (i) the timing of our property acquisition and leasing activities (ii) the purchases and sales of assets and investments; and (iii) results of our ventures.

The weakness in the economy since late 2007 and the subsequent disruption of the capital and credit markets throughout 2008 has affected profitability and limited the availability of financing and the ability to raise equity capital.  During 2008 we focused our attention primarily on maximizing our liquidity and reducing our exposure to short-term debt, particularly at Concord. With respect to our debt exposure, each of our investment platforms and investments is essentially a stand-alone business, such that any potential problems or liabilities which might occur are limited to that specific platform or investment.  Consequently, our exposure is in each case limited to our equity in that particular investment and not to us as a whole.  Inclusive of extension rights, we have no secured debt maturities in 2009, with $6,002,000 of scheduled principal paydowns in 2009.  The remaining balance of approximately $223,735,000 is scheduled to be paid down or mature in 2010 or later.

At December 31, 2008 we held $59,238,000 in unrestricted cash and cash equivalents and $36,700,000 in equity and debt REIT securities, including $19,731,000 attributable to Lexington common and preferred shares.  In addition, we had the ability to draw up to $35,000,000 on our credit facility with KeyBank.

The weakening economy and capital and credit market deterioration has had its most immediate impact on Concord. The market in which these loan securities trade has effectively evaporated.  In addition, the need for liquidity by those entities that trade loan securities has caused the current values of loan securities to have significantly decreased.  As a result of these decreases, substantial other-than-temporary impairments amounting to $73,832,000 for 2008 have been recorded by Concord.  Additionally, with the lack of available financing in the market, the likelihood of loan defaults has increased, with three loans held by Concord currently being in default.  Accordingly, Concord has taken loan loss allowance of $31,053,000 for 2008.  To the extent that the current weakness in the economy and/or the capital and credit market deterioration continues, it is possible that additional other-than-temporary impairments and loan loss allowance will be required to be recognized by Concord.  Concord’s activities are discussed below under the section titled “Concord and Lex-Win Concord”.

At December 31, 2008 we determined that, as the result of current market conditions, including the changes in interest rate spreads and lack of financing available, the fair value of our equity investment in Concord was below the carrying value.  Accordingly, we assessed whether this decline in value was other-than-temporary.   In making this determination, we considered the length of time and extent to which the decline has occurred, the lack of indication by the credit markets as to when there will be a recovery, the expectation that Concord will not pay distributions to us in the near future and the cash position of Concord.  We determined the fair value of Concord utilizing a leveraged cash flow methodology whereby cash flows were projected through 2016, the expected term of the CDO-1. Those cash flows were then modified based on changes to varying assumptions and cash flow scenarios were calculated.  Each cash flow scenario was discounted at various market rates of return and a probability was assigned to each scenario.  Based on the foregoing, all of which requires significant judgment, we concluded that the decline in value is other-than-temporary, and we have recognized an impairment loss of $36,543,000, which has reduced our carrying value of this investment to $73,061,000.

Capital and Credit Market Deterioration

As the capital and credit market deterioration has worsened, we have performed additional assessments to determine our exposure to bankruptcies, limited availability of financing and equity offerings, the decline in stock prices in general and REITs in particular and declining values for our loan assets and loan securities. We have further reviewed our risk associated with counterparties to our hedging instruments and credit facilities. We believe our greatest risk to operating results and liquidity is the recent unprecedented volatility in capital and credit markets, which may create additional risks in the upcoming years.

A continued weakness in the economy could further impair our ability to raise future capital through equity and debt offerings, thereby requiring us to obtain additional capital through other means. Further, the declining availability of financing has had, and will likely continue to have, an impact on our ability to finance additional acquisitions and, ultimately, the value of real estate generally.  The inability of borrowers to obtain replacement financing could lead to more loan defaults and/or negotiated extensions to existing loans beyond their current expirations.  In addition, tenant defaults at our operating properties and the properties underlying our portfolios could negatively impact our operating property and real estate loan asset and loan security business segments.

We have historically used the public equity markets and secured financing as our primary source of capital.  We expect to continue to fund our investments through one or a combination of cash reserves, borrowings under our credit facility, property loans, or the issuance of debt or equity.  In addition, as our investments mature in value to the point where we may be unlikely to achieve better than market returns, we may exit the investment and redeploy the capital to what we believe to be higher yielding opportunities.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including commitments to repay borrowings, fund and maintain investments and other general business needs. We believe that cash flow from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in the short-term. We anticipate that cash on hand, borrowings under our credit facility and issuance of equity and debt securities, as well as other alternatives, will provide the necessary capital required for our investment activities.  As a REIT, we must distribute annually at least 90% of our REIT taxable income. As a result of this dividend requirement, we, like other REITs, are unable to reinvest all of our operating cash flow and are dependent on raising capital through equity and debt issuances or forming ventures with institutional or high net worth investors to obtain funds with which to expand our business.

Our primary sources of funds include:

•	the use of cash and cash equivalents;
•	rents and reimbursements received from our operating properties;
•	payments received under our loan assets and loan securities;
•	the issuance of equity and debt securities;
•	interest and dividends received from investments in REIT securities;
•	cash distributions from joint ventures;
•	borrowings under our credit facilities; and
•	asset specific borrowings.

Cash Flows

Our level of liquidity based upon cash and cash equivalents increased by approximately $22,584,000 during the year ended December 31, 2008.

The Trust’s cash flow activities are summarized as follows (in thousands):

2008

Net cash flow provided by operating activities	$25,872
Net cash flow provided by investing activities	100,483
Net cash flow used in financing activities	(103,771)
Increase in cash and cash equivalents	$22,584

Operating Activities

Cash provided by operating activities of $25,872,000 for the year ended December 31, 2008 was comprised of a net increase due to adjustments for non-cash items of $89,481,000 and a net increase due to changes in other operating assets and liabilities of $4,084,000 which were partially offset by a net loss of $67,693,000.  See our discussion of our Results of Operations below for additional details on our operations.

Investing Activities

Cash provided by investing activities of $100,483,000 for the year ended December 31, 2008 was comprised primarily of the following:

•	$78,318,000 of proceeds received from repayment of our Fannie Mae and Freddie Mac whole pool mortgage-backed securities available for sale;
•	$58,510,000 of proceeds from the sale of real estate securities (primarily from the sale of 3.5 million shares of Lexington stock in March 2008);
•	$21,273,000 of proceeds from our preferred equity investments in the Marc Realty portfolio;
•	$19,041,000 of return of capital distributions from our equity investments; and
•	$12,635,000 of collections of loans receivable.

These contributions to investing cash flows were offset primarily by:

•	$41,951,000 to purchase real estate securities;
•	$24,124,000 to issue new loans receivable;
•	$5,087,000 for investment in our Concord venture and $9,006,000 for investment a Sealy venture for the acquisition of a six building office complex in Atlanta, Georgia; and
•	$4,973,000 for investment in our preferred equity investment in the Marc Realty portfolio.

Financing Activities

Cash used in financing activities of $103,771,000 for the year ended December 31, 2008 was comprised primarily of the following:

•	$75,175,000 for repayment of borrowings under repurchase agreements relating to our Fannie Mae and Freddie Mac whole pool mortgage-backed securities;
•	$70,000,000 for repayment of borrowings on our revolving line of credit;
•	$30,863,000 for dividend payments on our common shares;
•	$18,583,000 for the redemption of 1,024,000 Preferred Shares and $17,081,000 as a deposit for the redemption of an additional 917,105 Preferred Shares;
•	$8,063,000 for mortgage loan repayments; and
•	$5,127,000 to increase restricted cash held in escrow.

These decreases to financing cash flows were offset primarily by:

•	$70,000,000 of proceeds from our revolving line of credit;
•	$36,874,000 of proceeds from the issuance of common shares through a rights offering;
•	$9,800,000 of note payable proceeds for the acquisition of available for sale securities; and
•	$4,407,000 of proceeds from our Dividend Reinvestment and Stock Purchase Plan.

Significant financial transactions during 2008 and early 2009 include:

•	On January 6, 2009 we acquired 917,105 of our Preferred Shares with a liquidation value of $22,928,000 for $17,081,000 in cash, representing a 25.5% discount to their liquidation value;
•	On December 31, 2008 we made a $5,000,000 unsecured working capital loan to Lex-Win Concord, which was repaid in January 2009;
•	On December 4, 2008 we sold a 51,000 square foot shopping center asset located in Biloxi, Mississippi for net proceeds of $2,678,000;
•	Pursuant to our Dividend Reinvestment and Stock Purchase Plan, during 2008 we issued 249,638 common shares resulting in gross proceeds of $4,407,000;
•
On October 28 and November 3, 2008 we acquired a total of 1,024,000 of our Preferred Shares for approximately $18,583,000 in cash, representing a 27.4% discount from their liquidation value of $25,600,000;

•
On October 28, 2008 we acquired 3.5 million shares of Lexington common shares for $19,600,000 and obtained seller non-recourse financing equal to 50% of the purchase price, which financing has a term of three years, bears interest at a rate of 3-month LIBOR plus 250 basis points and requires margin calls only at such time as the loan amount equals or exceeds 57.5% of the value of the shares;

•
In September 2008 our Board of Trustees approved a stock repurchase plan pursuant to which we may acquire up to 1,000,000 of our common shares.  Through December 31, 2008 we have acquired 70,000 of our common shares for $930,000 in cash;

•
In August 2008 Lex-Win Acquisition sold all of its shares of Piedmont Office Realty Trust for an aggregate price of $32,289,000. The Trust received a distribution of its pro-rata share of $9,041,000 in connection with the sale;

•
On August 20, 2008 we acquired, through a venture with Sealy, a six building office-flex campus containing approximately 470,000 square feet in Northwest Atlanta, Georgia. The purchase price for the property was $47,000,000, inclusive of assumed debt. The venture assumed an existing $37,000,000, 6.12% first mortgage loan encumbering the property which matures in November 2016. Our initial percentage ownership in the venture is 68%;

•
On August 2, 2008 we and Lexington restructured our investment in Concord, admitting Inland as a member in Concord with a redeemable 10% preferred membership interest.  Inland contributed $20,000,000 to Concord and agreed to contribute up to an additional $80,000,000. Inland’s contributions are to be used primarily for additional investments by Concord, and if Inland agrees, to satisfy any future margin calls or prepayments on Concord’s credit facilities. In connection with its investment in Concord, Inland is entitled to receive a priority return of 10% on its contributed and unreturned capital.  Inland has made additional contributions of $76,000,000 through December 31, 2008, used primarily to repay maturing debt agreements at Concord;

•
Through December 2008, we and Lexington have contributed $162,500,000 to Concord, $5,087,000 of which was contributed by the Trust during 2008.  For the year ended December 31, 2008 we received a distribution of $14,600,000 from Concord;

•
On July 7, 2008 we made a $1,050,000 mezzanine loan on a newly acquired property in the Marc Realty portfolio. The loan bears interest at 8.5%, requires monthly payments of interest only and matures on April 18, 2012;

•	In May 2008 we received net proceeds of approximately $36,874,000 in connection with the issuance of 1,768,987 common shares under a rights offering;
•	In March 2008 we sold 3,500,000 Lexington common shares resulting in net proceeds of $52,849,000; and
•
In January 2008 we sold our Fannie Mae and Freddie Mac whole pool mortgage-backed securities resulting in a gain on sale of $454,000 and the repayment of the then outstanding balance of the repurchase agreements for which the securities had been pledged as collateral.

Dividends

Since December 2005 we have paid regular dividends to our shareholders.  In paying dividends we have always sought to have our dividends track cash flow from operations, both recurring and nonrecurring.  As a result, while we intend to continue paying dividends each quarter, future dividend declarations will be at the discretion of our Board of Trustees and will depend on the actual cash flow of the Trust, its financial condition, capital requirements, the distribution requirements for REITs under the Code and such other factors as our Board of Trustees deem relevant.   Subject to the foregoing, we expect to continue distributing our current cash flow after reserving normal and customary amounts thereby allowing us to maintain our capital.   Toward that end, the Board of Trustees elected to reduce our dividend to $0.25 per share for the first quarter of 2009, which represents a reduction from $0.325 per share for the first quarter of 2008.  This represents our existing budgeted recurring cash flow generated by assets currently owned and excludes any potential cash flow from our investment in Concord, as well as potential future cash flow generated from the investment of the substantial cash and cash equivalents on hand.  We expect to continue applying these standards with respect to our dividends on a quarterly basis which could cause the dividends to increase or decrease depending on cash flow.

We paid regular quarterly dividends of $0.325 per common share and $0.40625 per Series B-1 Preferred Share for all four quarters of 2008.  We declared a special dividend of $0.05 per common share in December 2008, which was paid in January 2009.

Contractual Obligations

The following table summarizes our payment obligations under contractual obligations, including all fixed and variable rate debt obligations, except as otherwise noted, as of December 31, 2008 (in thousands):

	Payments Due by Period

	Total	Less than 1 Year		2-3 Years	4-5 Years	After 5 Years
Mortgage loans payable (principal and interest)	$307,123	$43,209	(1)	$52,258	$53,997	$157,659
Revolving line of credit (principal and interest)	-	-		-	-	-
Note payable (2)	10,658	294		10,364	-	-
Repurchase agreements	-	-		-	-	-
Ground lease obligations (3)	-	-		-	-	-
Advisors’ fee (4)	3,171	3,171		-	-	-
	$320,952	$46,674		$62,622	$53,997	$157,659

(1)	Balance includes a mortgage loan payable with an outstanding principal balance at December 31, 2008 of $24,983 on which we have two one-year options to extend.
(2)	Note payable to Citibank made in connection with the Trust’s acquisition of 3.5 million shares of Lexington common stock for $19,600,000.
(3)	The underlying lease agreements require the tenant to pay the ground rent expense.
(4)
Base management fee based upon the terms of the Advisory Agreement, as amended in 2009, with no effect given to equity issuances after December 31, 2008 or to incentive fee compensation to FUR Advisors.  No amounts have been included for subsequent renewal periods of the advisory agreement.

We carry comprehensive liability and all risk property insurance: (i) fire; (ii) flood; (iii) extended coverage; (iv) “acts of terrorism,” as defined in the Terrorism Risk Insurance Act of 2002; and (v) rental loss insurance with respect to our operating properties where coverage is not provided by our net lease tenants.  Under the terms of our net leases, the tenant is obligated to maintain adequate insurance coverage.

Our debt instruments, consisting of mortgage loans secured by our operating properties (which are generally non-recourse to us) contain customary covenants requiring us to maintain insurance. Although we believe that we have adequate insurance coverage under these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than we are able to obtain at reasonable costs, it could adversely affect our ability to finance and/or refinance our properties and expand our portfolio.

Results of Operations

Our results are discussed below by business segment:

➢	Operating Properties – our wholly and partially owned operating properties;
➢	Loan Assets and Loan Securities – our activities related to senior and mezzanine real estate loans as well as commercial mortgage-backed securities;
➢	REIT Securities – our activities related to the ownership of equity and debt securities in other real estate companies; and
➢	Non-segment specific results are discussed under Corporate – includes interest on cash reserves, general and administrative expenses and other non-segment specific income and expense items.

The following table summarizes our year end assets by business segment (in thousands):

	2008	2007

Operating properties	$286,780	$293,241
Loan assets and loan securities	146,560	320,671
REIT securities	36,796	71,353
Other (including cash and cash equivalents)	107,958	60,182
Total Assets	$578,094	$745,447

Total assets decreased $167,353,000, or 22.5%, from $745,447,000 at December 31, 2007 to $578,094,000 at December 31, 2008.   The decrease was due primarily to a decrease of $174,111,000 in loan assets and loan securities during the period, which includes our Fannie Mae and Freddie Mac whole pool mortgage backed securities and a decrease in REIT securities.  In February 2008 we sold all of our Fannie Mae and Freddie Mac whole pool mortgage backed securities resulting in a decrease in loan assets and loan securities of $78,141,000.  In addition, the carrying value of our equity investment in Concord decreased by $82,400,000, of which $30,207,000 was due to other-than-temporary impairment and loan loss allowance recorded at Concord, and $36,543,000 was due to an other-than-temporary impairment charge recorded on our investment in Concord.  The results of operations and changes in financial position for the Trust and Concord are discussed below.

The following table summarizes our results by business segment for the years ended December 31(in thousands):

	2008	2007	2006

Operating properties	$2,749	$3,663	$6,684
Loan assets and loan securities	(67,770)	19,114	12,893
REIT securities	1,346	(5,073)	35,268
Corporate expenses	(5,986)	(15,641)	(9,255)
Consolidated income (loss) from continuing operations	$(69,661)	$2,063	$45,590

Comparison 2008 to 2007 (in thousands):

Operating Properties
	2008	2007

Rents and reimbursements	$43,342	$40,485
Operating expenses	(7,407)	(5,851)
Real estate taxes	(2,549)	(2,139)
Impairment loss on investments in real estate	(2,100)	-
Loss on extinguishment of debt	-	(369)
Equity in loss of Sealy Northwest Atlanta	(409)	(470)
Equity in loss of Sealy Newmarket	(250)	-
Equity in loss of Sealy Airpark Nashville	(1,023)	(936)
Operating income	29,604	30,720

Depreciation expense	(12,094)	(12,688)
Interest expense	(14,761)	(14,369)
Net income	$2,749	$3,663

Operating income from our operating properties decreased by $1,116,000 over the prior year period to $29,604,000.  The $1,116,000 decrease was due primarily to:

•	a $2,857,000 increase in rents and reimbursements due primarily to increased rental income at our River City property acquired in October 2007;
•	a $1,556,000 increase in operating expenses due primarily to our River City property, acquired in October 2007 which we owned for 12 months in 2008 compared to three months in 2007;
•	a $410,000 increase in real estate taxes due primarily to our River City property acquired in October 2007;
•
a $2,100,000 impairment loss on real estate at our Andover, Massachusetts property as a result of indications from our existing tenant that they will not renew their lease, due to expire in December 2009; and

•
a $276,000 increase in losses from our equity investments due primarily to a $250,000 loss related to our Sealy Newmarket office complex in Atlanta, Georgia which we acquired in August 2008.  Losses from the Sealy portfolio are primarily the result of non-cash depreciation and amortization expenses.  The Trust received cash distributions from these investments of $1,405,000 and $194,000 for the years ended December 31, 2008 and 2007, respectively.

Depreciation and interest expenses related to our operating properties remained relatively constant with the prior year.

Loan Assets and Loan Securities
	2008	2007

Interest	$1,532	$7,826
Equity in (loss) earnings of preferred equity investment	(1,645)	11,836
Equity in (loss) earnings of equity investments	(66,750)	5,098
Gain on sale of mortgage backed securities	454	-
Gain on other assets	24	-
Gain on sale of limited partnership interest	-	1,997
Provision for loss on loan receivable	(1,179)	(1,266)
Operating (loss) income	(67,564)	25,491

Interest expense	(206)	(6,377)
Net (loss) income	$(67,770)	$19,114

Operating income from loan assets and loan securities decreased by $93,055,000 from income of $25,491,000 in 2007 to a loss of $67,564,000 in 2008.  The $93,055,000 decrease was due primarily to:

•	a $71,848,000 decrease in equity in earnings from Concord due primarily to:
-	a $62,804,000 increase in impairments on available-for-sale securities at Concord
-	a $31,053,000 provision for loan loss allowance
-
offset by a $15,603,000 gain on early extinguishment of debt at Concord from the repurchase of $29,125,000 of its CDO-1 debt for $13,110,000, net of deferred costs.  See “Concord and Lex-Win Concord” below for further details on Concord’s results of operations;

-	a $36,543,000 other-than-temporary impairment loss on our equity investment in Concord;
•
a $13,481,000 decrease in equity in earnings from our preferred equity investment, Marc Realty, primarily due to a decrease of $5,194,000 of gains on sales of real estate and a $7,513,000 loss attributable to other-than-temporary impairments recognized in 2008 on four of our mezzanine investments in the Marc Realty portfolio;

•	a $6,294,000 decrease in interest income due primarily to:
-	a $4,403,000 decrease on our Fannie Mae and Freddie Mac whole pool mortgage backed securities sold in January 2008
-	a $2,433,000 decrease in interest income on our Toy Building loan sold in May 2007; and
•
a $1,997,000 decrease in gain on the sale of limited partnership interests due to the 2007 sale of our investment in a venture which held an interest in a Chicago office building known as One Financial Place.

The $6,171,000 decrease in loan interest expense from the prior year period was due primarily to lower average loan balances outstanding during 2008 versus 2007, in particular:

•	a $4,274,000 decrease on our Fannie Mae mortgage backed securities, sold in January 2008; and
•	a $936,000 decrease on our Toy Building loan, sold in May 2007.

REIT Securities
	2008	2007

Dividends	$916	$3,003
Gain on sale of available for sale securities	1,580	10,187
Impairment loss on available for sale securities	(207)	(18,218)
Unrealized gain on available for sale securities	24	-
Equity in loss of Lex-Win Acquisition, LLC	(878)	(45)
Operating income	1,435	(5,073)

Interest expense	(89)	-
Net income (loss)	$1,346	$(5,073)

Operating income from REIT securities increased by $6,508,000 over the prior year period to income of $1,435,000 in 2008 versus a loss of $5,073,000 in 2007.  The $6,508,000 increase was due primarily to:

•	a $18,011,000 decrease in impairment losses on available-for-sale securities due to the recognition in 2007 of a $17,745,000 non-cash impairment loss on our common shares of Lexington;
•	a $8,607,000 decrease in gains on sales of available for sale securities due primarily to the sale in 2007 of America First Apartment Investors, Inc. common stock; and
•	a $2,087,000 decrease in dividend income due primarily to dividends received in 2007 on our Lexington common shares, which were sold in March 2008.

Corporate
	2008	2007

Interest income	$1,670	$3,149
General and administrative	(6,887)	(8,342)
Interest expense	(7,222)	(10,731)
Gain on extinguishment of debt	6,284	-
State and local taxes	(330)	(417)
Other	499	700
Operating expense	$(5,986)	$(15,641)

Corporate expense decreased $9,655,000 from the prior year period due primarily to:

•	a $6,284,000 gain on early extinguishment of debt resulting from our October and November 2008 purchases of 1,024,000 shares of our Preferred Stock at a discount of 27.4% to their liquidation value;
•	a $3,509,000 decrease in corporate interest expense due primarily to lower aggregate dividend payments in 2008 on our Preferred Shares as a result of fewer Preferred Shares outstanding during 2008;
•	a $1,479,000 decrease in corporate interest income earned on our cash and cash equivalents due primarily to lower yields on U.S. Treasury securities during 2008 versus 2007; and
•
a $1,455,000 decrease in general and administrative expenses due primarily to a credit in the base management fee of $1,500,000.  In connection with the resignation by Michael Ashner, our Chairman and Chief Executive Officer, as a trustee and officer of Lexington in March 2008, the Trust agreed to permit FUR Advisors to provide consulting services to Lexington through December 2008.  For providing these services, Lexington paid FUR Advisors a fee of $1,500,000.  In consideration for granting its consent, the Trust received a credit of $1,500,000 against the base management fee payable by the Trust to FUR Advisors which was used during 2008.  Excluding the effect of the credit, general and administrative expenses were consistent with the prior year.

State income taxes were $330,000 and $417,000 for the years ended December 31, 2008 and 2007, respectively, due primarily to our anticipated taxable income for state purposes, after deductions for dividends paid and after the utilization of net operating loss carryforwards, where applicable.

2007 Versus 2006

Operating Properties
	2007	2006

Rents and reimbursements	$40,485	$38,837
Operating expenses	(5,851)	(4,054)
Real estate taxes	(2,139)	(1,879)
Loss on extinguishment of debt	(369)	(647)
Equity in loss of Sealy Northwest Atlanta	(470)	(51)
Equity in loss of Sealy Airpark Nashville	(936)	-
Operating income	30,720	32,206

Depreciation expense	(12,688)	(11,216)
Interest expense	(14,369)	(14,306)
Net income	$3,663	$6,684

Operating income from our operating properties decreased by $1,486,000 to $30,720,000 for the year ended December 31, 2007 from $32,206,000 for the year ended December 31, 2006.  The changes in net operating income from our operating properties were the result of the following:

•
rental income increased by $1,648,000 to $40,485,000 due to an increase of $3,156,000 from operating properties acquired during 2006 and 2007 and a decrease of $1,508,000 from operating properties held for all 12 months ended December 31, 2007 and 2006:

-	$988,000 increase at our Chicago, Illinois (Ontario) property resulting primarily from a $1,123,000 lease termination in June 2007
-
$416,000 decrease at our Jacksonville, Florida property due primarily to a $1,093,000 stock settlement received in December 2006 from Winn-Dixie which vacated the property in November 2005.  Without giving effect to the stock settlement, rental income at this property increased by $677,000 in 2007 due to increased occupancy at the property

-	$23,000 increase at our Circle Tower property
-	$700,000 decrease at our Orlando, Florida property due to a lease modification effective January 1, 2007
-	$1,333,000 increase at our Lisle, Illinois properties, which were acquired during the first quarter of 2006
-	$744,000 of rental revenue from our Creekwood Apartments property, which was acquired at the end of the first quarter of 2007
-	$1,079,000 of rental revenue from our River City property which we acquired through a foreclosure sale on October 2, 2007
-	$1,403,000 decrease from properties held for all 12 months due to an out of period adjustment recognized in the fourth quarter of 2007 as described in Note 2 of the financial statements;
•
operating expenses increased by $1,797,000 to $5,851,000 due to an increase of $271,000 from operating properties held for all 12 months ended December 31, 2007 and 2006 and an increase of $1,526,000 from operating properties acquired during 2006 and 2007:

-	$188,000 increase at our Chicago, Illinois (Ontario) property
-	$70,000 increase at our Circle Tower property
-	$718,000 of expense at our Creekwood Apartments property which was acquired at the end of the first quarter of 2007
-	$446,000 of expense at our River City property which was acquired in October 2007
-	$362,000 increase at our Lisle, Illinois properties which were acquired during the first quarter of 2006;
•	Real estate tax expense increased by $260,000 to $2,139,000 due to:
-	$77,000 increase at our Lisle, Illinois properties which were acquired during the first quarter of 2006
-	$119,000 decrease at our Chicago, Illinois (Ontario) property as a result of receiving a final valuation from the county and a lower tax rate
-	$71,000 of expense at our Creekwood Apartments property which was acquired during the first quarter of 2007
-	$224,000 of expense at our River City property which was acquired in October 2007;
•	Interest expense related to our operating properties increased by $63,000 to $14,369,000 for the year ended December 31, 2007 compared to $14,306,000 for the year ended December 31, 2006;
•
Depreciation and amortization expense related to our operating properties increased by $1,472,000 to $12,688,000 for the year ended December 31, 2007 compared to $11,216,000 for the year ended December 31, 2006 as a result of property acquisitions during 2007 and 2006 and the recognition of an out of period adjustment in the fourth quarter of  2007 of approximately $645,000 as described in Note 2 of the financial statements;

•
Equity in loss on our investment in Sealy Northwest Atlanta, L.P., acquired in December 2006, and Sealy Airpark Nashville, acquired in April 2007, was $1,406,000 for the year ended December 31, 2007 as a result of depreciation and amortization exceeding net operating income for these properties; and

•
Loss on extinguishment of debt was $369,000 for the year ended December 31, 2007 compared to $647,000 for 2006.  The loss in 2007 was primarily due to a $40,000,000 paydown on our debt secured by certain of our net lease properties, and the loss in 2006 was due to the refinancing of certain first mortgage debt on more favorable terms.

Loan Assets and Loan Securities

	2007	2006

Interest	$7,826	$12,962
Equity in earnings of preferred equity investment	11,836	6,849
Equity in earnings of Lex-Win Concord	5,098	1,340
Gain on sale of limited partnership interest	1,997	-
Provision for loss on loan receivable	(1,266)	-
Operating income	25,491	21,151

Interest expense	(6,377)	(8,258)
Net income	$19,114	$12,893

Operating income from our loan assets and loan securities increased by $4,340,000 to $25,491,000 for the year ended December 31, 2007 from $21,151,000 for the year ended December 31, 2006.  The changes were the result of the following:

•
equity investment in Concord (entered into on March 31, 2006) generated $5,098,000 of equity income during the year ended December 31, 2007 as compared to equity income of $1,340,000 for the year ended December 31, 2006.  The increase is due primarily to our investing in Concord in April 2006 and Concord ramping up operations during 2006;

•
earnings from preferred equity investment increased by $4,987,000 to $11,836,000 for the year ended December 31, 2007.  The increase was due to the sale of two of the properties in the Marc Realty portfolio which generated a return on our equity investment of approximately $6,354,000, excluding interest.  This increase was partially offset by a decrease in earnings as a result of having a lower investment balance in 2007;

•	gain on sale of $1,997,000 recognized in the fourth quarter of 2007 related to the sale of our investment in a venture which held an interest in a Chicago office building known as One Financial Place;
•	provision for loss on loan receivable of $1,266,000 recorded on our Vision term loan in 2007;
•	interest income on the Toy Building loan, which was fully satisfied in May 2007, decreased by $4,001,000 during the year ended December 31, 2007;
•
interest income decreased by $1,043,000 on our River City loans which were acquired during the first quarter of 2006 and were satisfied in the case of the loan secured by the office building upon the acquisition of the property through a foreclosure sale in October 2007, and in the case of the loan secured by the land, the repayment in full in accordance with its terms;

•	interest income of $96,000 from our Vision term loan which was originated in December 2006; and
•	interest income decreased by $163,000 related to the two mortgage loans which were fully satisfied during 2006.

Interest expense related to our loan investments was $6,377,000 for the year ended December 31, 2007 compared to $8,258,000 for the year ended December 31, 2006.  The decrease was due primarily to a decrease in interest expense of $1,521,000 related to the borrowings collateralized by our Toy Building loan and a decrease in interest of $401,000 on our repurchase agreements.  This was partially offset by higher interest expense of $41,000 related to our borrowings collateralized by our River City loans.

REIT Securities

	2007	2006

Dividends	$3,003	$1,073
Gain on sale of available for sale securities	10,187	8,130
Impairment loss on available for sale securities	(18,218)	-
Assignment of exclusivity agreement, net lease assets	-	9,500
Equity in earnings of Newkirk Realty Trust	-	7,280
Gain on exchange of equity investment	-	9,285
Equity in loss of Lex-Win Acquisition, LLC	(45)	-
Operating (loss) income	$(5,073)	$35,268

Our income from investments in REIT securities exclusive of non-cash items increased by $3,987,000 for the year ended December 31, 2007 as compared to the year ended December 31, 2006 due to an increase in dividend income of $1,930,000, primarily due to $2,695,000 of dividend income recognized on our investment in Lexington, and an increase in gain on sale of real estate securities of $2,057,000.  The gain on sale of real estate securities consisted primarily of $9,750,000 from the America First Apartment Investors sale in 2007 compared to $7,839,000 from the sale of Sizeler Property Investors stock in 2006.  At December 31, 2007, we held REIT securities that had a market value of $51,804,000 as compared to December 31, 2006 when we held REIT securities with a market value of $95,148,000.

Inclusive of non-cash items, income from our investments in REIT securities decreased by $40,341,000 to a loss of $5,073,000 for the year ended December 31, 2007 from income of $35,268,000 for the year ended December 31, 2006.  This decrease is due primarily to the recognition of a non-cash other-than-temporary impairment loss on our Lexington shares of $17,745,000 at December 31, 2007 compared to the recognition of non-cash income of $18,785,000 at December 31, 2006 relating to the Newkirk merger with Lexington.

As a result of Newkirk’s merger with Lexington on December 31, 2006, we began accounting for our investment in Lexington as an available for sale real estate security.  This resulted in our recognition of a non-cash gain on sale of equity investment of $9,285,000 in 2006.  Further, we recognized additional non-cash income in 2006 of $9,500,000 on our Lexington shares due to the elimination of the forfeiture provision with respect to certain of our Lexington shares.

Corporate

	2007	2006

Interest income	$3,149	$1,630
General and administrative	(8,342)	(2,682)
Interest expense	(10,731)	(8,495)
State and local taxes	(417)	(238)
Other	700	530
Corporate expenses	$(15,641)	$(9,255)

Interest income earned on our cash and cash equivalents during the year ended December 31, 2007 was $3,149,000 compared to $1,630,000 for the same period during 2006.  The increase was due primarily to higher cash and cash equivalents available for short term investment during a majority of 2007.

Interest expense increased by $2,236,000 to $10,731,000 for the year ended December 31, 2007 from $8,495,000 for the year ended December 31, 2006.  The increase was primarily related to an increase of $2,817,000 of dividends paid on our Preferred Shares which was partially offset by a decrease of $576,000 in interest expense incurred on our revolving line of credit.

General and administrative expenses increased by $5,660,000 to $8,342,000 for the year ended December 31, 2007 from $2,682,000 for the year ended December 31, 2006.  This was primarily due to increases in the base management fee of $5,793,000 as a result of the increase in our outstanding equity and the $4,400,000 credit recognized in 2006, and an increase in professional fees of $168,000.  Without giving effect to the $4,400,000 credit, base management fee increased from $3,681,000 for the year ended December 31, 2006 to $5,263,000 for the year ended December 31, 2007.  These were partially offset by a decrease in reporting and subscription costs of $264,000.  All other general and administrative items remained relatively constant.

State Income Taxes

State income taxes of $417,000 for the year ended December 31, 2007, as compared to $238,000 for the year ended December 31, 2006, resulted from our anticipated taxable income for state purposes after the dividends paid deduction and utilization of net operating loss carryforwards where applicable.  The increase is the result of having higher taxable income in states where there are no net operating losses available to be utilized.

Discontinued Operations

On December 4, 2008, we sold a 51,000 square foot shopping center asset located in Biloxi, Mississippi for a gross sales price of approximately $3,300,000.  The Trust received proceeds of $2,678,000, net of credits for a ground lease purchase option and closing costs, and recognized a gain of $1,807,000 on the sale.  Results of operations for this property have been classified as discontinued operations for all periods presented.

Tenant Concentrations

Three tenants contributed approximately 39%, 41% and 44% of the base rental revenues of the Trust for the years ended December 31, 2008, 2007 and 2006, respectively.

The Trust’s leases with Viacom Inc. and The Kroger Co. represent approximately 35% and 19%, respectively, of the total rentable square footage of the net lease property portfolio.

The largest tenant at the River City property, representing approximately 23% of the rentable area with a lease due to expire in 2011, filed for bankruptcy protection in December 2008.  The Trust had a rent receivable of approximately $70,000 at December 31, 2008.  A bad debt reserve for the full amount due has been established as of December 31, 2008.

The Jacksonville, Florida property has two tenants that occupy approximately 78% of the rentable area.  The second largest tenant in Jacksonville, representing approximately 30% of the rentable area, with a lease expiring in December 2010, filed for bankruptcy protection in January 2009.  There was no rent receivable at December 31, 2008.

Off-Balance Sheet Investments

We have two significant off-balance sheet investments – our Marc Realty and Lex-Win Concord investment platforms. Marc Realty is discussed under “ITEM 1 – Loan Assets and Loan Securities”, Concord is discussed below.

Concord and Lex-Win Concord

Overview

In March 2006, together with Newkirk, we formed Concord for the purpose of acquiring and originating a diversified portfolio of real estate loans and securities.  In connection with the merger of Newkirk into Lexington, Lexington acquired Newkirk’s interest in Concord.  Both the Trust and Lexington committed to invest $162,500,000 in Concord, all of which was contributed prior to December 31, 2008.  On August 2, 2008, together with Lexington, we restructured our investment in Concord and admitted Inland as a preferred member in Concord.  In connection with the restructuring, (i) we, together with Lexington, contributed all of our interests in Concord to a new entity known as Lex-Win Concord LLC in exchange for a 50% ownership interest each in Lex-Win Concord and (ii) Inland contributed $20,000,000 in equity capital to Concord and agreed to contribute up to an additional $80,000,000 in equity capital, to be used for additional investments by Concord and, subject to Inland’s approval, to satisfy margin calls on credit facilities.  At December 31, 2008, Inland had made total capital contributions to Concord aggregating $76,000,000 primarily to reduce the outstanding balance on one of Concord’s repurchase agreements.

In connection with its investment in Concord, Inland is entitled to receive a priority return of 10% on its contributed and unreturned capital. After Inland receives its 10% priority return and Lex-Win Concord receives a return of 10% on its unreturned capital, Lex-Win Concord is entitled to a promoted interest equal to 30% of amounts otherwise distributable to Inland. With respect to capital proceeds (principal repayments on loan assets and loan securities), after Inland receives its 10% priority return on unreturned capital, Lex-Win Concord is entitled to either (x) the next $125,000,000 of distributions or (y), if Inland is no longer obligated to make capital contributions, an amount which would reduce Lex-Win Concord’s unreturned capital to the greater of (i) $100,000,000 or (ii) 200% of Inland’s unreturned capital contributions. Thereafter, Inland is entitled to a return of its unreturned capital, then Lex-Win Concord is entitled to a return of its unreturned capital plus any unpaid amounts due on its 10% return. Any remaining proceeds then go 76 2/3% to Lex-Win Concord and 23 1/3% to Inland.

WRP Sub-Management LLC, which is an affiliate of and has substantially the same executive officers as FUR Advisors, provides administrative services for Concord and Lex-Win Concord.  Investments and other decisions with respect to Concord’s business require the consent of both the Trust and Lexington, and, in certain instances, Inland.

Concord’s business has been to acquire and originate loan assets and loan securities collateralized by real estate assets including mortgage loans, subordinate interests in whole loans, mezzanine loans, preferred equity and commercial real estate securities including CMBS and CDOs.  Concord sought to finance its loan assets and loan securities through various structures including repurchase facilities, credit lines, term loans and securitizations and, in this regard Concord formed CDO-1.  As of December 31, 2008 Concord’s CDO-1 has financed loan assets and loan securities with a par value of approximately $464,744,000.  Concord has also sought additional capital through sales of preferred equity in Concord.

Concord’s loan assets are intended to be held to maturity and are carried at cost, net of unamortized loan origination costs and fees, repayments and unfunded commitments unless such loan is deemed to be impaired.  Concord’s loan securities are treated as available for sale securities and are marked-to-market on a quarterly basis on management’s assessment.

Liquidity and Capital Resources

Since its inception, Concord sought to produce a stable income stream from its investments in loan assets and loan securities by managing credit risk and interest rate risk through the issuance of CDO’s.  The disruption in the capital and credit markets increased margin calls on Concord’s repurchase agreements.  Furthermore, the ability to issue CDOs and the availability of new financing has effectively been eliminated, making the execution of Concord’s strategy unfeasible at this time.  Consequently, Concord will focus on the recovery of its member’s equity by maximizing the value of its existing assets and toward that end, has worked to increase its liquidity and reduce exposure to maturing debt.

Lex-Win Concord began experiencing declines in the fair value of its loan securities in the fourth quarter of 2007 consistent with liquidity concerns impacting the commercial bond and real estate markets and the overall economy.   As a result of a significant decline in the fair value of three CDO bonds and management's concern regarding the ultimate collectability of amounts due for such securities, the Company recorded other-than-temporary impairment charges of approximately $11,028,000 during the fourth quarter of 2007.

During 2008 Lex-Win Concord observed an increased uncertainty in the commercial bond and real estate markets as well as a lack of liquidity impacting the overall financial markets.  As a result, Lex-Win Concord saw an accelerating decline throughout the year in the fair value of its available for sale securities.  Management assesses the prospects of the loans and collateral underlying the securities (credit versus market issues) as well as its intent and ability to hold the securities until a forecasted recovery of fair value or maturity, and other factors.  Based upon these considerations, management determined such impairment of its available for sale securities to be other-than-temporary and recorded an impairment loss for available for sale securities of $73,832,000 for the year ended December 31, 2008.

Lex-Win Concord evaluates its portfolio of available for sale debt securities for other-than-temporary impairment in accordance with EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets” ("EITF 99-20"),  FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115") and the related interpretation of FASB Staff Position FAS 115-1/124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP FAS 115-1”).  At each measurement date, management first determines whether its securities are impaired by comparing the carrying value of each security to the estimated fair value of each security as determined in accordance with  Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”).  Next, for impaired securities, management determines whether such impairment is other-than-temporary in nature.  Determining whether a security is other-than-temporarily impaired requires significant judgment.  Management considers both quantitative and qualitative factors, including those described in SFAS 115 and SEC Staff Accounting Bulletin Topic 5M, Other-Than-Temporary Impairment of Certain Investments in Debt and Equity Securities (“SAB Topic 5M”).  Among other things, this evaluation includes consideration of the length of time and extent to which the fair value of a security has been less than its cost basis, Lex-Win Concord’s intent and ability to hold the securities until a forecasted recovery in value and the financial prospects of the loans and collateral underlying the securities. If, based on these and other considerations, management determines that impairment is other-than-temporary in nature, Lex-Win Concord recognizes an impairment loss equal to the difference between the investment’s cost basis and its fair value.

Lex-Win Concord recognizes income on its portfolio of loan securities in accordance with EITF 99-20.  Subject to various requirements, discounts attributable to previously recognized other-than-temporary impairment charges are recognized in interest income on the effective interest method based upon the excess of all estimated prospective cash flows over the investment balance in the loan security at the measurement date.  Lex-Win Concord will accrete certain impairment discounts over the remaining life of the securities using the effective interest method.

During the year ended December 31, 2008, Lex-Win Concord recognized accretion of previous other-than-temporary impairment discounts totaling $1,215,000.  Lex-Win Concord did not recognize in earnings any material amounts relating to the accretion of other-than-temporary impairment charges for the years ended December 31, 2007 and the period March 31, 2006 (inception) through December 31, 2006.

In December 2008 Lex-Win Concord adopted FASB Staff Position EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP 99-20-1”), which is effective for interim and annual periods ending after December 15, 2008.  FSP 99-20-1 retains the objective of other-than-temporary impairment assessment and disclosures as discussed in SFAS 115 and other related guidance.  Lex-Win Concord has adopted and applied FSP 99-20-1 as of December 31, 2008 which did not have a material effect on its financial position or results of operations.

Additionally, the decline in values of loan assets and securities resulted in significant margin calls under Lex-Win Concord’s repurchase facilities.  During 2008 Lex-Win Concord sought to reduce its exposure to margin calls and improve its overall liquidity.  To this end, Lex-Win Concord:

•	established a $100,000,000 credit facility with KeyBank and borrowed $80,000,000 during 2008;
•	acquired $29,125,000 of its CDO-1 debt for $13,110,000, representing a 55% discount;
•	admitted Inland as a preferred member who committed to contribute $100,000,000 and has funded $76,000,000;
•	satisfied its repurchase agreement borrowings from Bear Stearns Funding, Inc. totaling $48,710,000;
•	paid down repurchase agreement borrowings from Column Financial Inc. totaling $164,033,000 and extended the maturity of the remaining balance of $144,475,000 to March 2011;
•	paid down repurchase agreement borrowings from Royal Bank of Scotland, PLC totaling $17,563,000 and extended the maturity of the remaining balance of $21,516,000 to December 2009; and
•	obtained a one-year extension on the maturity date of a $15,000,000 repurchase agreement with Royal Bank of Scotland and paid down borrowings of $1,414,000.

Assuming no further margin calls, Lex-Win Concord currently has $21,516,000 of debt maturing in the next 12 months, $95,000,000 maturing in 2010 with the remaining balances of $204,088,000 maturing thereafter.

Results of Operations for Lex-Win Concord

Comparison 2008 to 2007(in thousands):

	2008	2007

Interest Income	$71,307	$65,854

Expenses
Interest	36,410	41,675
Impairment of available for sale securities	73,832	11,028
Provision for loss reserves on real estate debt investments	31,053	-
General and administrative	4,824	5,541
	146,119	58,244

Interest income on bank deposits	426	2,599
Gain on extinguishment of debt	15,603	-

Consolidated net income (loss)	(58,783)	10,209

Income attributable to redeemable preferred interest	(1,619)	-
Income attributable to non-controlling interest	(12)	(13)

Net income (loss) attributable to Lex-Win Concord	$(60,414)	$10,196

The decrease in net income was due primarily to the recognition of a $73,832,000 impairment loss on available for sale securities and a $31,053,000 increase in loan loss allowance, partially offset by a gain on the extinguishment of debt of $15,603,000.

•
Interest income generated on the investment portfolio increased $5,453,000, or 8.2%, over the prior year period due primarily to higher average investment balances during 2008 due primarily to $117,530,000 of securities purchased and loans made in December 2007;

•
Interest expense decreased $5,265,000, or 12.7%, versus the prior year period due primarily to a decrease of $160,845,000, or 18.9%, in the face amount of outstanding debt from $848,974,000 at December 31, 2007 to $668,129,000 at December 31, 2008;

•
The impairment of available for sale securities is due to declines in the fair value of the loan securities, Lex-Win Concord recorded other-than-temporary impairment charges of $11,028,000 during the year ended December 31, 2007 and $73,832,000 during the year ended December 31, 2008.  In addition, Lex-Win Concord recognized a provision for loss reserves on real estate debt investments of $31,053,000 for the year ended December 31, 2008;

•
General and administrative expense declined by $717,000 primarily due to lower origination fees in 2008 as a result of decreased acquisitions of assets.  The expense decrease of $717,000 versus the prior year period was due primarily to lower loan origination fees in 2008 as a result of less investment activity; and

•
The gain on extinguishment of debt was due primarily to Lex-Win Concord acquiring $29,125,000 of its loan securities issued by CDO-1 for a total purchase price of $13,110,000, which resulted in a gain on extinguishment of debt of approximately $15,603,000, net of deferred loan costs.

Comparison 2007 to 2006 (in thousands):

	2007	2006

Interest Income	$65,854	$13,212

Expenses
Interest	41,675	9,356
Impairment of available for sale securities	11,028	-
General and administrative	5,541	1,572
	58,244	10,928

Other income	2,599	396

Consolidated net income	10,209	2,680
Income attributable to non-controlling interest	(13)	-
Income attributable to Lex-Win Concord	$10,196	$2,680

Lex-Win Concord’s operating results represent the twelve months ended December 31, 2007 compared to the period from inception (March 31, 2006) to December 31, 2006.

•
Interest income generated on the investment portfolio increased by $52,642,000 over the prior year due primarily to higher average investment balances during 2007 compared to 2006.  The higher average investment balances were the result of the majority of the investment securities being purchased during 2007.  Real estate debt investments and securities available for sale grew from $450,870,000 at December 31, 2006 to $1,140,108,000 at December 31, 2007;

•
Interest expense increased by $32,319,000 compared to the prior year due primarily to higher average debt balances during 2007. The higher average debt balances were due primarily to a majority of the debt securities being financed during 2007.  Repurchase agreements and CDO’s grew from $420,543,000 at December 31, 2006 to $884,974,000 at December 31, 2007;

•	Due to declines in the market value of its loan securities, Lex-Win Concord recorded other-than-temporary impairment charges of $11,028,000 during the year ended December 31, 2007; and
•	General and administrative expense increased primarily due to higher loan origination fees based upon loan acquisition.

The following table summarizes Lex-Win Concord’s assets and liabilities at December 31, 2008 and 2007 (in thousands):

	2008	2007

Assets
Cash and restricted cash	$15,134	$19,554
Real estate debt investments	863,144	952,035
Available for sale securities	118,491	188,073
Other assets	10,353	12,866
	$1,007,122	$1,172,528

Liabilities
Repurchase facilities	$240,604	$472,324
Revolving credit facility	80,000	-
CDO-1	347,525	376,650
Other liabilities	43,230	12,531
Non-controlling interest	76,555	102
Members capital	248,262	327,702
Accumulated other comprehensive loss	(29,054)	(16,781)
	$1,007,122	$1,172,528

•
The decrease in real estate debt investments was primarily due to loan payoffs of $78,500,000 and an increase in the allowance for loan losses of $31,053,000, partially offset by the purchases of new loan assets of $14,500,000 and the amortization of purchase discounts of $6,100,000;

•	The reduction in the value of available for sale securities was primarily due to an other-than-temporary impairment charge of approximately $73,832,000 in 2008;
•	Concord reduced its obligations under its repurchase agreements by approximately $151,700,000 and incurred additional borrowings of $80,000,000 under its KeyBank facility
•	The increase in non-controlling interest is due to the $76,000,000 in contributions received from Inland during 2008;
•
The decrease in the CDO-1 balance is the result of Concord acquiring $29,125,000 of its debt for a total purchase price of $13,110,000, resulting in a gain on extinguishment of debt of $15,603,000, net of deferred costs;

•	In December 2008, the Trust and Lexington each provided a $5,000,000 unsecured loan to Concord for working capital purposes. These amounts were repaid in January 2009; and
•
The increase in other liabilities is primarily due to a change in the value of financial derivative instruments.  The value of the interest swaps utilized by Concord was $31,232,000 at December 31, 2008 compared to $9,497,000 at December 31, 2007.  The increase in the liabilities was the result of declining interest rates.

KeyBank Credit Facility

On March 7, 2008 Concord entered into a $100,000,000 secured revolving credit facility with KeyBank.  The credit facility enables Concord to finance existing unlevered assets as well as new assets acquired by Concord.  The initial maximum borrowings under the loan are $100,000,000.  Borrowings under the facility bear interest at spreads over LIBOR ranging from 1.75% to 2.25%, depending on the underlying loan asset or loan security for which such borrowing is made.  At December 31, 2008, the weighted average interest rate over LIBOR was 2.71%, and the carrying value of loan assets and loan securities securing the facility was $136,000,000.  The facility matures March 2010 subject to a one-year extension.

Under the terms of the line of credit facility with KeyBank, Concord is required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10,000,000 at all times.  At certain times during the year ended December 31, 2008 and at certain times subsequent to the year ended December 31, 2008, Concord’s cash balances declined to an amount below the $10,000,000 liquidity requirements.  On February 24, 2009, Concord received from KeyBank a waiver of the covenant violation.  In addition, the covenant will be waived until June 30, 2009.

Repurchase Facilities

Concord has financed certain of its loan assets and loan securities through credit facilities in the form of repurchase agreements.  In the repurchase agreements entered into by Concord to date the lender, referred to as the repurchase counterparty, purchases the loan asset or loan security from or on behalf of Concord.  Concord then repurchases the loan asset or loan security in cash on a specific repurchase date or, at the election of Concord, an earlier date.  While the loan asset is held by the repurchase counterparty, the repurchase counterparty retains a portion of each interest payment made on such loan asset or loan security equal to the “price differential” which is effectively the interest rate on the purchase price paid the repurchase counterparty to Concord for the loan asset or loan security, with the balance of such payments being paid to Concord.  Pursuant to the terms of the repurchase agreements, if the market value of the loan assets or loan securities pledged or sold by Concord decline, which decline is determined, in most cases, by the repurchase counterparty, Concord may be required to provide additional collateral or pay down a portion of the funds advanced.  During 2008, Concord was required to pay down an aggregate of $107,300,000 against $412,700,000 of outstanding repurchase obligations.  Concord satisfied these amounts with cash flow, borrowing under its KeyBank credit facility and capital contributions from Inland.

All of Concord’s repurchase facilities are recourse to Concord and require Concord to maintain certain loan to asset value ratios, a minimum net worth and minimum liquidity.  In addition, all of the repurchase facilities require that Concord pay down borrowings under these facilities as principal payments on the loan assets and loan securities pledged to these facilities are received.

Under the terms of the repurchase facility with Column Financial, Inc. maturing on March 9, 2009 and the repurchase facilities with Royal Bank of Scotland PLC, Concord is required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10,000,000 at all times.  At certain times during the year ended December 31, 2008 and at certain times subsequent to the year ended December 31, 2008, Concord’s cash balance declined to an amount below the $10,000,000 minimum liquidity requirements.  In February 2009, Concord received a waiver of the covenant violation from both Column Financial, Inc. and the Royal Bank of Scotland.  The Royal Bank of Scotland waiver suspends the liquidity requirement until June 30, 2009.  Additionally, the agreement with Column Financial, Inc. was terminated, and the asset subject to this agreement was added to Concord’s other facility with Column Financial, Inc. which does not contain a liquidity requirement.

The following table summarizes Concord’s repurchase facilities at December 31, 2008 (in thousands):

Counterparty	Maximum Outstanding Balance	Outstanding Balance	Interest Rate - LIBOR Plus	Maturity Date	Carrying Value of Loan Assets Securing Facility (3)

Royal Bank of Scotland, PLC	$21,516	$21,516	100 bps	12/09	$36,452
Royal Bank of Scotland, PLC	59,613	59,613	100 bps	2/12	71,417
Column (1)	15,000	15,000	100 bps	3/09	25,880
Column (2)	150,000	144,475	85-135 bps	3/11	261,981

(1)
In February 2009 the $15,000,000 asset specific repurchase agreement was terminated and the asset which was subject to this repurchase agreement was added to the multiple loan asset repurchase agreement.  The multiple loan asset repurchase agreement was modified to provide that the interest rate, maturity date and advance rate, with respect to the asset added to the multiple loan asset repurchase facility, would remain as it was under the specific repurchase agreement.   The Company may extend the facility for up to two one-year periods.

(2)	Interest rate is based on type of loan asset or loan security for which financing is provided. Weighted average interest rate on the Column repurchase facility at December 31, 2008 was 1.49%.
(3)	Collateral carrying value equals face value less discounts, unrealized losses and other than temporary impairment losses plus premiums and unrealized gains.

Concord utilizes interest rate swaps to manage interest rate risk. At December 31, 2008, Concord had $203,300,000 of notional amounts of hedges. The three counterparties of these arrangements are Credit Suisse International, KeyBank National Association and Bear Stearns Capital Management. Concord is exposed to credit risk in the event of non-performance by these counterparties.

CDO-1 Loan Assets and Loan Securities

Concord reduced its note payable under CDO-1 from $376,650,000 at December 31, 2007 to $347,525,000 at December 31, 2008 due to the repurchase of $29,125,000 in face value of its CDO-1 debt for $13,110,000.  Concord has retained an equity and junior debt interest in the portfolio with a notional amount of approximately $117,475,000.

The financing through CDO-1 enhanced Concord’s return on the loan assets and loan securities held in CDO-1 as the weighted average interest rate on the loan assets and loan securities held in CDO-1 at December 31, 2008 was 3.96% and the weighted average interest rate on the amount payable by Concord on its notes at December 31, 2008 was 0.95%.  Accordingly, assuming loan assets and loan securities are paid in accordance with their terms, Concord retains an average spread of the difference between the interest received on the loan assets and loan securities and the interest paid on notes payable.

CDO-1 loan assets, loan securities and note obligations at December 31, 2008 are summarized below (in thousands):

CDO-1 Loan Assets and Loan Securities December 31, 2008				CDO-1 Notes Payable December 31, 2008
Date Closed	Par Value of CDO Collateral (2)	Weighted Average Interest Rate	Weighted Average Life (years)	Outstanding CDO Notes (1)	Weighted Average Interest Rate	Stated Maturity	Net Collateral Value

12/21/06	$464,744	3.96%	2.81	$347,525	0.95%	12/2016	$ 117,475

(1)	Includes only notes held by third parties.
(2)	Consists of loan assets with a par value of $336,000 and loan securities with a par value of $128,744.

The following tables set forth the aggregate carrying values, allocation by loan type and weighted average coupons of the loan assets and loan securities held in CDO-1 as of December 31, 2008 (in thousands):

	Par Value	Carrying Value (1)	Allocation by Investment Type	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR

Whole loans, floating rate	$20,000	$20,000	4.31%	-	195 bps
Whole loans, fixed rate	30,267	30,140	6.51%	6.36%	-
Subordinate interests in whole loans, floating rate	108,864	108,847	23.42%	-	292 bps
Subordinate interests in whole loans, fixed rate	27,451	25,082	5.91%	7.45%	-
Mezzanine loans, floating rate	81,410	81,410	17.52%	-	218bps
Mezzanine loans, fixed rate	68,008	65,938	14.63%	6.99%	-
Loan securities, floating rate	106,368	75,240	22.89%	-	195 bps
Loan securities, fixed rate	22,376	12,713	4.81%	5.87%	-

Total/Average	$464,744	$419,370	100.00%	6.78%	227 bps

(1)	Net of discounts of $6,521 and unfunded commitments of $0.

Loan Position	Property Type	City	State	Par Value	Fixed or Float	Rate to Concord	Maturity Date	Extension Options

Whole Loan	Office	Phoenix	AZ	$ 20,000	Float	LIBOR + 1.95%	10/11/2009	2-1 yr options
Whole Loan	Office	Rochester	NY	6,300	Fixed	6.40%	3/1/2011	None
Whole Loan	Industrial	Phoenix	AZ	23,967	Fixed	6.35%	11/15/2016	None
B-Note	Hotel	Tucson	AZ	35,000	Float	LIBOR + 2.35%	8/9/2009	2-1 yr options
B-Note	Hotel	Beverly Hills	CA	33,000	Float	LIBOR + 2.75%	8/9/2009	2-1 yr options
B-Note	Hotel	Englewood	CO	9,000	Float	LIBOR + 2.0%	3/8/2010	2-1 yr options
B-Note	Mixed Use	Various	CO	17,264	Float	LIBOR + 2.85%	11/11/2009	2-1 yr options
B-Note	Office	Farmers Branch	TX	15,000	Fixed	8.59%	6/6/2016	None
B-Note	Office	Dallas	TX	14,600	Float	LIBOR + 1.77%	3/11/2009	3-1 yr options
B-Note	Office	Atlanta	GA	12,451	Fixed	6.08%	6/11/2010	None
Mezzanine	Hotel	New York	NY	20,900	Float	LIBOR + 2.50%	7/12/2010	1-1 yr option
Mezzanine	Hotel	New York	NY	5,518	Float	LIBOR + 2.50%	7/12/2010	1-1 yr option
Mezzanine	Multifamily	New York	NY	8,333	Fixed	5.88%	12/8/2016	None
Mezzanine	Multifamily	New York	NY	15,101	Fixed	5.88%	12/8/2016	None
Mezzanine	Office	New York	NY	5,150	Fixed	6.28%	3/1/2012	None
Mezzanine	Office	Somers	NY	20,000	Float	LIBOR + 4.25%	6/10/2009	2-1 yr options
Mezzanine	Office	Various	Various	19,993	Float	LIBOR + 1.50%	10/11/2009	2-1 yr options
Mezzanine	Office	Islandia	NY	16,924	Fixed	8.53%	8/6/2016	None
Mezzanine	Office	Honolulu	HI	11,000	Fixed	7.89%	9/1/2016	None
Mezzanine	Office	New York	NY	10,000	Fixed	5.91%	5/11/2020	None
Mezzanine	Office	Cerritos	NY	1,500	Fixed	10.00%	1/5/2017	None
Mezzanine	Retail	Various	Various	11,690	Float	LIBOR + 1.75%	8/10/2009	1-1 yr options
Mezzanine	Retail	Various	Various	3,309	Float	LIBOR + 1.75%	8/10/2009	1-1 yr options
			Total	$ 336,000

CDO-1 loan assets were diversified by industry as follows at December 31, 2008:

Industry	% of Par Value
Hospitality	30.78%
Office	45.52%
Mixed Use	5.14%
Retail	4.46%
Industrial	7.13%
Multi-family	6.97%
100.00%

The following table sets forth the maturity dates for the loan assets held in CDO-1 at December 31, 2008 (in thousands):

Year of Maturity (1)	Number of Loan Assets Maturity	Carrying Value	% of Total

2009	9	$174,840	52.76%
2010	4	46,890	14.15%
2011	1	6,300	1.90%
2012	1	5,045	1.52%
2013 and thereafter	8	98,342	29.67%

Total	23	$331,417	100.00%

(1)
Weighted average maturity is 3.0 years. The calculation of weighted average maturity is based upon the remaining initial term and does not take into account any maturity extension periods or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower.

The following table sets forth the maturity dates, assuming remaining extensions are exercised by the applicable borrower, for the loan assets held in CDO-1 at December 31, 2008 (in thousands):

Year of Maturity (1)	Number of Loan Assets Maturing	Carrying Value	% of Total

2009	-	-	-
2010	3	26,472	7.99%
2011	9	177,963	53.70%
2012	3	28,640	8.64%
2013 and thereafter	8	98,342	29.67%

Total	23	$331,417	100.00%

(1)	Weighted average maturity is 3.9 years. The calculation of weighted average maturity is based upon the remaining initial term and the exercise of any extension options available to the borrower.

The following tables set forth a summary of the loan securities held in CDO-1 at December 31, 2008 (in thousands):

Description	Par Value	Amortized Cost	Gross Unrealized Loss	Realized Loss	Carrying Value

Fixed rate	$22,376	$20,481	$-	$(7,768)	$12,713
Floating rate	106,368	106,325	(30)	(31,055)	75,240
Total	$128,744	$126,806	$(30)	$(38,823)	$87,953

				Ratings (1) (2)
Position-Loan	Asset Type	Certificate Class	Par Value	Moody’s	S&P	Fitch	Coupon

CSMC 2006 TF2A	Bond	H	$ 9,000	Baa1	BBB+	BBB+	LIBOR + 0.65
CSMC 2007 TFLA	Bond	K	2,000	Ba2	BB+	-	LIBOR + 1.05
BSCMS 2007 BBA8	Bond	K	6,500	Baa3	BBB-	-	LIBOR + 1.20
MSC 2007 XFLA	Bond	K	10,000	-	BBB-	BB	LIBOR + 1.25
WBCMT 2007 WHL8	Bond	L	3,800	-	BBB-	BBB-/*-	LIBOR + 1.75
BSCMS 2006 BBA7	Bond	K	4,786	-	BBB-	BBB-	LIBOR + 1.70
COMM 2005 FL11	Bond	L	10,918	-	BBB-/*-	BBB-/*-	LIBOR + 2.25
CSMC 2007 TFLA	Bond	L	3,500	B2	BB	-	LIBOR + 1.90
G Force CDO 2006	Bond	J	11,000	-	CCC-	B-	5.6%
LBFRC 06 LLFA	Bond	L	9,393	-	B-/*-	B	LIBOR + 1.70
BALL 2004 BBA4	Bond	K	7,000	-	B+	B	LIBOR + 3.10
BSCMS 2004 BA5A	Bond	K	13,000	-	B+	BBB-	LIBOR + 3.25
CSMC 2006 TF2A	Rake Bond	ARGB	5,500	Baa3	BB	BB-	LIBOR + 1.30
BACM 2005 6	Rake Bond	KCE	11,376	-	BBB	-	6.129%
GCCFC 2006 FL4A	Rake Bond	N-MET	2,151	-	-	BBB	LIBOR + 1.15
GSMS 2007 EOP	Rake Bond	K	2,000	-	BBB	BBB-	LIBOR + 1.05
GCCFC 2006 FL4A	Rake Bond	O-MET	4,812	-	-	BBB-	LIBOR + 1.35
GSMS 2007 EOP	Rake Bond	L	10,000	-	BB+	BB+	LIBOR + 1.30
GCCFC 2006 FL4A	Rake Bond	N-WSC	1,211	-	A-/*-	-	LIBOR + 0.75
GCCFC 2006 FL4A	Rake Bond	P-WSC	797	-	BB+/*-	-	LIBOR + 1.60
		Total	$ 128,744

(1)	(-) indicates that the agency has not published a rating for this security.
(2)	(*) indicates that the loan security is on credit watch.

Non CDO-1 Loan Assets and Loan Securities

The following tables set forth the aggregate carrying values, allocation by investment type and weighted average yields of loan assets and loan securities held by Concord outside of CDO-1 as of December 31, 2008 (in thousands):

	Par Value	Carrying Value (1)	Allocation by Investment Type	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole loans, floating rate	$109,172	$105,172	16.93%	-	182 bps
Whole loans, fixed rate	39,900	30,000	6.19%	9.15%	-
Subordinate interests in whole loans, floating rate	148,645	144,577	23.05%	-	216 bps
Subordinate interests in whole loans, fixed rate	15,750	14,291	2.44%	8.63%	-
Mezzanine loans, floating rate	190,334	188,621	29.52%	-	215 bps
Mezzanine loans, fixed rate	65,702	54,098	10.19%	8.35%	-
Loan securities, floating rate	75,364	30,538	11.68%	-	141 bps
Loan loss allowance	-	(5,032)	-	-	-

Total/Average	$644,867	$562,265	100.00%	8.65%	198 bps

(1)	Net of discounts of $6,999, loan loss allowance of $31,053, impairment charges of $44,670, and a positive mark to market adjustment of $120.

Loan Position	Property Type	City	State	Par Value	Fixed or Float	Rate to Concord	Maturity Date	Extension Options

Whole Loan (1)	Hotel	Palm Beach	FL	$ 19,000	Fixed	12%	6/30/2009	1-1 yr option
Whole Loan (2)	Multifamily	Columbus	OH	20,900	Fixed	6.56%	11/21/2011	None
Whole Loan	Office	San Francisco	CA	41,600	Float	LIBOR + 1.59%	1/9/2010	2-1 yr options
Whole Loan (3)	Office	San Francisco	CA	30,353	Float	LIBOR + 1.59%	1/9/2010	2-1 yr options
Whole Loan (4)	Office	Fort Lee	NJ	28,000	Float	LIBOR + 2.50%	3/9/2009	3-1 yr options
Whole Loan	Office	Phoenix	AZ	9,219	Float	LIBOR + 1.50%	11/9/2009	2-1 yr options
B-Note	Hotel	New York	NY	30,700	Float	LIBOR + 2.0%	11/9/2009	2-1 yr options
B-Note	Hotel	New York	NY	30,000	Float	LIBOR + 2.0%	11/9/2009	2-1 yr options
B-Note	Hotel	Various	Various	13,448	Float	LIBOR + 2.15%	11/9/2009	2-1 yr options
B-Note	Hotel	Honolulu	HI	6,452	Float	LIBOR + 1.88%	10/1/2009	2-1 yr options
B-Note	Office	Greenwich	CT	26,000	Float	LIBOR + 2.85%	3/9/2009	3-1 yr options
B-Note	Office	Farmers Branch	TX	15,750	Fixed	8.59%	6/6/2016	None
B-Note	Office	Houston	TX	15,000	Float	LIBOR + 1.75%	7/1/2009	2-1 yr options
B-Note	Office	New York	NY	15,000	Float	LIBOR + 1.51%	11/1/2009	2-1 yr options
B-Note (5)	Office	Dallas	TX	2,182	Float	LIBOR + 1.77%	3/11/2009	3-1 yr options
B-Note (6)	Office	San Antonio	TX	9,413	Float	LIBOR + 3.25%	1/10/2009	3-1 yr options
C-Note (6)	Office	San Antonio	TX	450	Float	LIBOR + 3.25%	1/10/2009	3-1 yr options
Mezzanine	Hotel	New York	NY	71,530	Float	LIBOR + 1.85%	2/1/2010	2-1 yr options
Mezzanine	Hotel	Various	Various	50,000	Float	LIBOR + 2.25%	5/9/2012	None
Mezzanine	Hotel	New York	NY	6,082	Float	LIBOR + 2.50%	7/12/2010	1-1 yr option
Mezzanine	Hotel	Various	Various	5,499	Float	LIBOR + 1.55%	5/12/2009	2-1 yr option
Mezzanine	Hotel	Catalina	AZ	4,515	Fixed	14.00%	1/1/2013	None
Mezzanine	Industrial	Shirley	NY	1,500	Fixed	12.00%	5/1/2016	None
Mezzanine	Mixed Use	New York	NY	3,501	Fixed	6.79%	7/11/2017	None
Mezzanine	Multifamily	Various	Various	20,000	Float	LIBOR + 1.23%	7/9/2009	3-1 yr options
Mezzanine	Multifamily	Meriden	CT	3,500	Fixed	12.00%	2/1/2012	None
Mezzanine	Multifamily	Albuquerque	NM	1,466	Fixed	12.50%	11/1/2009	None
Mezzanine	Multifamily	New York	NY	1,565	Fixed	5.88%	12/8/2016	None
Mezzanine	Office	New York	NY	20,000	Fixed	6.28%	3/1/2012	None
Mezzanine	Office	New York	NY	17,000	Fixed	6.50%	2/1/2017	None
Mezzanine	Office	Dallas	TX	7,637	Fixed	11.04%	9/8/2010	None
Mezzanine	Office	Various	CA	7,223	Float	LIBOR + 2.55%	1/9/2010	2-1 yr options
Mezzanine	Office	East Hartford	CT	1,900	Fixed	12.00%	10/1/2016	None
Mezzanine	Office	Clifton	NJ	3,118	Fixed	10.96%	12/6/2013	None
Mezzanine	Mixed Use	Pasadena	CA	30,000	Float	LIBOR + 3.25%	2/9/2010	None
			Total	$ 569,503

(1)
Concord entered into an agreement with the borrower which provides for interest from September 2008 through December 2008 to accrue and Concord received additional collateral.  Loan is in default and Concord has commenced foreclosure proceedings.

(2)	Loan is in default. A receiver has been appointed with respect to the properties and Concord is proceeding with an action to foreclose on the properties.
(3)	Par value does not include future funding requirements of $3,147 which is subject to satisfaction of certain conditions by the borrower.
(4)	Property is currently 100% vacant.
(5)	Par value does not include future funding requirements of $8,718 which is subject to satisfaction of certain conditions by the borrower.
(6)	Loan matured on January 10, 2009. Borrower continues to make monthly debt service payments and is currently negotiating with the servicer of the loan to extend the term.

Concord’s non CDO-1 loan assets were diversified by industry as follows at December 31, 2008:

Industry	% of Par Value

Hospitality	41.65%
Office	43.88%
Mixed Use	5.88%
Retail	-
Industrial	0.26%
Multi-family	8.33%
100.00%

The following table sets forth the maturity dates, assuming no remaining extensions are exercised by the applicable borrower, for Concord’s non CDO-1 loan assets:

Year of Maturity (1)	Number of Loan Assets Maturing	Carrying Value (in thousands)	% of Total

2009	18	$254,355	47.84%
2010	5	154,164	28.98%
2011	1	16,000	3.01%
2012	3	70,576	13.27%
2013 and thereafter	8	41,664	7.84%
Loan loss allowance		(5,032)	(0.94)%
Total	35	$531,727	100.00%

(1)
The calculation of weighted average maturity of 1.7 years is based upon the remaining initial term and does not take into account any maturity extension periods or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower.

The following table sets forth the maturity dates, assuming all remaining extensions are exercised, for Concord’s non CDO-1 loan assets:

Year of Maturity (1)	Number of Loan Assets Maturing	Carrying Value (in thousands)	% of Total

2009	1	1,438	0.27%
2010	3	48,711	9.16%
2011	10	147,388	27.72%
2012	13	297,558	55.95%
2013 and thereafter	8	41,664	7.84%
Loan loss allowance		(5,032)	(0.94)%
Total	35	$531,727	100.00%

(1)	The calculation of weighted average maturity of 3.2 years is based upon the remaining term, assuming the exercise of all extension options available to the borrower.

The following tables summarize Concord’s non CDO-1 loan securities at December 31, 2008 (in thousands):

Description	Par Value	Amortized Cost	Gross Unrealized Gain	Impairment Loss	Carrying Value
Floating rate	$75,364	$75,088	$120	$(44,670)	$30,538

				Ratings (1) (2)
Position-Loan	Asset Type	Certificate Class	Face Value	Moody’s	S&P	Fitch	Coupon

CBRE 2007-1A	Bond	F	$ 12,500	Baa1	BBB-	BBB+	3M L + 1.10
NEWCA 2006 8A	Bond	8	11,500	Baa1	-	BBB+	LIBOR + 1.45
WBCMT 2007 WHL8	Bond	K	5,197	-	BBB	BBB/*-	LIBOR + 1.25
WBCMT 2007 WHL8	Bond	L	8,703	-	BBB-	BBB-/*-	LIBOR + 1.75
CSMC 2007 TFLA	Bond	L	1,500	B2	BB	-	LIBOR + 1.90
MSC 2006 XLF	Bond	M	14,246	-	D	B-	LIBOR + 1.65
GCCFC 2006 FL4A	Rake Bond	N-2600	1,381	-	-	BB+	LIBOR + 0.65
GCCFC 2006 FL4A	Rake Bond	O-2600	1,966	-	-	BB	LIBOR + 0.80
GCCFC 2006 FL4A	Rake Bond	N-PDS	1,094	-	BBB+	-	LIBOR + 1.10
GCCFC 2006 FL4A	Rake Bond	P-2600	1,303	-	-	BB	LIBOR + 1.40
GCCFC 2006 FL4A	Rake Bond	N-MON	1,133	-	B	-	LIBOR + 1.40
GCCFC 2006 FL4A	Rake Bond	O-WSC	1,063	-	BBB/*-	-	LIBOR + 1.30
GCCFC 2006 FL4A	Rake Bond	N-SCR	894	-	-	BBB	LIBOR + 1.40
GCCFC 2006 FL4A	Rake Bond	Q-2600	1,714	-	-	BB-	LIBOR + 1.60
WBCMT 2007 WHL8	Rake Bond	MH2	3,200	-	BB	-	LIBOR + 1.05
GCCFC 2006 FL4A	Rake Bond	O-MON	1,474	-	B-	-	LIBOR + 1.60
GCCFC 2006 FL4A	Rake Bond	O-PDS	1,077	-	BBB-	-	LIBOR + 1.60
GCCFC 2006 FL4A	Rake Bond	O-MET	1,784	-	-	BBB-	LIBOR + 1.35
GCCFC 2006 FL4A	Rake Bond	N-NZH	2,257	-	-	BB-	LIBOR + 1.60
GCCFC 2006 FL4A	Rake Bond	O-SCR	1,378	-	-	BBB-	LIBOR + 1.60
		Total	$ 75,364

(1)	(-) indicates that the agency has not published a rating for this security.
(2)	(*) indicates that the loan security is on credit watch.

Critical Accounting Policies and Estimates

Impairment

We routinely evaluate the carrying value of our operating properties, loan assets, loan securities and investments.  We evaluate the need for an impairment loss on a real estate asset when indicators of impairment are present and the projected undiscounted cash flows from the asset are not sufficient to recover the asset’s carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The projection of cash flows used in the impairment evaluation involves significant judgment by management.

In December 2008 we recorded a $2,100,000 impairment on our Andover, Massachusetts property as a result of indications from our existing tenant that it will not renew its lease, due to expire in December 2009.  There were no property impairments recorded for the years ended December 31, 2007 and 2006.

We also invest in mezzanine loans.  In connection with these mezzanine loans, we may also acquire an ownership interest in the borrower that allows us to participate in a percentage of the underlying property’s cash flow from operations as well as proceeds from a sale or refinancing.  At the inception of each such investment, management determines whether such investment should be accounted for as a loan, preferred equity, venture or as real estate.  This requires management judgment in evaluating the substance of the investment.  The loan classification impacts the timing and amount of income recognized from the investment.  We currently classify all of our mezzanine loans, where we also acquire an ownership interest in the borrower and receive a preferred return as preferred equity investments.  During 2008, an other-than-temporary impairment was recorded on our mezzanine investment on our Lansing, Michigan property. Additionally, we recorded an other-than-temporary impairment on our mezzanine investments on a three building suburban office complex in Schaumburg, Illinois.  Determining whether a mezzanine investment is other-than-temporarily impaired requires significant judgment. This evaluation includes consideration of the length of time and extent to which the fair value of an investment has been less than its cost basis, our intent and ability to hold the mezzanine investments until a forecasted recovery in value and the collateral underlying the mezzanine investments.  As a result of this other-than temporary impairment, we recognized a loss from preferred equity investments of $7,513,000. There were no other-than-temporary impairments recorded on our preferred equity investments for the years ended December 31, 2007 and 2006.

In addition, our loan assets are periodically evaluated for possible impairment in order to determine whether it is necessary to establish a loan loss allowance.  In some instances, if a borrower is experiencing difficulties making loan payments, we may assist the borrower to address the problems, which could include extending the loan term, making additional advances, or reducing required payments.  A loan is considered to be impaired when, based on current information and events, it is probable that the Trust will be unable to collect all amounts due according to the existing contractual terms of the loan.  Impairment is then measured based on the present value of expected future cash flows or if the loan is collateral dependent, the fair value of the collateral.  When a loan is considered to be impaired, the Trust will establish an allowance for loan losses and record a corresponding charge to earnings.  Significant judgments are required in determining impairment.  The Trust does not record interest income on impaired loans.  Any cash receipts on impaired loans are recorded as a recovery reducing the allowance for loan losses.  During 2008 the Trust recorded a $1,179,000 provision for loss on loans receivable related to four of its loans.  The Trust recorded a provision for loss on loans receivable of $1,266,000 and $0 for the years ended December 31, 2007 and 2006, respectively.

We invest in REIT Securities which are classified as available for sale securities.  A decline in the market value of any available-for-sale marketable security below its cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value.  The impairment is charged to operations and a new cost basis for the security is established.  The determination of whether an available-for-sale marketable security is other-than-temporarily impaired requires significant judgment and requires consideration of available quantitative and qualitative evidence in evaluating the potential impairment.  Factors evaluated to determine whether the investment is other-than-temporarily impaired include: significant deterioration in the issuer’s earnings performance, credit rating, asset quality, business prospects of the issuer, adverse changes in the general market conditions in which the issuer operates, length of time that the fair value has been below our cost, our expected future cash flows from the security and our intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.  Judgments associated with these factors are subject to future market and economic conditions, which could differ from our assessment.  During 2008 and 2007, we determined that certain securities had sustained other-than-temporary impairments and, as a result, we recognized impairment losses of $207,000 and $18,218,000, respectively.  There were no impairment losses recorded for the year ended December 31, 2006.

Our equity and venture investments are reviewed for impairment, periodically, if events or circumstances change indicating that the carrying amount of our investments may not be recoverable.  The ultimate realization of our equity investments is dependent on a number of factors including the performance of each investment and market conditions.  In December 2008 we recorded an impairment loss of $36,543,000 related to our investment in Lex-Win Concord.

Finally, estimates are used when accounting for the allowance for contingent liabilities and other commitments.  Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as regulators.  All of the estimates and evaluations are susceptible to change and actual results could differ from the estimates and evaluations.

Variable Interest Entities

The Trust has evaluated its loans and investments to determine whether they are variable interests in a variable interest entity (“VIE”).  Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities” (“FIN 46R”) requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that incurs a majority of the VIE’s anticipated losses and/or a majority of its expected returns.

In December 2008 the Company adopted FASB Staff Position FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities ("FSP FAS 140-4 and FIN46R-8").  Among other things, FSP FAS 140-4 and FIN46R-8 require enhanced disclosures with respect to variable interest entities to provide financial statement users with an understanding of the significant judgments and assumptions made by the Company in its determination of whether it must consolidate variable interest entities.

At December 31, 2008 we have identified six convertible mezzanine loans related to the Marc Realty portfolio to be variable interests in a VIE.  We have determined that we are not the primary beneificary of the underlying borrowing entities of these six mezzanine loans as we do not anticipate absorbing a majority of the expected losses due to our preferred return position.  These loans, with a carrying value of $5,522,000 net of other-than-temporary impairment losses of $4,926,000, are accounted for as preferred equity in our consolidated balance sheet.

Recently Issued Accounting Standards

See “Item 8. Financial Statements - Note 2.”

ITEM 7A – QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We have exposure to fluctuations in market interest rates.  Market interest rates are highly sensitive to many factors beyond our control.  Various financial vehicles exist which would allow management to mitigate the potential negative effects of interest rate fluctuations on our cash flow and earnings.

Our liabilities include both fixed and variable rate debt.  As discussed in ITEM 7 – Management’s Discussion and Analysis of Financial Conditions and Results of Operations, we seek to limit our risk to interest rate fluctuations through match financing on our loan assets and loan securities as well as through hedging transactions.  In this regard, we entered into the following agreements:

•
An interest rate swap with a $40,000,000 notional amount that effectively converted the interest rate on that portion of principal of our note payable to KeyBank from a floating rate equal to LIBOR plus 1.75% to a fixed rate of 5.80%.  We made a $40,000,000 prepayment on KeyBank’s floating rate debt during the second quarter of 2007.  As a result, we settled a portion of the existing interest rate swap with a notional amount of $14,000,000 for $366,000, resulting in an unrealized gain which will be amortized to income over the remaining life of the swap.  The outstanding balance at December 31, 2008 on this loan is approximately $24,983,000.

The fair value of our debt, based on discounted cash flows at the current rate at which similar loans would be made to borrowers with similar credit ratings for the remaining term of such debt, exceeded its carrying value by $633,000 at December 31, 2008 and was less than its carrying value by $1,101,000 at December 31, 2007.

The following table shows what the annual effect a change in the LIBOR rate would have on interest expense based upon the unhedged balances in variable rate debt at December 31, 2008 (in thousands):

	Change in LIBOR(2)
	-0.43625%	1%	2%	3%

Change in consolidated interest expense	$(84)	$193	$386	$579
Pro-rata share of change in interest expense of debt on non-consolidated entities (1)	(1,014)	2,324	4,649	6,973
Non-controlling interest share	16	(38)	(76)	(114)
(Increase) decrease in net income	$(1,082)	$2,479	$4,959	$7,438

(1)	Represents our pro-rata share of a change in interest expense in our equity investment – Concord.
(2)	The one month LIBOR rate at December 31, 2008 was 0.43625%.

We believe that due to our significant investment in a non-consolidated entity (Concord), the presentation of our pro-rata share of a change in interest expense from this entity is important to fully understand our exposure to fluctuations in interest rates.

We may utilize various financial instruments to mitigate the potential negative impact of interest rate fluctuations on our cash flows and earnings, including hedging strategies, depending on our analysis of the interest rate environment and the costs and risks of such strategies.  In addition, as of December 31, 2008 our pro-rata share of Lex-Win Concord’s variable rate mortgage loan assets and loan securities with a face value aggregating $420,079,000 partially mitigate our exposure to change in interest rates.

Market Value Risk

Our hedge transactions using derivative instruments also involve certain additional risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract.  The three counterparties of these arrangements are Credit Suisse International, KeyBank National Association and Bear Stearns Capital Management.  We do not anticipate that any of these counterparties will fail to meet their obligations.  There can be no assurance that we will adequately protect against the foregoing risks and that we will ultimately realize an economic benefit that exceeds the related assets incurred in connection with engaging in such hedging strategies.

ITEM 8 – FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Page

Reports of Independent Registered Public Accounting Firm	37-38

Consolidated Balance Sheets as of December 31, 2008 and 2007	39

Consolidated Statements of Operations and Comprehensive Income for the Years Ended December 31, 2008, 2007 and 2006	40

Consolidated Statements of Equity for the Years Ended December 31, 2008, 2007 and 2006	41

Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	42-43

Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Winthrop Realty Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Winthrop Realty Trust and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and the financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits in 2008 and 2007.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests as of January 1, 2009 (Note 2).

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We also have audited the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company's Common Shares of Beneficial Interest and the adjustments to the 2006 statements for the change in accounting for non-controlling interests, as described in Note 2.  In our opinion, such adjustments are appropriate and have been properly applied.  We were not engaged to audit, review or apply any procedures to the 2006 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2006 financial statements taken as a whole.

/s/ Pricewaterhouse Coopers LLP
Boston, Massachusetts
March 16, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 2), as to which the date is August 26, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Winthrop Realty Trust
Boston, Massachusetts

We have audited, before the effects of the adjustments to retrospectively apply the reverse stock split and the provisions of Statement of Financial Accounting Standards No. 160 as discussed in Note 2 to the accompanying consolidated financial statements, the consolidated statements of operations and comprehensive income, equity, and cash flows of Winthrop Realty Trust and subsidiaries (the “Trust”) (formerly known as First Union Real Estate Equity and Mortgage Investments) for the year ended December 31, 2006 (the 2006 consolidated statements of operations and comprehensive income, equity, and cash flows before the effects of the adjustments discussed in Note 2 to the consolidated financial statements are not presented herein).  These financial statements are the responsibility of the Trust’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Winthrop Realty Trust and subsidiaries for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America, before the effects of the adjustments to retrospectively apply the reverse stock split and the provisions of Statement of Financial Accounting Standards No. 160 as discussed in Note 2 to such consolidated financial statements,.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the reverse stock split and the provisions of Statement of Financial Accounting Standards No. 160 as discussed in Note 2 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 16, 2007
(October 2, 2007, as to the restatement as discussed in Note 24)

WINTHROP REALTY TRUST
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2008	2007
ASSETS
Investments in real estate, at cost
Land	$21,344	$21,325
Buildings and improvements	246,362	244,965
	267,706	266,290
Less: accumulated depreciation	(25,901)	(19,214)
Investments in real estate, net	241,805	247,076

Cash and cash equivalents	59,238	36,654
Restricted cash held in escrows	14,353	5,978
Mortgage-backed securities available for sale pledged under repurchase agreements	-	78,141
Loans receivable, net of reserve of $2,445 and $1,266, respectively	22,876	12,496
Accounts receivable, net of reserve of $225 and $163, respectively	14,028	20,835
Securities carried at fair value	36,516	-
Available for sale securities, net	184	51,804
Preferred equity investment	50,624	74,573
Equity investments	92,202	179,475
Lease intangibles, net	25,929	31,964
Deferred financing costs, net	3,218	5,309
Assets of discontinued operations	-	1,112
Deposit for purchase of Series B-1 Preferred Shares	17,081	-
Other assets	40	30
TOTAL ASSETS	$578,094	$745,447

LIABILITIES
Mortgage loans payable	$229,737	$236,925
Repurchase agreements	-	75,175
Series B-1 Cumulative Convertible Redeemable Preferred Shares, $25 per share liquidation preference; 2,413,105 and 3,930,657 shares authorized and outstanding at December 31, 2008 and 2007, respectively	60,328	98,266
Note payable	9,800	-
Accounts payable and accrued liabilities	8,596	12,046
Dividends payable	5,934	16,242
Deferred income	795	-
Below market lease intangibles, net	3,696	5,021
TOTAL LIABILITIES	318,886	443,675

COMMITMENTS AND CONTINGENCIES

EQUITY
Winthrop Realty Trust Shareholders’ Equity:
Common shares, $1 par, unlimited shares authorized; 15,754,495 and 13,258,367 issued and outstanding in 2008 and 2007, respectively	15,754	66,292
Additional paid-in capital	460,956	358,145
Accumulated distributions in excess of net income	(213,284)	(124,553)
Accumulated other comprehensive loss	(15,176)	(8,090)
Total Winthrop Realty Trust Shareholders’ Equity	248,250	291,794
Non-controlling interests	10,958	9,978
Total Equity	259,208	301,772

TOTAL LIABILITIES AND EQUITY	$578,094	$745,447

See Notes to Consolidated Financial Statements.

WINTHROP REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Years Ended December 31,
	2008	2007	2006
Revenue
Rents and reimbursements	$43,342	$40,485	$38,837
Interest and dividends	2,448	10,829	14,035
	45,790	51,314	52,872
Expenses
Property operating	7,407	5,851	4,054
Real estate taxes	2,549	2,139	1,879
Depreciation and amortization	12,094	12,688	11,216
Interest	22,278	31,477	31,059
Impairment loss on investments in real estate	2,100	-	-
Impairment loss on available for sale securities	207	18,218	-
Provision for loss on loan receivable	1,179	1,266	-
State and local taxes	330	417	238
General and administrative	6,887	8,342	2,682
	55,031	80,398	51,128
Other income (loss)
Earnings (loss) from preferred equity investments	(1,645)	11,836	6,849
Equity in (loss) earnings of equity investments	(69,310)	3,647	8,569
Gain on sale of available for sale securities	1,580	10,187	8,130
Gain on sale of mortgage-backed securities	454	-	-
Unrealized gain on securities carried at fair value	24	-	-
Gain on sale of other assets	24	1,997	-
Gain (loss) on early extinguishment of debt	6,284	(369)	(647)
Interest income	1,670	3,149	1,630
Gain on exchange of equity investment	-	-	9,285
Assignment of exclusivity agreement – net lease assets	-	-	9,500
Other income	499	700	530
	(60,420)	31,147	43,846

Consolidated income (loss) from continuing operations	(69,661)	2,063	45,590

Discontinued operations
Income from discontinued operations	161	996	110
Gain on sale of real estate	1,807	-	-
Income from discontinued operations	1,968	996	110
Consolidated net income (loss)	(67,693)	3,059	45,700

Income attributable to non-controlling interests	(483)	(578)	(2,764)
Net income (loss) attributable to Winthrop Realty Trust	$(68,176)	$2,481	$42,936

Comprehensive income (loss)
Net income (loss)	$(67,693)	$3,059	$45,700
Change in unrealized gain (loss) on available for sale securities	1,662	(19,704)	6,115
Change in unrealized gain on mortgage-backed securities	190	1,250	406
Change in unrealized loss on interest rate derivative	(743)	(1,553)	(269)
Change in unrealized gain (loss) from equity investments	(6,137)	(8,390)	-
Less reclassification adjustment included in net income	(2,058)	15,270	(8,130)
Comprehensive income (loss)	$(74,779)	$(10,068)	$43,822

Per Common Share Data – Basic:
Income (loss) from continuing operations attributable to Winthrop Realty Trust	$(4.72)	$0.11	$3.66
Income from discontinued operations attributable to Winthrop Realty Trust	0.13	0.08	0.01
Net income (loss) attributable to Winthrop Realty Trust	$(4.59)	$0.19	$3.67

Per Common Share Data – Diluted:
Income (loss) from continuing operations attributable to Winthrop Realty Trust	$(4.72)	$0.11	$3.56
Income from discontinued operations attributable to Winthrop Realty Trust	0.13	0.08	0.01
Net income (loss) attributable to Winthrop Realty Trust	$(4.59)	$0.19	$3.57

Basic Weighted-Average Common Shares	14,866	13,165	9,328

Diluted Weighted-Average Common Shares	14,866	13,178	13,874

Amounts attributable to Winthrop Realty Trust Common Shareholders
Income (loss) from continuing operations	$(70,144)	$1,485	$42,826
Income from discontinued operations	1,968	996	110
Net income (loss)	$(68,176)	$2,481	$42,936

See Notes to Consolidated Financial Statements.

WINTHROP REALTY TRUST
CONSOLIDATED STATEMENTS OF EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In thousands, except per share data)

	Series A Preferred Shares of Beneficial Interest		Common Shares of Beneficial Interest		Additional Paid-In	Accumulated Distributions in Excess of	Accumulated Other Comprehensive	Non-Controlling
	Shares	Amount	Shares	Amount	Capital	Net Income	Income	Intererests	Total

Balance, December 31, 2005	983	$ 23,131	7,116	$ 35,581	$ 221,386	$ (127,407)	$ 6,915	$ 27,527	$ 187,133

Net income attributable to Winthrop Realty Trust	-	-	-	-	-	42,936	-	-	42,936
Net income attributable to non-controlling interests	-	-	-	-	-	-	-	2,764	2,764
Distributions to non-controlling interests	-	-	-	-	-	-	-	(3,486)	(3,486)
Contributions from non-controlling interests	-	-	-	-	-	-	-	3,246	3,246
Dividends paid or accrued on Common
Shares of Beneficial Interest
($1.50 per share)	-	-	-	-	-	(16,069)	-	-	(16,069)
Change in unrealized loss on available for
sale securities, net of reclassification
adjustments for amounts included
in net income	-	-	-	-	-	-	(2,015)	-	(2,015)
Change in unrealized loss on mortgage
backed securities held for sale	-	-	-	-	-	-	406	-	406
Change in unrealized gain on interest rate
derivatives	-	-	-	-	-	-	(269)	-	(269)
Redemption of Series A-1 Preferred
Shares for Common Shares	(983)	(23,131)	968	4,837	18,294	-	-	-	-
Conversion of Series B-1 Preferred
Shares to Common Shares	-	-	11	56	194	-	-	-	250
Issuance of Common Shares in
rights offering	-	-	1,044	5,220	21,902	-	-	-	27,122
Issuance of Common Shares	-	-	3,910	19,550	91,264	-	-	-	110,814
Stock issued under dividend
reinvestment plan	-	-	25	126	679	-	-	-	805
Balance, December 31, 2006	-	-	13,074	65,370	353,719	(100,540)	5,037	30,051	353,637

Cumulative effect, change in accounting
principle	-	-	-	-	-	1,916	-	-	1,916
Net income attributable to Winthrop Realty Trust	-	-	-	-	-	2,481	-	-	2,481
Net income attributable to non-controlling interests	-	-	-	-	-	-	-	578	578
Distributions to non-controlling interests	-	-	-	-	-	-	-	(21,438)	(21,438)
Contributions from non-controlling interests	-	-	-	-	-	-	-	787	787
Dividends paid or accrued on Common
Shares of Beneficial Interest
($02.15 per share)	-	-	-	-	-	(28,410)	-	-	(28,410)
Change in unrealized loss on available for
sale securities, net of reclassification
adjustments for amounts included
in net income	-	-	-	-	-	-	(4,434)	-	(4,434)
Change in unrealized loss on mortgage
backed securities held for sale	-	-	-	-	-	-	1,250	-	1,250
Change in unrealized gain on interest rate
derivatives	-	-	-	-	-	-	(1,553)	-	(1,553)
Change in unrealized loss from
equity investments	-	-	-	-	-	-	(8,390)	-	(8,390)
Conversion of Series B-1 Preferred
Shares to Common Shares	-	-	66	330	1,097	-	-	-	1,427
Stock issued under dividend
reinvestment plan	-	-	118	592	3,329	-	-	-	3,921
Balance, December 31, 2007	-	-	13,258	66,292	358,145	(124,553)	(8,090)	9,978	301,772

Net loss attributable to Winthrop Realty Trust	-	-	-	-	-	(68,176)	-	-	(68,176)
Net income attributable to non-controlling interests	-	-	-	-	-	-	-	483	483
Distributions to non-controlling interests	-	-	-	-	-	-	-	(103)	(103)
Contributions from non-controlling interests	-	-	-	-	-	-	-	600	600
Dividends paid or accrued on Common
Shares of beneficial interest
($1.35 per share)	-	-	-	-	-	(20,555)	-	-	(20,555)
Change in unrealized loss on available for
sale securities, net of reclassification
adjustments for amounts included
in net income	-	-	-	-	-	-	58	-	58
Change in unrealized loss on mortgage
backed securities held for sale	-	-	-	-	-	-	(264)	-	(264)
Change in unrealized gain on interest rate
derivatives	-	-	-	-	-	-	(743)	-	(743)
Change in unrealized loss from
equity investments	-	-	-	-	-	-	(6,137)	-	(6,137)
Effect of the Reverse Split	-	-	-	(63,298)	63,298	-	-	-	-
Partial shares retired due to Reverse Split	-	-	(1)	(5)	(5)	-	-	-	(10)
Purchase and retirement of Common Shares	-	-	(70)	(70)	(860)	-	-	-	(930)
Conversion of Series B-1 Preferred
Shares to Common Shares	-	-	548	2,742	9,190	-	-	-	11,932
Issuance of Common Shares in
rights offer	-	-	1,769	8,845	28,029	-	-	-	36,874
Stock issued under dividend
reinvestment plan	-	-	250	1,248	3,159	-	-	-	4,407
Balance, December 31, 2008	-	$-	15,754	$15,754	$460,956	$(213,284)	$(15,176)	$10,958	$ 259,208

See Notes to Consolidated Financial Statements.

WINTHROP REALTY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net (loss) income	$(67,693)	$3,059	$45,700
Adjustments to reconcile net (loss) income
to net cash provided by operating activities:
Depreciation and amortization (including amortization of deferred financing costs)	8,072	8,086	7,809
Amortization of lease intangibles	5,507	7,673	5,595
Straight-lining of rental income	(1,701)	(1,825)	(1,920)
Earnings of preferred equity investments less than (in excess of) distributions	7,609	(12)	35
Earnings on equity investments less than (in excess of) distributions	76,188	(1,563)	(170)
Restricted cash held in escrows	(318)	(148)	(45)
Gain on assignment of exclusivity agreement	-	-	(9,500)
Gain on sale of available for sale securities	(1,580)	(10,187)	(8,130)
Gain on sale of mortgage-backed securities available for sale	(454)	-	-
Gain on sale of investments in real estate	(1,807)	-	-
Unrealized gain on available for sale securities	(24)	-	-
Gain on sale of equity investment	-	-	(9,285)
Winn-Dixie legal settlement income	-	-	(1,108)
(Gain) loss on early extinguishment of debt	(6,284)	369	126
Impairment loss	2,307	18,218	-
Provision for loss on loan receivable	1,179	1,266	-
Increase in deferred income	795	-	-
Bad debt expense (recovery)	62	71	(22)
Interest receivable on loans	(70)	435	54
Net changes in other operating assets and liabilities	4,084	(3,288)	(1,452)

Net cash provided by operating activities	25,872	22,154	27,687

Cash flows from investing activities
Investments in real estate	(3,901)	(9,716)	(38,749)
Purchase of mortgage-backed securities available for sale	-	-	(23,850)
Proceeds from repayments of mortgage-backed securities available for sale	78,318	38,694	34,352
Investment in equity investments	(14,093)	(98,201)	(96,812)
Investment in preferred equity investments	(4,973)	(17,669)	(1,843)
Return of equity on equity investments	19,041	10,000	-
Return of capital distribution from available for sale securities	-	10,047	-
Proceeds from preferred equity investments	21,273	16,162	7,108
Purchase of available for sale securities	(5,055)	(3,172)	(4,986)
Purchase of securities carried at fair value	(36,896)	-	-
Proceeds from sale of available for sale securities	58,088	24,004	29,831
Proceeds from sale of securities carried at fair value	422	-	-
Decrease in restricted cash held in escrows	(252)	(1,523)	(3,776)
Issuance and acquisition of loans receivable	(24,124)	(9,224)	(22,554)
Collection of loans receivable	12,635	64,360	8,589
Cash proceeds from foreclosure on property	-	1,347	-

Net cash provided by (used in) investing activities	100,483	25,109	(112,690)

(continued on next page)

See Notes to Consolidated Financial Statements.

WINTHROP REALTY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, continued)

	Years Ended December 31,

	2008	2007	2006
Cash flows from financing activities
Borrowings under repurchase agreements	-	-	23,070
Repayment of borrowings under repurchase agreements	(75,175)	(36,736)	(32,875)
Proceeds from mortgage loans payable	875	51,693	89,522
Principal payments of mortgage loans payable	(8,063)	(47,536)	(32,281)
Deposit on Series B-1 Preferred Shares	(17,081)	-	-
Redemption of Series B-1 Preferred Shares	(18,583)	-	-
Restricted cash held in escrows	(5,127)	140	-
Payments of loans payable	-	(30,004)	(21)
Proceeds from note payable	9,800	-	-
Proceeds from revolving line of credit	70,000	-	77,000
Payment of revolving line of credit	(70,000)	-	(93,000)
Deferred financing costs	(392)	(887)	(1,813)
Contribution from non-controlling interests	600	787	3,246
Distribution to non-controlling interests	(103)	(21,438)	(3,486)
Issuance of common shares	-	-	110,814
Issuance of common shares through rights offering	36,874	-	27,122
Issuance of common shares under dividend reinvestment plan	4,407	3,921	805
Purchase and retirement of Common Shares	(930)	-	-
Redemption of common shares through Reverse Split	(10)	-	-
Dividends paid on Series A preferred shares	-	-	(516)
Dividends paid on common shares	(30,863)	(20,012)	(12,139)

Net cash (used in) provided by financing activities	(103,771)	(100,072)	155,448

Net increase (decrease) in cash and cash equivalents	22,584	(52,809)	70,445
Cash and cash equivalents at beginning of year	36,654	89,463	19,018

Cash and cash equivalents at end of year	$59,238	$36,654	$89,463

Supplemental Disclosure of Cash Flow Information
Interest paid	$25,167	$27,056	$28,886

Taxes paid	$189	$513	$667

Supplemental Disclosure on Non-Cash Investing and Financing Activities
Dividends accrued on Common Shares	$5,934	$16,242	$7,844

Redemption of Class A-1 Preferred Shares to Common Shares	$-	$-	$23,131

Conversion of Series B-1 Preferred Shares into Common Shares	$12,339	$1,484	$-

Capital expenditures accrued	$358	$120	$-

Impact of adoption of FIN 48	$-	$1,916	$-

River City foreclosure:
Loan and interest receivable	-	12,082	-
Land	-	(1,149)	-
Buildings and improvements	-	(9,989)	-
Lease intangibles	-	(1,944)	-
Below market lease intangibles	-	1,290	-
Accounts payable and accrued liabilities	-	1,057	-
Net cash provided by foreclosure of River City	$-	$1,347	$-

See Notes to Consolidated Financial Statements.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business

Winthrop Realty Trust  (the “REIT”) is an unincorporated association in the form of a business trust organized in Ohio under a Declaration of Trust dated August 1, 1961, as amended and restated on December 31, 2005, which has as its stated principal business activity the ownership and management of, and lending to, real estate and related investments.

Effective January 1, 2005, the REIT conducts its business through WRT Realty L.P., a Delaware limited partnership (the “Operating Partnership”). The REIT is the sole general partner of, and owns directly and indirectly, 100% of the limited partnership interest in the Operating Partnership. The transfer of the REIT’s assets and liabilities to the Operating Partnership had no effect on the REIT’s financial statements.  All references to the “Trust” refer to the REIT and its consolidated subsidiaries, including the Operating Partnership.

The Trust is engaged in the business of owning real property and real estate related assets which it categorizes into three specific areas:  (i) ownership of operating properties (“operating properties”); (ii) origination and acquisition of loans and debt securities secured directly or indirectly by commercial real property (“loan assets and loan securities”), including collateral mortgage-backed securities and collateral debt obligation securities; and (iii) equity and debt interests in other REITs (“REIT securities”).

2.	Summary of Significant Accounting Policies

Consolidation and Basis of Presentation

The consolidated financial statements represent the consolidated results of the REIT, its wholly-owned taxable REIT subsidiary, WRT-TRS Management Corp. (“TRS”), the Operating Partnership, and wholly-owned subsidiaries and certain partially-owned entities in which the Operating Partnership owns either (i) a controlling interest or (ii) is the primary beneficiary of a variable interest entity.  TRS’ sole asset is a 0.2% ownership interest in the Operating Partnership.

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent liabilities.

Reverse Stock Split

In November 2008 the Trust effected a 1-for-5 reverse stock split (the "Reverse Split") of its Common Shares of Beneficial Interest (“Common Shares”) pursuant to which each of five Common Shares issued and outstanding as of the close of the market on November 28, 2008 were automatically combined into one Common Share, subject to the elimination of fractional shares.  All references to Common Shares outstanding, per Common Share amounts and stock option data have been restated to reflect the effect of the Reverse Split for all periods presented.

Shareholders’ Equity at December 31, 2008 reflects the Reverse Split by reclassifying from Common Shares to Additional Paid-In Capital an amount equal to the par value of the reduced shares resulting from the Reverse Split.  Any fractional shares resulting from the Reverse Split have been redeemed for cash in lieu of shares.

Reclassifications

Certain prior year balances have been reclassified in order to conform to the current year presentation due to the reporting of discontinued operations for assets classified as held for sale in accordance with Statement of Financial Accounting Standard No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” Discontinued operations for the periods presented include the Trust’s property in Biloxi, Mississippi.  The Trust reclassified its St. Louis, Missouri property back into continuing operations, discussed further in Note 18.

Retrospective Adjustments related to Non-Controlling Interests

The consolidated financial statements reflect certain retrospective revisions of prior period amounts, resulting from the adoption and retrospective application of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Non-Controlling Interests in Consolidated Financial Statements, an amendment to ARB 51.” The revisions had no impact on previously reported net income attributable to common shareholders or basic and diluted earnings per share.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective January 1, 2009, we adopted the provisions of SFAS 160, which establishes and expands accounting and reporting standards for entities that have outstanding minority interests which are re-characterized as non-controlling interests in a subsidiary. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated statements of operations and comprehensive income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.  Previously, net income attributable to the non-controlling interest generally was reported as an expense in arriving at consolidated net income.  The adoption of SFAS 160 resulted in (i) the reclassification of minority interests in consolidated subsidiaries to non-controlling interests in consolidated subsidiaries, a component of permanent equity on our consolidated balance sheets, (ii) the reclassification of minority interest expense to net income attributable to non-controlling interests on our consolidated statements of operations and comprehensive income, and (iii) additional disclosure relating to non-controlling interests.

Out of Period Adjustment - 2007

During the fourth quarter of 2007, the Trust determined that there was an error in the amortization period of certain in place lease and above market lease assets.  The Trust determined that the intangible assets were not being properly amortized over the appropriate tenant lease term. Amortization was understated by approximately $1,024,000 for the year ended December 31, 2006 and approximately $256,000 for each of the quarters ended March 31, June 30 and September 30, 2007.  The Trust concluded that the adjustment was not material to any prior period consolidated financial statements, or that the cumulative adjustment was not material to the year ended December 31, 2007. As such, the cumulative effect which totaled approximately $1,792,000 was recorded in the consolidated statement of operations as an out of period adjustment in the fourth quarter of 2007.  The effect of this adjustment for the year ended December 31, 2007 was to decrease income from continuing operations by approximately $1,024,000.  There was no impact on cash flow from operations for the year ended December 31, 2007.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in determining the values of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated interim financial statements and the amounts of revenue and expenses during the reporting period.  The estimates that are particularly susceptible to change relate to management’s estimate of the impairment of real estate, loans and investments in ventures, real estate securities for sale and mortgage-backed securities available for sale.  In addition, estimates are used when accounting for the allowance for doubtful accounts.  All of the estimates and evaluations are susceptible to change and actual results could differ from the estimates and evaluations.

Investments in Real Estate

Real estate assets are stated at historical cost.  Expenditures for repairs and maintenance are expensed as incurred. Significant renovations that extend the useful life of the properties are capitalized.  Depreciation for financial reporting purposes is computed using the straight-line method.  Buildings are depreciated over their estimated useful lives of 40 years, based on the property’s age, overall physical condition, type of construction materials and intended use.  Improvements to the buildings are depreciated over the shorter of the estimated useful life of the improvement or the remaining useful life of the building at the time the improvement is completed.  Tenant improvements are depreciated over the shorter of the estimated useful life of the improvement or the life of the lease of the tenant.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, and identified intangibles such as above and below market leases and acquired in-place leases and customer relationships) and acquired liabilities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” and we allocate purchase price based on these assessments.  We assess fair value based on estimated cash flow projections and utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with SFAS No. 144, “Long-Lived Assets,” real estate investments and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated from the use and eventual disposition of the asset.  If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset.  The Trust recorded impairment charges on its real estate investments of $2,100,000 for the year ended December 31, 2008.  No impairment charges were recorded for the years ended December 31, 2007 and 2006.  Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.  The assets and liabilities are classified separately as discontinued operations in the consolidated balance sheet.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments purchased with maturities of three months or less.  The Trust maintains cash and cash equivalents in financial institutions in excess of insured limits, but believes this risk is mitigated by only investing in or through major financial institutions.  Previously, the Trust reported interest income earned in cash and cash equivalents as revenue.  Commencing in 2007, the Trust determined that it should classify interest income earned on cash and cash equivalents as other income.  Although the Trust believes this interest income was not material to prior periods, the Trust has elected to revise the prior period classification for consistency purposes.

Restricted Cash

Restricted cash in escrow accounts and deposits securing a loan payable include cash reserves for tenant improvements, leasing commissions, real estate taxes and other expenses pursuant to the loan agreements.

Mortgage-Backed Securities

Mortgage-backed securities are designated as available-for-sale and carried at their estimated fair value. Unrealized gains and temporary losses are excluded from earnings and reported in other comprehensive income or loss.  Charges for other than temporary impairments are included in net income.  Interest income is accrued based on the outstanding principal balance of the investment securities and their contractual terms. Premiums and discounts associated with the purchase of investment securities are amortized and recorded in interest income over the life of such securities using the effective yield method, adjusted for actual prepayment activity.  Sales of securities are recorded on the trade date, gains or losses are determined using the specific identification method.

In January 2008, the Trust sold all of its mortgage-backed securities available for sale resulting in a gain on sale of $454,000 and the repayment of the then outstanding balance of the repurchase agreements for which the securities had been pledged as collateral.

Loans Receivable

The Trust’s policy is to record loans receivable at cost, net of unamortized loan origination fees unless such loan is deemed to be impaired.  As circumstances warrant, the Trust evaluates the collectibility of the interest and principal of each of its loans to determine impairment.  In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” a loan is considered to be impaired when, based on current information and events, it is probable that the Trust will be unable to collect all amounts due according to the existing contractual terms of the loan.  Impairment is then measured based on the present value of expected future cash flows or if the loan is collateral dependent, the fair value of the collateral.  When a loan is considered to be impaired, the Trust will establish an allownace for loan losses and record a corresponding charge to earnings.  Significant judgments are required in determining impairment.  The Trust does not record interest income on impaired loans.  Any cash receipts on impaired loans are recorded as a recovery reducing the allowance for loan losses.  The Trust had a loan loss allowance of $2,445,000 and $1,266,000 at December 31, 2008 and 2007, respectively.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is the Trust’s best estimate of the amount of probable credit losses in the Trust’s existing accounts receivable.  The Trust reviews its allowance for doubtful accounts monthly.  Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Trust does not have any off-balance sheet credit exposure related to its tenants.

Securities at Fair Value

In accordance with SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"), the Trust had the one-time option to elect fair value on January 1, 2008 for its existing financial assets and liabilities. For all new financial instruments, the Trust has the one-time option to elect fair value for these financial assets or liabilities on the election date, as defined in SFAS 159. During 2008, the Trust elected the fair value option for certain real estate securities to mitigate a divergence between accounting and economic exposure for these assets.  These securities are recorded on the consolidated balance sheets as securities carried at fair value. The changes in the fair value of these instruments are recorded in unrealized gain (loss) on investments and other in the condensed consolidated statements of operations.

Available for Sale Securities

The Trust classifies investments in securities with readily determinable fair values on the balance sheet as available for sale because these securities are held principally for investment purposes and not for sale in the short term.  Accordingly, the Trust records these investments at fair value and unrealized gains and losses are recognized through shareholders’ equity, as a component of other comprehensive income (loss).  Realized gains and losses and charges for other than temporary impairments are included in net income.  Sales of securities are recorded on the trade date and gains or losses are determined on the specific identification method.

At each reporting period the Trust assesses whether there are any indicators or declines in the fair value of available for sale securities, which may be impaired.  An available for sale security is impaired only if the Trust’s estimate of fair value of the security is less than the carrying value of the security and such difference is deemed to be other-than-temporary.  To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the security over the estimated fair value of the security.  The Trust recorded other-than-temporary impairment charges of $207,000, $18,218,000 and $0 in the years ended December 31, 2008, 2007 and 2006, respectively.

Preferred Equity Investment

The Trust invests in mezzanine loans in which the Trust also holds an ownership interest in the borrower that allows the Trust to participate in a percentage of the proceeds from a sale or refinancing of the underlying property.  At the inception of each such investment, management must determine whether such investment should be accounted for as a loan, preferred equity, as a venture or as real estate.  The Trust classifies its portfolio of mezzanine loans as preferred equity investments and they are accounted for using the equity method because the Trust has the ability to significantly influence, but not control, the entity’s operating and financial policies.  Earnings for each investment are recognized in accordance with each respective investment agreement and where applicable, based upon an allocation of the investment’s net assets at adjusted book value as if the investment was hypothetically liquidated at the end of each reporting period.

At each reporting period the Trust assesses whether there are any indicators or declines in the fair value of preferred equity investments, which may be impaired.  An investment’s value is impaired only if the Trust’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other-than-temporary.  To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.  During the year ended December 31, 2008, the Trust recorded an other-than-temporary impairment charge of $7,513,000 on certain investments in its Marc Realty portfolio.  No impairment charges were recorded in the years ended December 31, 2007 and 2006.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity Investments

The Trust accounts for its investments in companies in which it has the ability to significantly influence but does not have a controlling interest, by using the equity method of accounting.  Factors that are considered in determining whether or not the Trust exercises control include (i) the right to remove the general partner in situations where the Trust is the general partner, and (ii) substantive participating rights of partners in significant business decisions including dispositions and acquisitions of assets, financing, operations and capital budgets, and other contractual rights.  Under the equity method, the investment, originally recorded at cost, is adjusted to recognize the Trust’s share of net earnings or losses as they occur and for additional contributions made or distributions received.  Equity investments are evaluated for other-than-temporary impairment if the fair value of the Trust’s investment declines below its carrying amount.

At each reporting period the Trust assesses whether there are any indicators or declines in the fair value of the equity investments, which may be impaired.  An investment’s value is impaired only if the Trust’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other-than-temporary.  To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.  During the year ended December 31, 2008, the Trust recorded an other-than-temporary impairment charge of $36,543,000 on its investment in Lex-Win Concord LLC.  No impairment charges were recorded in the years ended December 31, 2007 and 2006.

Lease Intangibles

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land, building and improvements and fixtures and equipment based on management's determination of the relative fair values of these assets.  Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases.  In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.  Management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market, below-market and in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents.  Below-market lease intangibles are recorded as a liability and amortized into rental revenue over the non-cancelable periods of the respective leases.  Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

Deferred Financing Costs

Direct financing costs are deferred and amortized over the terms of the related agreements as a component of interest expense.

Variable Interest Entities

The Trust has evaluated its real estate debt investments to determine whether they constitute a variable interest in a variable interest entity (“VIE”).  FIN 46 requires a VIE to be consolidated by its primary beneficiary (“PB”).  The PB is the party that absorbs a majority of the VIE’s anticipated losses and/or a majority of the expected returns.

In December 2008 the Trust adopted FASB Staff Position FAS 140-4 (“FSP FAS 140-4”) and FIN 46(R)-8 (“FIN 46R-8”), Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. Among other things FSP FAS 140-4 and FIN 46(R)-8 require enhanced disclosures with respect to variable interest entities to provide financial statements users with an understanding of the significant judgments and assumptions made by the Trust in its determination of whether it must consolidate variable interest entities.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2008 the Trust has identified six convertible mezzanine loans related to the Marc Realty portfolio to be variable interests in a VIE.  The Trust has determined that it is not the primary beneificary of the underlying borrowing entities of these six mezzanine loans as it does not anticipate absorbing a majority of the expected losses due to its preferred return position.  These loans, with a carrying value of $5,522,000 net of other-than-temporary impairment losses of $4,926,000, are accounted for as preferred equity in the Trust’s consolidated balance sheet.

Financial Instruments

Fair Value Measurements

Fair value is used to measure many of the Trust's financial instruments. In accordance with provisions of SFAS No. 157 "Fair Value Measurements" ("SFAS 157") the fair value of these financial instruments is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price).

Financial instruments held by the Trust include cash and cash equivalents, restricted cash, mortgage-backed securities available for sale, real estate securities available for sale, loans receivable, interest rate swap agreements, accounts receivable, revolving line of credit, accounts payable, long term debt and repurchase agreements.  The fair value of the cash and cash equivalents, restricted cash, mortgage-backed securities available for sale, real estate securities available for sale, interest rate swap agreements, accounts receivable, accounts payable and repurchase agreements approximate their current carrying amounts.  The fair value of the Trust’s mortgage loans payable, loans payable and revolving line of credit exceed their current carrying amounts by $789,000 at December 31, 2008 and were less than their current carrying amounts by $1,101,000 at December 31, 2007.

Derivative Financial Instruments

The Trust accounts for its interest rate swap agreements in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. In accordance with SFAS No. 133, all interest rate swap agreements are carried on the balance sheet at their fair value, as an asset if the counterparty would be required to pay the Trust, or as a liability if the Trust would be required to pay the counterparty to settle the swap.  Since the Trust’s derivatives are designated as “cash flow hedges,” the change in the fair value of any such derivative is recorded in other comprehensive income or loss for hedges that qualify as effective and the change in the fair value is transferred from other comprehensive income or loss to earnings as the hedged liability affects earnings.  The ineffective amount of all interest rate swap agreements, if any, is recognized in earnings.  To date, the Trust has not recognized any change in the value of its interest rate swap agreements in earnings as a result of the hedge or a portion thereof being ineffective.  Accordingly, changes in value are recorded through other comprehensive income.  The fair value of the Trust’s interest rate swaps are approximately $765,000 and $173,000 at December 31, 2008 and 2007, respectively.  At December 31, 2008, the swap value is included in accounts payable and accrued liabilities.   At December 31, 2007, approximately $30,000 is included in other assets and $203,000 is included in accounts payable and accrued liabilities.  Such fair value estimates are not necessarily indicative of the amounts that would be recognized upon disposition of the Trust’s derivative financial instruments.  During the next twelve months, the Trust expects to reclassify as additional interest expense approximately $648,000 from other comprehensive income.

Upon entering into hedging transactions, the Trust documents the relationship between the interest rate swap agreements and the hedged liability.  The Trust also documents its risk management policies, including objectives and strategies, as they relate to its hedging activities.  The Trust assesses, both at inception of a hedge and on an on-going basis, whether or not the hedge is highly “effective” as defined by SFAS No. 133 in achieving offsetting changes in cash flow attributable to the hedged item. The Trust discontinues hedge accounting on a prospective basis with changes in the estimated fair value reflected in earnings when: (i) it is determined that the derivative is no longer effective in offsetting cash flows of a hedged item (including forecasted transactions); (ii) it is no longer probable that the forecasted transaction will occur; or (iii) it is determined that designating the derivative as a hedge or not is no longer appropriate.  To date, the Trust has not discontinued hedge accounting for any of its interest rate swap agreements.  The Trust utilizes interest rate swap agreements to manage interest rate risk and does not intend to enter into derivative transactions for speculative or trading purposes.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Repurchase Agreements

The Trust financed the acquisitions of its mortgage-backed securities through the use of repurchase agreements. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which the Trust pledges its securities as collateral to secure a loan which is equal in value to a specified percentage of the estimated fair value of the pledged collateral, while the Trust retains beneficial ownership of the pledged collateral.  At the maturity of a repurchase agreement, the Trust is required to repay the loan and concurrently receives back its pledged collateral from the lender or, with the consent of the lender, the Trust may renew such agreement at the then prevailing financing rate.  Margin calls, whereby the lender requires the Trust to pledge additional collateral to secure borrowings under its repurchase agreement with the lender, may be experienced by the Trust as the current face value of its mortgage-backed securities declines due to scheduled monthly amortization and prepayments of principal on such mortgage-backed securities. In addition, margin calls may also occur when the fair value of the mortgage-backed securities pledged as collateral declines due to increases in market interest rates or other market conditions.  The Trust repaid its repurchase agreements in full in January 2008.

Stock Options

There were no stock option grants during the years ended December 31, 2008, 2007 and 2006, and all previously issued options are fully vested.

Revenue Recognition

The Trust accounts for its leases with tenants as operating leases with rental revenue recognized on a straight-line basis from the later of (i) the date of the commencement of the lease or (ii) the date of acquisition of the property subject to existing leases, which averages minimum rents over the terms of the leases.  The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as “accrued rent receivable” on the accompanying balance sheets, as the revenue recorded exceeded amounts billed. The accrued rent receivable amounts at December 31, 2008 and 2007 were $7,661,000 and $5,961,000, respectively.  The straight-line rent adjustment increased revenue by $1,701,000 in 2008, $1,825,000 in 2007 and $1,920,000 in 2006.  Accordingly, deferred rental income is recorded from tenants for the amount that is expected to be collected over the lease term rather than currently.  When a property is acquired, the term of existing leases is considered to commence as of the acquisition date.

Pursuant to the terms of the lease agreements with respect to net lease properties, the tenant at each property is required to pay all costs associated with the property including property taxes, ground rent, maintenance costs and insurance.  These costs are not reflected in the consolidated financial statements.

Tenant leases that are not net leases generally provide for (i) billings of fixed minimum rental and (ii) billings of certain operating costs. The Trust accrues the recovery of operating costs based on actual costs incurred. These amounts are included in accounts receivable at December 31, 2008 and 2007.

Income Taxes

The Trust operates in a manner intended to enable it to continue to qualify as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code (the “Code”).  In order to qualify as a REIT, the Trust is generally required each year to distribute to its shareholders at least 90% of its taxable income (excluding any net capital gains).  There is also a separate requirement to distribute net capital gains or pay a corporate level tax.  The Trust intends to comply with the foregoing minimum distribution requirements.

WRT-TRS is a wholly-owned subsidiary of the Trust and has elected to be treated for federal income tax purposes as a taxable REIT subsidiary.  In order for the Trust to continue to qualify as a REIT, the value of the WRT-TRS stock cannot exceed 20% of the value of the Trust’s total assets.  At December 31, 2008, WRT-TRS did not exceed 20% of the value of the Trust’s total assets.  The net income of WRT-TRS is taxable at regular corporate tax rates.  Current income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes being provided for temporary differences between the carrying values of assets and liabilities for financial reporting purposes and such values as determined by income tax laws.  Changes in deferred income taxes attributable to these temporary differences are included in the determination of income.  The Trust and WRT-TRS do not file consolidated tax returns.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Earnings Per Share

The Trust has calculated earnings per share in accordance with SFAS No.128, “Earnings Per Share,” EITF 03-06, “Participating Securities,” and the Two Class Method under FASB Statement No. 128, “Earnings Per Share.”  SFAS No. 128 requires that common share equivalents be excluded from the weighted-average shares outstanding for the calculation of basic earnings per share.  EITF 03-06 requires that computation of earnings per share reflect the impact of participating securities.  The holders of the Series B-1 Preferred Shares are entitled to receive cumulative preferential dividends equal to the greater of (i) 6.5% of the liquidation preference or (ii) cash dividends paid on the Common Shares.  The reconciliation of shares outstanding for the basic and diluted earnings per share calculation is as follows (in thousands, except per-share data):

	2008	2007	2006
Basic
Income (loss) from continuing operations attributable to Winthrop Realty Trust	$(70,144)	$1,485	$42,826

Income from discontinued operations attributable to Winthrop Realty Trust	1,968	996	110
Allocation of undistributed earnings to Series B-1 Preferred Shares	-	-	(8,655)
Net income (loss) attributable to Winthrop Realty Trust for earnings per Common Share purposes	$(68,176)	$2,481	$34,281

Basic weighted-average Common Shares	14,866	13,165	9,328

Income (loss) from continuing operations attributable to Winthrop Realty Trust	$(4.72)	$0.11	$3.66
Income from discontinued operations attributable to Winthrop Realty Trust	0.13	0.08	0.01
Net income (loss) attributable to Winthrop Realty Trust per Common Share	$(4.59)	$0.19	$3.67

Diluted
Income (loss) from continuing operations attributable to Winthrop Realty Trust	$(70,144)	$1,485	$42,826
Preferred dividend of Series B-1 Preferred Shares	-	-	6,635

Income (loss) from continuing operations attributable to Winthrop Realty Trust	(70,144)	1,485	49,461
Income from discontinued operations attributable to Winthrop Realty Trust	1,968	996	110
Net income (loss) attributable to Winthrop Realty Trust for earnings per Common Share purposes	$(68,176)	$2,481	$49,571

Basic weighted-average Common Shares	14,866	13,165	9,328
Series B-1 Preferred Shares (1)	-	-	4,533
Stock Options (2)	-	13	13
Diluted weighted-average Common Shares	14,866	13,178	13,874

Income (loss) from continuing operations attributable to Winthrop Realty Trust, net of preferred dividend	$(4.72)	$0.11	$3.56
Income from discontinued operations attributable to Winthrop Realty Trust	0.13	0.08	0.01
Net income (loss) attributable to Winthrop Realty Trust per Common Share	$(4.59)	$0.19	$3.57

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)
The Series B-1 Preferred Shares were dilutive for the year ended December 31, 2006.  The Series B-1 Preferred Shares are anti-dilutive for the years ended December 31, 2008 and 2007 and are not included in the weighted-average shares outstanding for the diluted earnings per Common Share.

(2)
The Trust’s 20 stock options were dilutive for the years ended December 31, 2007 and 2006.  The stock options were anti-dilutive for the year ended December 31, 2008 and are not included in the weighted-average shares outstanding for the calculation of diluted earnings per Common Share.

Recently Issued Accounting Standards

In January 2009 the FASB issued FASB Staff Position 99-20-1 (“FSP 99-20-1”) which amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” in order to achieve a more consistent determination of whether an other-than-temporary impairment has occurred. FSP 99-20-1 also retains the objective of an other-than-temporary impairment assessment and the related disclosure requirements as discussed in FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance.  FSP 99-20-1 is effective for interim and annual financial reporting periods ending after December 15, 2008.  The adoption of FSP EITF 99-20-1 did not have a material impact on the Trust’s financial position or results of operations.

In December 2008 the FASB issued FASB Staff Position FAS 140-4 (“FSP FAS 140-4”) and FIN 46(R)-8 (“FIN 46R-8”), Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. These are effective for reporting periods (quarterly and annual) that end after December 15, 2008 and require: (i) additional disclosures about transferors’ continuing involvements with transferred financial assets; (ii) additional disclosures about a public entities' (including sponsors) involvement with variable interest entities; and (iii) disclosures by a public enterprise that is: (a) a sponsor of a qualifying special-purpose entity (“SPE”) that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE; and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE.  FSP FAS 140-4 and FIN 46(R)-8 are effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Trust has adopted FSP FAS 140-4 and FIN 46R-8 which did not have a material impact on its consolidated financial statements.

In September 2008 the FASB issued FASB Staff Position No. FAS 133-1 and FIN 45-4, "Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 113 and FASB Interpretation No. 45"; and “Clarification of the Effective date of FASB Statement No. 161” (FSP FAS 133-1 and FIN 45-4”).  This FSP amends FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives to assess their potential effect on its financial position, financial performance, and cash flows.  This FSP also amends FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to require an additional disclosure about the current status of the payment/performance risk of a guarantee.  FSP FAS 133-1 and FIN 45-4 are effective for financial statements issued after November 15, 2008.  The Trust has adopted FSP FAS 133-1 and FIN 45-4 which did not have a material impact on its consolidated financial statements.

In June 2008 the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities" ( "FSP EITF 03-6-1" ) which states that share-based payment awards which entitle their holders to receive non-forfeitable dividends before vesting should be considered participating securities. As participating securities, these instruments should be included in the calculation of basic earnings per share.  FAS EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years.  The Trust has adopted FSP EITF 03-6-1 which had no impact on the Trust’s calculation of basic earnings per share.

In May 2008 FASB issued FASB Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Settlement)" ("FSP APB 14-1"), which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants." Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The Trust has adopted FSP APB 14-1 which had no impact on its consolidated financial statements.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2008 FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), which is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. This statement is effective for fiscal years beginning on or after November 15, 2008.  The Trust has adopted SFAS 161 which did not have a material impact on its consolidated financial statements.

In February 2008 FASB issued a FASB Staff Position (“FSP”) on “Accounting Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP FAS 140-3.”), which addresses the issue of whether or not repurchase financing transactions should be viewed as two separate transactions or as one “linked” transaction. FSP FAS 140-3 is effective for fiscal years beginning after November 15, 2008 and applies only to original transfers made after that date; early adoption is not allowed. The Trust has adopted FSP FAS 140-3 which had no impact on its consolidated financial statements.

In December 2007 FASB issued Statement No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). The objective of SFAS 141(R) is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS 141(R) establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination and (iv) transaction costs will be expenses. This statement applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008; early adoption is not allowed.  The Trust has adopted SFAS 141(R) which had no impact on its consolidated financial statements.

3.	Fair Value Measurements

On January 1, 2008 the Trust partially adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements. Accordingly, the standard does not require any new fair value measurements of reported balances. The reported balances for cash equivalents, derivative financial instruments and available for sale securities reflect the accounts the Trust reports at fair value.

SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize unadjusted quoted prices in active markets for identical assets or liabilities that the Trust has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability other than quoted prices, such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Trust’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 1 securities include highly liquid government bonds, mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain derivative financial instruments. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include, for example, residual interests in securitizations and other less liquid securities.

In October 2008 the FASB adopted FASB Staff Position FAS 157-3 ("FSP FAS 157-3"), “Determining the Fair Value of a Financial Asset When the Market For That Asset is Not Active,” which clarifies that determination of fair value in an inactive market depends on facts and circumstances and may require the use of significant judgment about whether individual transactions are forced liquidations or distressed sales. In cases where the volume and level of trading activity for an asset has declined significantly, the available prices vary significantly over time or among market participants, or the prices are not current, observable inputs might not be relevant and could require significant adjustment. In addition, FSP FAS 157-3 also clarifies that broker or pricing service quotes may be appropriate inputs when measuring fair value, but are not necessarily determinative if an active market does not exist for the financial asset. Regardless of the valuation techniques used, FSP FAS 157-3 requires that an entity include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks. The Trust has always considered nonperformance and liquidity risks in its analysis of loan and collateral underlying its securities and does not believe the adoption of FSP FAS 157-3 had a material impact on its financial position or results of operations.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Recurring Measurements

Cash Equivalents

The Trust’s cash equivalents are generally classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The types of instruments that are valued based on quoted market prices in active markets include most U.S. government treasury bills with original maturities of less than 90 days and money market securities acquired through overnight sweeps.

Available for Sale Securities

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. At December 31, 2008 all of the Trust’s available for sale securities are classified within Level 1 of the valuation hierarchy.

Securities Carried at Fair Value

At December 31, 2008 all of the Trust’s securities carried at fair value are classified within Level 1 of the fair value hierarchy.

Derivative Financial Instruments

The Trust uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using both quantitative and qualitative valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative as well as potential credit risks with the swap counterparty. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To comply with the provisions of SFAS No. 157, the Trust incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Trust has considered the impact of netting as well as any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although the Trust has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2008, the Trust has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Trust has determined that the derivative valuations in their entirety should be classified in Level 2 of the fair value hierarchy.

Loans

All of the Trust’s loans identified as being impaired under the provisions of SFAS No. 114 are collateral dependent loans and are evaluated for impairment by comparing the fair value of the underlying collateral less costs to sell to the carrying value of each loan.  Due to the unique nature of each individual property collateralizing the Trust’s loans, the Trust uses the income approach through internally developed valuation models to estimate the fair value of the collateral.  This approach requires the Trust to make significant judgments with respect to discount rates and the timing and amounts of estimated future cash flows that are considered Level 3 inputs in accordance with SFAS No. 157.  These cash flows include costs of completion, operating costs and lot and unit sale prices.

The table below presents the Trust’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

Recurring Basis	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Assets
Cash equivalents (1)	$43,272	$-	$-	$43,272
Available for sale securities	184	-	-	184
Securities carried at fair value	36,516	-	-	36,516
Loans	-	-	-	-

	$79,972	$-	$-	$79,972

Liabilities
Derivative liabilities	$-	$765	$-	$765

(1)	Does not include cash on hand of approximately $15,966 at December 31, 2008.

Nonrecurring Measurements

Preferred Equity and Equity Investments

The valuation of preferred equity and equity investments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each asset as well as the income capitalization approach considering prevailing market capitalization rates.  The Trust reviews each investment based on the highest and best use of the investment and market participation assumptions.  The significant assumptions include the discount rate used in the income capitalization valuation and interest rate volatility.  The Trust has determined that the significant inputs used to value its equity investments with a fair value of $73,061,000 at December 31, 2008 fall within Level 3.  The Trust recognized valuation adjustments of $36,543,000 on these assets during 2008. The Trust has determined that the significant inputs used to value certain of its preferred equity investments with a fair value of $0 at December 31, 2008 fall within Level 3.  The Trust recognized valuation adjustments of $7,513,000 on these assets during 2008.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These valuation adjustments were calculated based on market conditions and assumptions made by management at the time the valuation adjustments were recorded, which may differ materially from actual results if market conditions or the underlying assumptions change.

The table below presents the Trust’s assets and liabilities measured at fair value on a non recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

Non Recurring Basis	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Equity investments	-	-	73,061	73,061
Preferred equity investments	-	-	-	-

	$-	$-	$-	$73,061

Fair Value Option

SFAS 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. SFAS 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.

The following table presents the Trust's financial instruments for which the fair value option was elected (in thousands):

December 31,
Financial instruments, at fair value	2008

Assets
Securities carried at fair value:
Senior debentures	$8,631
Preferred shares	8,352
Common shares	19,533
$36,516

With the original adoption on January 1, 2008, the Trust did not elect the fair value option for its existing financial assets and liabilities.

For the year ended December 31, 2008 the Trust has elected the fair value option for certain securities acquired and recognized a net gain of approximately $24,000 as a result of the change in fair value of the financial assets for which the fair value option was elected which is recorded as an unrealized gain in the Trust’s statement of operations.

The following table presents the difference between fair values and the aggregate contractual amounts due (senior debentures) for which the fair value option has been elected (in thousands):

	Fair Value at December 31, 2008	Amount Due Upon Maturity	Difference
Assets
Securities carried at fair value:
Senior debentures	$8,631	$13,240	$4,609

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Real Estate Acquisitions, Dispositions and Loan Originations

At December 31, 2008, real estate assets were comprised of 19 net lease retail, office and industrial properties, 5 multi-tenanted office properties, one residential property, and one multi-tenant warehouse property.

Acquisitions

Sealy Atlanta

On August 20, 2008, the Trust acquired, through a venture with Sealy, a 68% ownership interest in a six building office-flex campus containing approximately 470,000 square feet in Atlanta, Georgia. The purchase price for the property was $47,000,000 including assumed debt. The venture assumed an existing $37,000,000, 6.12% first mortgage loan encumbering the property, maturing in November 2016.  The Trust classifies this investment as an equity method investment (see Note 9).

Creekwood

On March 29, 2007, the Trust acquired in a venture with an affiliate of Vision Property Services, LLC a multi-family apartment complex containing 230 units located in Kansas City, Kansas, known as the Creekwood Apartments, for a gross purchase price of approximately $6,793,000.

River City

On March 29, 2006, the Trust, through a consolidated venture in which the Trust holds a 60% interest and an entity owned by the principals of Marc Realty owns the remaining 40% interest, acquired a loan with a principal balance of approximately $11,800,000 (the “Commercial Loan”), which was secured by a first leasehold mortgage on approximately 241,000 square feet of commercial space and an indoor parking garage with 133 spaces located at 800 South Wells, Chicago, Illinois, known as River City.  The Commercial Loan was in default at the time of acquisition.  In connection with the acquisition and modification of the Commercial Loan, the venture that held the Commercial Loan (the “Commercial Loan JV”) entered into an option agreement with an unaffiliated third party pursuant to which the third party had an option to acquire the indoor parking structure should the Commercial Loan JV acquire title to the commercial space and the indoor parking secured by the Commercial Loan.  As consideration for entering into the option agreement, Commercial Loan JV received a deed for the land underlying the River City property.  On October 2, 2007, the venture’s foreclosure on the Commercial Loan was confirmed and the Commercial Loan JV acquired title to the property.  Effective October 2, 2007, the Trust includes the results of this property in its consolidated financial statements.  The unaffiliated third party did not exercise its option to acquire the indoor parking structure.

Corporetum

On February 16, 2006, the Trust acquired three office buildings containing approximately 236,000 square feet, located at 550-650 and 701 Warrenville Road, Lisle, Illinois for a gross purchase price of approximately $31,800,000.  The Trust also acquired 1050 Warrenville Road property, containing approximately 54,000 square feet, for $3,500,000.  This property was acquired in a venture owned 60% by the Trust and 40% by the principals of Marc Realty.

Dispositions

During 2008, the Trust sold a shopping center asset located in Biloxi, Mississippi, aggregating approximately 51,000 square feet, for a gross sales price of approximately $3,300,000.  The Trust received proceeds of $2,678,000, net of credits for a ground lease purchase option and closing costs, and recognized a gain of $1,807,000 on the sale.

Future Minimum Lease Payments

Future minimum lease payments scheduled to be received under non-cancellable operating leases are as follows (amounts in thousands):

2009	$36,043
2010	29,985
2011	20,595
2012	19,551
2013	18,817
Thereafter	73,999
$198,990

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tenant Concentration

Three tenants contributed approximately 39%, 41% and 44% of the base rental revenues of the Trust for the years ended December 31, 2008, 2007 and 2006.

The Trust’s leases with Viacom Inc. and The Kroger Co. represent approximately 35% and 19%, respectively, of the total rentable square footage of the net lease property portfolio.

The largest tenant at the River City property, representing approximately 23% of the rentable area with a lease due to expire in 2011, filed for bankruptcy protection in December 2008.  The Trust has rent receivable of approximately $70,000 at December 31, 2008.  A loss reserve for the total balance due has been established at December 31, 2008.

The Jacksonville, Florida property has two tenants that occupy approximately 78% of the rentable area.  The second largest tenant in Jacksonville, representing approximately 30% of the rentable area, with a lease expiring in December 2010, filed for bankruptcy protection in January 2009.  There was no rent receivable at December 31, 2008.

Impairment

The Trust, in accordance with SFAS No. 144, “Long Lived Assets”, recorded an impairment charge as of December 31, 2008 of $2,100,000 on its Andover, Massachusetts property as a result of indications from our existing tenant that they will not renew their lease which is due to expire in December 2009.

5.	Mortgage-Backed Securities Pledged Under Repurchase Agreements

At December 31, 2007, the Trust’s mortgage-backed securities, consisting of Fannie Mae and Freddie Mac whole pool certificates, were classified as available-for-sale and were carried at their estimated fair value of $78,141,000 based on prices obtained from a third party.  At December 31, 2007, the mortgage-backed securities bore interest at a weighted-average interest rate of 4.98% and had a weighted-average life of approximately 30 years.

In January 2008, the Trust sold all of its mortgage-backed securities available for sale resulting in a gain on sale of $454,000 and the repayment of the then outstanding balance of the repurchase agreements for which the securities had been pledged as collateral.

6.	Loans Receivable

The following table summarizes the Trust’s loans receivable at December 31, 2008 and 2007 (in thousands):

				Carrying Amount (6)
Property	Location	Interest Rate	Maturity	2008	2007

Marc Realty – Various (1) (2)	Chicago, IL	8.5%	(1)	$17,547	$12,496
Loan loss allowance				(1,179)	-
Lex-Win Concord LLC (3)	Various	0.8%	Dec 2009	5,000	-
600 West Jackson LLC (4)	Chicago, IL	6.5%	Jun 2009	1,508	-
Vision Term Loan (5)	Partnership interests	15.0%	Dec 2011	1,266	1,266
Loan loss allowance				(1,266)	(1,266)
				$22,876	$12,496

(1)
Represents several tenant improvement and capital expenditure loans for properties in the Marc Realty portfolio. These loans mature from July 2012 through December 2015.  In 2008 the Trust recorded a loan loss allowance of $1,179.

(2)	Collateralized by a subordinate mortgage or the ownership interests in the property owner.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)	The Trust made an unsecured working capital loan of $5,000 to Lex-Win Concord in December 2008. This amount was repaid in January 2009.
(4)	Represents a second mortgage on the property.
(5)	Due to the uncertainty regarding collectability of this loan, in 2007 the Trust recorded a loan loss allowance of approximately $1,266 representing the loan receivable and accrued interest.
(6)	The carrying amount includes accrued interest of $123 and $52 at December 31, 2008 and 2007, respectively.

For the years ended December 31, 2008 and 2007, the Trust has not recognized any interest income on impaired loans subsequent to the date of their impairment.

Activity related to mortgage loans is as follows (in thousands):

	2008	2007

Balance at January 1	$12,496	$81,415
Purchase and advances	24,124	9,224
Interest (received) accrued, net	70	(435)
Repayments	(12,635)	(64,360)
Allowance for loan loss	(1,179)	(1,266)
Foreclosure (1)	-	(12,082)
Balance at December 31	$22,876	$12,496

(1)	River City loan foreclosed in October 2007.

7.	Securities

Available for Sale Securities

Available for sale securities are summarized in the table below (in thousands):

2008
	Cost	Unrealized Losses in Other Comprehensive Income	Unrealized Gains in Other Comprehensive Income	Impairment	Fair Value

Preferred shares	$204	$(20)	$-	$-	$184
	$204	$(20)	$-	$-	$184

2007
	Cost	Unrealized Losses in Other Comprehensive Income	Unrealized Gains in Other Comprehensive Income	Impairment	Fair Value

Common shares	$52,356	$(79)	$-	$(473)	$51,804
	$52,356	$(79)	$-	$(473)	$51,804

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Carried at Fair Value

Securities carried at fair value are summarized in the table below (in thousands):

2008
	Cost	Unrealized Gains (Losses) in Statement of Operations	Fair Value

Senior debentures	$8,221	$410	$8,631
Preferred shares	7,405	947	8,352
Common shares	20,866	(1,333)	19,533
	$36,492	$24	$36,516

During the years ended December 31, 2008 and December 31, 2007, available for sale securities were sold for total proceeds of approximately $58,509,000 and $24,004,000, respectively.  The gross realized gains on these sales totaled approximately $1,580,000 and $10,187,000 in 2008 and 2007, respectively.  For purpose of determining gross realized gains, the cost of securities sold is based on specific identification.  Net unrealized gains (losses) on available for sale securities in the amount of ($20,000) and ($79,000) for the years ended December 31, 2008 and December 31, 2007, respectively, have been included in accumulated other comprehensive income.

Contractual maturities of debt securities carried at fair value at December 31, 2008 are as follows (in thousands):

Estimated Fair Value

Due in one year or less	$-
Due in 1-2 years	-
Due in 2-5 years	1,570
Due after 5 years	7,061
Total investments in debt securities	$8,631

Actual maturities may differ from contractual maturities because some borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

8.	Preferred Equity Investments – Marc Realty

At December 31, 2008, the Marc Realty portfolio consisted of two participating second mortgage loans and 19 convertible mezzanine loans, together with an equity investment in each mezzanine borrower, in the aggregate amount of approximately $49,497,000, net of impairments of $7,513,000.  The second mortgage and mezzanine loans contain conversion rights which may be exercised by either the Trust or Marc Realty.  Each loan is collateralized by the applicable borrower's ownership interest in a limited liability company (each a "Property Owner") that in turn owns an office building or complex primarily in the Chicago business district or suburban area.  Each borrower holds a 100% interest in the applicable Property Owner. Eighteen of the loans bear interest at 7.65%, three of the loans bear interest at 8.5%, all of the loans mature on April 18, 2012 and require monthly payments of interest only.  The Trust recognized earnings from preferred equity investments, exclusive of Class B equity payments and impairments, of approximately $4,707,000, $5,481,000 and $5,865,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

In connection with the equity interest acquired in each of the borrowers, the Trust is entitled to participate in capital proceeds derived from the sale or refinancing of the applicable property, to the extent that such proceeds exceed all of the debt encumbering the property, including a return to Marc Realty of its deemed equity (i.e. the agreed value of the applicable property at inception of the loans, less all debt encumbering the property, including any loan made by the Trust) plus a 7.65% or 8.5% return thereon, as applicable.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 7, 2008, the Trust made a $1,050,000 mezzanine loan on a newly acquired property in the Marc Realty portfolio located at 180 North Wacker, Chicago, Illinois. The loan bears interest at 8.5%, requires monthly payments of interest only and matures on April 18, 2012. In connection with the loan, the Trust acquired an equity interest in the borrower which entitles it to share in operating cash flow and capital proceeds. The Trust classifies this investment as a Preferred Equity investment.

Disposals

During 2008, two of the properties underlying the mezzanine loans were sold.  Upon the sale, exclusive of interest, the Trust received approximately $4,237,000 on its original investment of approximately $2,471,000.

During 2007, two of the properties underlying the mezzanine loans were sold.  Upon the sale, exclusive of interest, the Trust received approximately $17,866,000 on its original investment of approximately $11,333,000.

During 2006, four of the properties underlying the mezzanine loans were sold.  Upon the sale, exclusive of interest, the Trust received approximately $7,716,000 on its original investment of approximately $6,635,000.

At December 31, 2008, the Trust had advanced approximately $17,432,000 to cover the costs of tenant improvements and capital expenditures at the properties underlying the Marc Realty portfolio (“TI/Capex Loans”).  The TI/Capex Loans bear interest of 8.50% per annum, have varying maturities from July 2012 through December 2015 and are secured by a subordinate loan on the applicable property.  Neither the Trust nor Marc Realty are obligated to provide additional TI/Capex Loans.  These loans are classified as loans receivable in the Trust’s balance sheet.

For the year ended December 31, 2008 the Trust recognized other than temporary impairments of $7,513,000 on its mezzanine loans on a three building suburban office complex located in Scaumburg, Illinois and on its Lansing, Michigan property.

Summary historical cost financial information for the Property Owner entities on a combined basis at December 31, 2008 and 2007 is as follows (in thousands):

	2008	2007

Condensed Balance Sheets
Investment in real estate, net	$167,386	$168,755
Prepaid expenses and deposits	7,239	8,446
Cash and cash equivalents	3,371	3,290
Receivables and other assets	30,485	32,469
Total Assets	$208,481	$212,960

Nonrecourse mortgage debt	$285,524	$278,868
Other liabilities	24,481	28,159
Total Liabilities	310,005	307,027

Partners’ Deficit	(101,524)	(94,067)

Total Liabilities and Partners’ Deficit	$208,481	$212,960

On the Trust’s Consolidated Balance Sheets	$50,624	$74,573

A basis difference exists between the carrying value of the Trust’s investment and its share of the underlying net assets as a result of (1) the acquisition of its investment in Marc Realty at a price different from its share of the net assets as recorded on the historical books of the venture and (2) other-than-temporary impairment adjustments of $7,513,000.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006

Condensed Statements of Operations
Revenues	$62,635	$60,255	$53,479
Operating expense	(26,529)	(24,940)	(26,782)
Interest expense	(18,154)	(17,873)	(14,827)
Real estate taxes	(10,339)	(9,909)	(9,391)
Depreciation and amortization	(13,426)	(12,193)	(10,398)
Other expenses, net	(2,742)	(2,628)	(2,377)

Loss from continuing operations	(8,555)	(7,288)	(10,296)

Discontinued operations
Loss from discontinued operations	(1,515)	(2,997)	(2,423)
Gain on sale of property	13,777	37,823	23,939

Income from discontinued operations	12,262	34,826	21,516

Net income	$3,707	$27,538	$11,220

On the Trust’s Consolidated Statements of Operations and Comprehensive Income: Equity in (loss) earnings of Preferred Equity Investment	$(1,645)	$11,836	$6,849

The Trust has determined that, as of December 31, 2007, the Trust’s preferred equity investment in Marc Realty met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X.  The separate financial statements of Marc Realty required pursuant to Rule 3-09 of Regulation S-X are filed as Exhibit 99.2 to the Company’s Annual Report on Form 10-K.

9.	Equity Investments

The Trust’s equity investments at December 31, 2008 and 2007 are summarized below (in thousands):

	Lex-Win Concord	Sealy Northwest Atlanta	Sealy Airpark Nashville	Sealy Newmarket	Lex-Win Acquisition	Total

Balance December 31, 2006	$92,682	$5,419	$-	$-	$-	$98,101
Investments	76,071	-	9,308	-	12,822	98,201
Distributions/capital returns	(10,000)	(194)	-	-	(1,890)	(12,084)
Equity in other comprehensive loss	(8,390)	-	-	-	-	(8,390)
Equity in earnings (loss)	5,098	(470)	(936)	-	(45)	3,647
Balance December 31, 2007	155,461	4,755	8,372	-	10,887	179,475

Investments	5,087	-	-	9,006	-	14,093
Distributions/capital returns	(14,600)	(566)	(839)	-	(9,914)	(25,919)
Equity in other comprehensive loss	(6,137)	-	-	-	-	(6,137)
Equity in loss	(66,750)	(409)	(1,023)	(250)	(878)	(69,310)
Balance December 31, 2008	$73,061	$3,780	$6,510	$8,756	$95	$92,202

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concord

General

In March 2006, the Trust together with Newkirk Realty Trust, Inc. (“Newkirk”) formed Concord Debt Holdings, LLC which we refer to as Concord for the purpose of acquiring and originating a diversified portfolio of real estate loans and securities.  In connection with the merger of Newkirk into Lexington, Lexington acquired Newkirk’s interest in Concord.  Both the Trust and Lexington committed to invest $162,500,000 in Concord, all of which was contributed as of December 31, 2008.

Lex-Win Concord LLC (“Lex-Win Concord”) was created on August 2, 2008.  In connection with the formation of Lex-Win Concord, both the Trust and Lexington contributed their 50% interests in Concord and WRP Management LLC (“WRP Management”), the entity that provides management services to Concord Real Estate CDO 2006-1, Ltd. (“CDO-1”).  In conjunction with this formation, the limited liability company agreement of Concord was amended and restated to admit Inland America Concord Sub LLC (“Inland”) with a redeemable preferred membership interest in Concord.  Inland has committed to invest up to $100,000,000 in Concord over a 12-18 month period, subject to certain conditions.  Lex-Win Concord will hold 100% of the common membership interests in Concord and will serve as its managing member.

Lex-Win Concord has determined that, at the time of its formation and transfer of interests from the Trust and Lexington to Lex-Win Concord, both Concord and Lex-Win Concord were under the common control of the Trust and Lexington.  Accordingly, Lex-Win Concord has accounted for the formation of and the related transfer of membership interests under the guidance of FASB Statement No. 141, “Business Combinations”(“SFAS 141”), for entities under common control.  Among other things, SFAS 141 requires that Lex-Win Concord, the entity receiving equity interests, initially recognize the assets and liabilities at their carrying amounts at the date of transfer and report results of operations as though the transfer occurred at the beginning of the period.  In addition, SFAS 141 requires that financial statements for prior years be restated to present comparative information.  Accordingly, the results of operations presented herein comprise those of Concord and Lex-Win Concord for the years ended December 31, 2008, 2007 and for the period March 31, 2006 (inception) through December 31, 2006.

In connection with its investment in Concord, Inland is entitled to receive a priority return of 10% on its contributed and unreturned capital. After Inland receives its 10% priority return and Lex-Win Concord receives a return of 10% on its unreturned capital, Lex-Win Concord is entitled to a promoted interest equal to 30% of amounts otherwise distributable to Inland. With respect to capital proceeds (principal repayments on loan assets and loan securities), after Inland receives its 10% priority return on unreturned capital, Lex-Win Concord is entitled to either (x) the next $125,000,000 of distributions or (y), if Inland is no longer obligated to make capital contributions, an amount which would reduce Lex-Win Concord’s unreturned capital to the greater of  (i) $100,000,000 or (ii) 200% of Inland’s unreturned capital contributions.

With respect to the Trust's investment in Lex-Win Concord, the Trust has determined that Lex-Win Concord is not a VIE pursuant to FIN 46(R). The Trust further evaluated its investment in Lex-Win Concord pursuant to the requirements of EITF 04-5 and SOP 78-9, “ Accounting for Investments in Real Estate Ventures” ("SOP 78-9") and determined that it and Lexington share equally in the control of Lex-Win Concord and in Concord's operations. Accordingly, the Trust will account for its investment under the equity method.

For serving as the managing member of Concord, Lex-Win Concord is entitled to receive a fee equal to 1% of the total unreturned capital contributions of Inland and Lex-Win Concord as well as a fee of 27.5 basis points of the purchase price or loan amount of all loans acquired or originated by Concord.  These fees are offset by any fees payable directly from CDO-1 to WRP Management. In turn, Lex-Win Concord and WRP Management retained WRP Sub-Management LLC, an affiliate of the Trust’s advisor, to provide services to Concord. WRP Sub-Management LLC is entitled to (i) reimbursement of indirect expenses in an amount equal to 5 basis points of the total assets of Concord based on the weighted average of such assets during each calendar quarter, which the Trust refers to as the indirect reimbursement amount, (ii) reimbursement for payments made to loan originators which amounts are approved in connection with the annual budget each year, and (iii) a reimbursement of all direct expenses of employees (other than loan originators) dedicated solely to the business of Concord. Due to the affiliation of WRP Sub-Management and the Trust’s advisor, the Trust will continue to be entitled to receive a credit of one-half of the indirect reimbursement amount paid to WRP Sub-Management to ensure equal treatment to the Trust and Lexington.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2008 the Trust determined that, as the result of current market conditions, including the changes in interest rate spreads and lack of financing available, the fair value of its equity investment in Concord was below the carrying value.  Accordingly, the Trust assessed whether this decline in value was other-than-temporary.  In making this determination, the Trust considered the length of time and extent to which the decline has occurred, the lack of indication by the credit markets as to when there will be a recovery, the expectation that Concord will not pay distributions to the Trust in the near future and the cash position of Concord.  The Trust determined the fair value of Concord utilizing a leveraged cash flow methodology whereby cash flows were projected through 2016, the expected term of the CDO-1. Those cash flows were then modified based on changes to varying assumptions and cash flow scenarios were calculated.  Each cash flow scenario was discounted at various market rates of return and a probability was assigned to each scenario.  Based on the foregoing, all of which requires significant judgment, the Trust concluded that the decline in value is other-than-temporary, and the Trust has recognized an impairment loss of $36,543,000, which has reduced its carrying value of this investment to $73,061,000.

On December 31, 2008, the Trust and Lexington each advanced proceeds of $5,000,000 to Lex-Win Concord pursuant to short-term demand notes bearing interest at 1.36%.  These notes were subsequently repaid to each of the Trust and Lexington in January 2009.  Interest paid to the Trust and Lexington under these demand notes were not material to the results of operations for the year ended December 31, 2008.

Valuation of Concord Assets

Loan Securities

Lex-Win Concord has a portfolio of loan securities which includes investments in CDO securities, CMBS, and rake bonds. Such bonds are accounted for as available for sale securities and, accordingly, are marked to market on a quarterly basis based upon management’s assessment of fair value.

Lex-Win Concord evaluates its portfolio of available for sale debt securities for other-than-temporary impairment in accordance with EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets” ("EITF 99-20"),  FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115") and the related interpretation of FASB Staff Position FAS 115-1/124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP FAS 115-1”).  At each measurement date, management first determines whether its securities are impaired by comparing the carrying value of each security to the estimated fair value of each security as determined in accordance with  SFAS No. 157.  Next, for impaired securities, management determines whether such impairment is other-than-temporary in nature.  Determining whether a security is other-than-temporarily impaired requires significant judgment.  Management considers both quantitative and qualitative factors, including those described in SFAS 115 and SEC Staff Accounting Bulletin Topic 5M, Other-Than-Temporary Impairment of Certain Investments in Debt and Equity Securities (“SAB Topic 5M”).  Among other things, this evaluation includes consideration of the length of time and extent to which the fair value of a security has been less than its cost basis, Lex-Win Concord’s intent and ability to hold the securities until a forecasted recovery in value and the financial prospects of the loans and collateral underlying the securities. If, based on these and other considerations, management determines that impairment is other-than-temporary in nature, Lex-Win Concord recognizes an impairment loss equal to the difference between the investment’s cost basis and its fair value.

Lex-Win Concord began experiencing declines in the fair value of its loan securities during the quarter ended September 30, 2007 consistent with liquidity concerns impacting the commercial bond and real estate markets and the overall economy. As a result of a significant decline in the fair value of three CDO securities and management's concern regarding the ultimate collectability of amounts due for such securities, Lex-Win Concord recorded other-than-temporary impairment charges related to such assets of $11,028,000 during the year ended December 31, 2007.

During 2008, Lex-Win Concord observed an increased uncertainty in the commercial bond and real estate markets as well as a lack of liquidity impacting the overall financial markets.  As a result, Lex-Win Concord saw an accelerating decline throughout the year in the fair value of its available for sale securities.  Lex-Win Concord assesses the prospects of the loans and collateral underlying the securities (credit versus market issues) as well as its intent and ability to hold the securities until a forecasted recovery of fair value or maturity, and other factors.  Based upon these considerations, Lex-Win Concord  recorded an impairment loss for available for sale securities of $73,832,000 for the year ended December 31, 2008.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lex-Win Concord recognizes income on its portfolio of loan securities in accordance with EITF 99-20. Subject to various requirements, discounts attributable to previously recognized other-than-temporary impairment charges are recognized in interest income on the effective interest method based upon the excess of all estimated prospective cash flows over the investment balance in the loan security at the measurement date.  For these securities, Lex-Win Concord will accrete the impairment discount over the remaining life of the securities using the effective interest method, resulting in income recognition of $1,215,000 for the year ended December 31, 3008.  Lex-Win Concord did not recognize in earnings any material amounts relating to the accretion of other-than-temporary impairment charges for the years ended December 31, 2007 and the period March 31, 2006 (inception) through December 31, 2006.

In December 2008 Lex-Win Concord adopted FASB Staff Position EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP 99-20-1”), which is effective for interim and annual periods ending after December 15, 2008.  FSP 99-20-1 retains the objective of other-than-temporary impairment assessment and disclosures as discussed in SFAS 115 and other related guidance.  Lex-Win Concord has adopted and applied FSP 99-20-1 as of December 31, 2008 which did not have a material effect on its financial position or results of operations.

Real Estate Debt Investments

Lex-Win Concord considers all of its real estate debt investments to be held for investment or held to maturity.  Such investments are recorded at cost.  Discounts and premiums on purchased assets are amortized over the life of the investment using the effective interest method.  The amortization is reflected as an adjustment to interest income.  Other costs incurred in connection with acquiring loans, such as marketing and administrative costs, are charged to expense as incurred.

Lex-Win Concord considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due for both principal and interest according to the contractual terms of the loan agreement. The Company recognizes loan impairments in accordance with the guidance under SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” (“SFAS 114”) which requires that a creditor recognize impairment of a loan if the present value of expected future cash flows discounted at the loan's effective interest rate or, alternatively, the observable market price of the loan or the fair value of the collateral is less than the recorded investment in the loan.  Lex-Win Concord believes its loans are collateral dependent and, accordingly, utilizes the fair value of the loan collateral when assessing its loans for impairment.  If the fair value of the collateral is equal to or greater than the recorded investment in the loan, no impairment is recognized.  Specific valuation allowances are established for impaired loans based on the fair value of collateral on an individual loan basis. The fair value of the collateral is determined by selecting the most appropriate valuation methodology. These methodologies include the evaluation of operating cash flow from the collateral during the projected holding period, and the estimated sales value of the collateral computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates.

If upon completion of the valuation, the fair value of the underlying collateral securing the impaired loan is less than the net carrying value of the loan, a reserve is created with a corresponding charge to the allowance for loan losses. The allowance for each loan is maintained at a level believed adequate to absorb probable losses.

In addition an unallocated reserve is established to cover performing loans and loan losses are recorded when (i) available information indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”). Required reserve balances for the performing loan portfolio are derived from probabilities of principal loss and loss given default estimates assigned to the portfolio as part of Lex-Win Concord’s quarterly internal risk rating assessment. Probabilities of principal loss and severity factors are based on industry and/or internal experience and may be adjusted for significant factors that, based on management’s judgment, impact the collectability of the loans. Pursuant to SFAS 114 and SFAS 5, Lex-Win Concord recognized an allowancefor loan losses of $31,053,000 for the year ended December 31, 2008 of which the Trust’s share is $15,527,000.  Lex-Win Concord had no allowance for loan losses in 2007 and 2006.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Results of operations for Lex-Win Concord are summarized below (in thousands):

	Year Ended December 31, 2008	Year Ended December 31, 2007	For the Period March 31 (Date of Inception) to December 31, 2006

Condensed Statement of Operations

Interest and other income	$71,307	$65,854	$13,212
Interest expense	(36,410)	(41,675)	(9,356)
General and administrative	(4,824)	(5,541)	(1,572)
Impairment loss on available for sale securities	(73,832)	(11,028)	-
Provision for loss reserves on real estate debt investments	(31,053)	-	-
Interest income on bank deposits	426	2,599	396
Gain on extinguishment of debt (1)	15,603	-	-

Consolidated net (loss) income	(58,783)	10,209	2,680

Income attributable to redeemable preferred interest	(1,619)	-	-
Income attributable to non-controlling interest	(12)	(13)	-
Net (loss) income attributable to Lex-Win Concord	$(60,414)	$10,196	$2,680

Equity in income (loss) of equity investment	$(30,207)	$5,098	$1,340
Other-than-temporary impairment	(36,543)	-	-

On the Trust’s Consolidated Statements of Operations and Comprehensive Income	$(66,750)	$5,098	$1,340

(1)
For the year ended December 31, 2008 Lex-Win Concord purchased $29,125 of its CDO-1 notes at a discount for $13,110 and recognized a gain, net of deferred costs, on the extinguishment of debt totaling $15,603.  For the year ended December 31, 2008 debt issuance costs of $412 were charged against the gains.

Lex-Win Concord’s assets and liabilities at December 31, 2008 and 2007 are summarized below (in thousands):

	As of December 31, 2008	As of December 31, 2007

Condensed Balance Sheets

Cash and restricted cash	$15,134	$19,554
Real estate debt investments, net of loss reserves	863,144	952,035
Available for sale securities, net	118,491	188,073
Other assets	10,353	12,866

Total assets	$1,007,122	$1,172,528

Repurchase agreements	240,604	472,324
Revolving credit facility	80,000	-
Collateralized debt obligations	347,525	376,650
Accounts payable and other liabilities	43,230	12,531
Non-controlling redeemable preferred interest	76,441	-

Accumulated other comprehensive loss	(29,054)	(16,781)
Members’ capital	248,262	327,702
Non-controlling interest	114	102

Total liabilities and members’ capital	$1,007,122	$1,172,528

Equity Investment: Per Lex-Win Concord’s consolidated balance sheet	$109,604	$155,461
Other-than-temporary impairment	(36,543)	-
On the Trust’s consolidated balance sheet	$73,061	$155,461

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information pertaining to Concord’s credit facilities collateralized by the real estate debt investments and available for sale securities as of December 31, 2008 and 2007 is as follows (in thousands):

		December 31, 2008		December 31, 2007
	Maximum
	Borrowing Amount	Debt Outstanding	Collateral Carrying Value(3)	Debt Outstanding	Collateral Carrying Value(3)

Repurchase agreement with Column Financial, Inc. as counter-party, expiration March 30, 2011, renewable monthly, interest is variable based on one month LIBOR plus 85 to 135 basis points, weighted average of 1.49% and 5.84%, respectively. (1) (2)	$150,000	$144,475	$261,981	$308,508	$412,561

Repurchase agreement with Bear Stearns Funding, Inc. as counter-party, expiration November 15, 2008.	-	-	-	48,710	68,671

Repurchase agreement with the Royal Bank of Scotland PLC, successor in interest to Greenwich Capital Financial Products, Inc., matures on February 1, 2012, interest is variable based on 1-month LIBOR rate plus 1%, weighted average of 2.04% and 5.85%, respectively.	-	59,613	71,417	59,613	70,146

Repurchase agreement with the Royal Bank of Scotland PLC, successor in interest to Greenwich Capital Financial Products, Inc., matures on December 15, 2009, interest is based on 1-month LIBOR rate plus 1%, weighted average of 1.51% and 5.90%, respectively.	-	21,516	36,452	39,079	55,827

Repurchase agreement with Column Financial Inc., matures on March 9, 2009, interest is variable based on 1-month LIBOR rate plus 1%, weighted average of 1.47% and 5.95%, respectively. (1)	-	15,000	25,880	16,414	25,270

Revolving credit facility with KeyBank National Association, matures on March 7, 2010, interest is variable based on 1-month LIBOR rate plus 175 to 225 basis points, weighted average of 2.71% at December 31, 2008	100,000	80,000	135,976	-	-

	$250,000	$320,604	$531,706	$472,324	$632,475

(1)
In February 2009 the $15,000 asset specific repurchase agreement was terminated and the asset which was subject to this repurchase agreement was added to the multiple loan asset repurchase agreement.  The multiple loan asset repurchase agreement was modified to provide that the interest rate, maturity date and advance rate, with respect to the asset added to the multiple loan asset repurchase facility, would remain as it was under the specific repurchase agreement.  Concord may extend for up to two one-year extensions.

(2)
Interest rate is based on type of loan asset or loan security for which financing is provided. Weighted average interest rate at December 31, 2008 on the Column Financial, Inc. repurchase facility was 1.49%.

(3)	Collateral carrying value equals face value less discounts, unrealized losses and other than temporary impairment losses plus premiums and unrealized gains.

Repurchase Facilities

Under the terms of the repurchase facility with Column Financial, Inc. maturing on March 9, 2009 and the repurchase facilities with Royal Bank of Scotland PLC, Concord is required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10,000,000 at all times.  At certain times during the year ended December 31, 2008 and at certain times subsequent to the year ended December 31, 2008, Concord’s cash balance declined to an amount below the $10,000,000 minimum liquidity requirements.  In February 2009, Concord received a waiver of the covenant violation from both Column Financial, Inc. and the Royal Bank of Scotland.  The Royal Bank of Scotland waiver suspends the liquidity requirement until June 30, 2009.  Additionally, the agreement with Column Financial, Inc. was terminated, and the asset subject to this agreement was added to Concord’s other facility with Column Financial Inc which does not contain a liquidity requirement.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyBank Credit Facility

On March 7, 2008 Concord entered into a $100,000,000 secured revolving credit facility with KeyBank.  The credit facility enables Concord to finance existing unlevered assets as well as new assets acquired by Concord.  The initial maximum borrowings under the loan are $100,000,000.  Borrowings under the facility bear interest at spreads over LIBOR ranging from 1.75% to 2.25%, depending on the underlying loan asset or debt security for which such borrowing is made.  At December 31, 2008, the weighted average interest rate over LIBOR was 2.71%, and the carrying value of loan assets securing the facility was approximately $135,976,000.  The facility has one 12-month extension term and may be extended to March 2011.

Under the terms of the line of credit facility with KeyBank, Concord is required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10,000,000 at all times.  At certain times during the year ended December 31, 2008 and at certain times subsequent to the year ended December 31, 2008, Concord’s cash balances declined to an amount below the $10,000,000 liquidity requirements.  On February 24, 2009 Concord received from KeyBank a waiver of the covenant violation.  In addition, the covenant will be waived until June 30, 2009.

Collateralized Debt Obligations

The following table outlines borrowings under CDO-1’s collateralized debt obligations as of December 31, 2008 and 2007 (in thousands):

	December 31, 2008			December 31, 2007
	Debt	Weighted-Average	Collateral	Debt	Weighted-Average	Collateral
	Outstanding	Interest Rate	Par Value	Outstanding	Interest Rate	Par Value

CDO-1 - Issued seven investment grade tranches December 21, 2006. Reinvestment period through December 21, 2011. Matures on December 21, 2016. Interest rate variable based on one-month LIBOR	$347,525	0.95%	$464,831	$376,650	5.37%	$464,601

The Trust has determined that, as of December 31, 2008 and 2007, Lex-Win Concord met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X.  The separate financial statements of Lex-Win Concord required pursuant to Rule 3-09 of Regulation S-X are filed as Exhibit 99.1 to the Company’s Annual Report on Form 10-K.

Sealy Northwest Atlanta

On December 12, 2006 the Trust acquired, through a venture with Sealy, a 60% ownership interest in 12 flex properties in Atlanta, Georgia containing an aggregate of 472,000 square feet of space for approximately $35,845,000. The Trust invested approximately $5,470,000 and the general partner, an affiliate of Sealy, invested approximately $3,647,000 for their 40% interest in the venture.  The Trust accounts for this investment on the equity basis and recorded equity in loss of approximately $409,000, $470,000 and $51,000 for the periods ended December 31, 2008, 2007 and 2006, respectively.  The Trust received distributions of $566,000 and $194,000 in the years ended December 31, 2008 and 2007, respectively.

Sealy Airpark Nashville

On April 17, 2007 the Trust acquired, through a venture with Sealy, a 50% ownership interest in 13 light distribution and service center properties in Nashville, Tennessee.  The purchase price of $87,200,000 was financed through approximately $65,383,000 of proceeds, net of escrows and closing costs, from a $74,000,000 first mortgage loan and a $3,600,000 bridge loan from Sealy.  Both Sealy and the Trust contributed $9,308,000 for a 50% ownership in the venture.  The Trust accounts for this investment on the equity basis and recorded equity in loss of approximately $1,023,000 and $936,000 for the periods ended December 31, 2008 and 2007, respectively.  The Trust received distributions of $839,000 in the year ended December 31, 2008.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sealy Newmarket

On August 20, 2008 the Trust acquired, through a venture with Sealy, a 68% ownership interest in a six building office-flex campus containing approximately 470,000 square feet in Atlanta, Georgia. The purchase price for the property was $47,000,000 including assumed debt. The venture assumed an existing $37,000,000, 6.12% first mortgage loan encumbering the property, maturing in November 2016.  The Trust contributed approximately $9,006,000 for its ownership in the venture.  The Trust accounts for this investment on the equity basis and recorded equity in loss of approximately $250,000 for the period ended December 31, 2008.

Lex-Win Acquisition

At December 31, 2007 Lex-Win Acquisition LLC (“Lex-Win”) held 3,885,616 shares in Piedmont Office Realty Trust, Inc. at a per share price of $9.30.  During 2008, Lex-Win recorded an other-than-temporary impairment loss of $3,847,000.  In August 2008 Lex-Win sold all its shares of Piedmont and made a distribution to the Trust of its 28% pro-rata share of approximately $9,041,000.  The Trust accounts for this investment on the equity basis and recorded equity in loss of approximately $878,000 and $45,000 for the periods ended December 31, 2008 and 2007, respectively.

10.	Debt

Mortgage Loans Payable

The Trust had outstanding mortgage loans payable of $229,737,000 and $236,925,000 at December 31, 2008 and 2007, respectively.  The mortgage loan payments of principal and interest are generally due monthly, quarterly or semi-annually and are collateralized by applicable real estate of the Trust.

The Trust’s mortgage loans payable at December 31, 2008 and 2007 are summarized as follows (in thousands):

	Maturity	Spread Over LIBOR/Prime	Interest Rate at December 31, 2008	Balance as of December 31, 2008	Balance as of December 31, 2007
Fixed Interest Rate:
Amherst, NY	October 2013	--	5.65%	$16,913	$17,276
Indianapolis, IN	April 2015	--	5.82%	4,384	4,447
Houston, TX	April 2016	--	6.45%	67,009	69,801
Andover, MA	February 2011	--	6.60%	6,389	6,503
S. Burlington, VT	February 2011	--	6.60%	2,738	2,787
Chicago, IL	March 2016	--	5.75%	21,391	21,600
Lisle, IL	June 2016	--	6.26%	24,452	24,600
Lisle, IL	March 2017	--	5.55%	5,600	5,600
Kansas City, KS	June 2012	--	7.04%	6,768	5,893
Orlando, FL	July 2017	--	6.40%	39,610	40,034

Variable Interest Rate:
Various (1)	June 2009	LIBOR+1.75%	(2)	24,983	28,884
Chicago, IL (3)	March 2009	Prime + 0.50%	5.75%	9,500	9,500
				$229,737	$236,925

(1)	The Trust has two one-year options to extend this loan.
(2)
The Trust entered into an interest rate swap agreement in the notional amount of $26,000, effectively converting the floating interest rate to a fixed rate of 5.8% through December 2009.  At December 31, 2008 the principal balance is covered by the swap agreement.

(3)
The Trust received a one-year extension to March 28, 2010.  The terms of the extension require monthly payments of interest only at a fixed interest rate of 6%.  The renewal was subject to a $200 principal payment due at the extension date.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes future principal repayments as of December 31, 2008 (in thousands):

2009	$29,763
2010	14,762
2011	14,347
2012	12,939
2013	16,685
Thereafter	141,241
$229,737

Note Payable

At December 31, 2008 the Trust has a $9,800,000 loan payable to Citibank, which bears interest at LIBOR plus 2.5% and matures in December 2011.  The loan was made in connection with the Trust’s purchase during 2008 of 3,500,000 common shares of Lexington Realty Trust.  The loan requires monthly payments of interest only and is subject to margin calls if the loan balance compared to the market value of the common shares exceeds 57.5%.  At December 31, 2008, the Trust had provided $5,227,000 of cash as additional collateral for this loan.

11.	Repurchase Agreements

At December 31, 2007 the Trust had three repurchase agreements relating to Fannie Mae and Freddie Mac mortgage-backed securities.  The agreements were with Bear Stearns & Co., Inc. as the counter-party, with an expiration of January 25, 2008,  renewable monthly, with variable interest rates based on one month LIBOR minus 2 basis points.  The total carrying value was approximately $75,175,000 and the value of the underlying collateral was approximately $78,141,000.  As of December 31, 2007 the average borrowing rate on the Trust’s repurchase agreements was 4.845%, renewable monthly.  These repurchase agreements were paid in full in January 2008.

12.	Revolving Line of Credit

In December 2005 the Trust entered into a Revolving Loan Agreement with KeyBank pursuant to which the Trust could borrow on a revolving basis up to $100,000,000.  In July 2006 the agreement was amended such that the maximum amount available under the credit facility was $70,000,000.  In July 2008 the Trust borrowed $70,000,000 under the facility, which was subsequently repaid in the fourth quarter of 2008.  On December 16, 2008 the credit facility was amended such that (i) the maximum borrowing by the Trust was reduced to $35,000,000, (ii) the maturity date was extended to December 16, 2010 and (iii) the Trust may, at its option, extend the term of the facility for an additional year.

Amounts borrowed under the credit facility bear interest at LIBOR plus 3.0%.  To the extent the Trust maintains cash balances at KeyBank in excess of a certain threshold, the interest rate is reduced to LIBOR plus 2.25%.  The Trust is required to pay a commitment fee on the unused portion of the line, which amounted to approximately $119,000 and $177,000 for the years ended December 31, 2008 and 2007, respectively.

The revolving credit line requires monthly payments of interest only.  To the extent that the amounts outstanding under the facility are in excess of the borrowing base (as calculated), the Trust is required to make a principal payment to reduce such excess. The Trust may prepay from time to time without premium or penalty and re-borrow amounts prepaid.  The revolving line of credit requires the Trust to maintain (i) a minimum consolidated debt service coverage ratio, (ii) a maximum leverage ratio, (iii) liquid assets of $17,500,000 and (iv) a minimum net worth.  The revolving credit line is secured by substantially all of the Trust’s assets.  At December 31, 2008 and 2007, the Trust was in compliance with its covenants and there were no amounts outstanding under the facility.

13.	Hedge Instruments

The Trust periodically hedges a portion of its interest rate risk with derivative financial instrument contracts, such as interest rate swaps, which in effect modify the repricing characteristics of the Trust’s repurchase agreements and floating rate mortgage debt agreements.  The use of interest rate swaps results in adjustments to cash flows for these liabilities. Hedging instruments can create exposure to potential losses if the counterparties to these instruments fail to perform their obligations under the contracts.  In the event of a default by the counterparty, the Trust would not receive payments provided for under the terms of the hedging instrument and could have difficulty taking possession of assets pledged as collateral for swap.  At December 31, 2008 the Trust did not anticipate default by its counterparty.  Hedge ineffectiveness as defined by SFAS No. 133 on cash flow hedges was $126,000 for the year ended December 31, 2008.  There was no hedge ineffectiveness for the years ended December 31, 2007 and 2006.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2007 the Trust effected an interest rate swap with a balance guaranty on its repurchase agreement with respect to its first mortgage residential whole-pool loan certificates, which bears interest at LIBOR minus 0.002%, effectively fixing the rate at 4.055%.   These repurchase agreements were repaid in January 2008.

Also during 2007 an interest rate swap with a $40,000,000 notional amount was subsequently negotiated to a notional amount of $26,000,000, expiring December 1, 2009.  This effectively converted the interest rate on that portion of principal from a floating rate equal to LIBOR plus 1.75% to a fixed LIBOR rate of 4.05% plus 1.75%. The outstanding balance at December 31, 2008 on this loan was approximately $24,983,000.

The table below summarizes the Trust’s interest rate swap at December 31, 2008 (in thousands):

Maturity	Swap Rate	Notional Amount of Hedge	Cost of Hedge	Estimated Fair Value of Swap in Other Comprehensive Income	Unrealized Gain on Settled Swap in Other Comprehensive Income	Change in Swap Valuations Included in Other Comprehensive Income For the Year Ended December 31, 2008

December 2009	4.05%	$26,000	$-	$(765)	$138	$(713)
January 2008	4.055%	$-	$-	$-	$-	(30)
						$(743)

The table below summarizes the Trust’s interest rate swaps at December 31, 2007 (in thousands):

Maturity	Swap Rate	Notional Amount of Hedge	Cost of Hedge	Estimated Fair Value of Swap in Other Comprehensive Income	Unrealized Gain on Settled Swap in Other Comprehensive Income	Change in Swap Valuations Included in Other Comprehensive Income For the Year Ended December 31, 2007

December 2009	4.05%	$26,000	$-	$(203)	$289	$(910)
January 2008	4.055%	$54,021	$-	30	$-	(643)
						$(1,553)

14.	Preferred Shares

Series A Preferred Shares

On February 7, 2006, in accordance with the terms of the Certificate of Designation for the Trust’s Series A Preferred Shares, the Trust converted all of the Series A Preferred Shares into Common Shares at a rate of 4.92 Common Shares for each Series A Preferred Share.  In connection with this conversion, the Trust issued approximately 4,836,763 Common Shares and made payments totaling $65 for fractional shares otherwise issuable as a result of the conversion to holders of the Trust’s Series A Preferred Shares.

Series B-1 Preferred Shares

In February 2005 and June 2005 the Trust sold an aggregate of 4,000,000 shares of its Series B-1 Convertible Redeemable Preferred Shares (the “Series B-1 Preferred Shares”) for $100,000,000, resulting in proceeds of approximately $94,164,000, net of underwriting, placement agent and legal fees of $5,836,000. The Series B-1 Preferred Shares were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.  The Series B-1 Preferred Shares have a liquidation value of $25 per share, pay cumulative dividends at a minimum rate of 6.5% and are convertible into Common Shares at a conversion price of $22.50, subject to anti-dilution adjustments.  In addition, the holders of the Series B-1 Preferred Shares have the right to elect one Trustee to the Board of Trustees as long as 1,000,000 Series B-1 Preferred Shares are outstanding.  Commencing on February 28, 2008, the Trust may convert all of the Series B-1 Preferred Shares if the closing price for the Common Shares for any 20 consecutive trading days within the 25-day period commencing on the date of mailing of the conversion notice exceeds 125% of the then conversion price.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the issuance of the Series B-1 Preferred Shares, the Trust entered into an Investor Rights Agreement (the “Rights Agreement”) granting purchasers rights including: (i) preemptive rights regarding future issuances of securities by the Trust, (ii) co-investment rights enabling participation in future investments by the Trust and (iii) other rights in the event of a sale of substantially all the Trust’s securities.

The Trust has classified the Series B-1 Preferred Shares as liabilities pursuant to ASR 268 (Rule 5-02.28 of Regulation S-X) and EITF D-98, “Classification and Measurement of Redeemable Securities.”  Upon the conversion of the Series B-1 Preferred Shares to Common Shares, the shares converted will be classified as equity.

During 2008 and 2007, at the request of holders of Series B-1 Preferred Shares, 493,552 and 59,343 Series B-1 Preferred Shares were converted into 548,389 and 65,936 Common Shares, respectively. Through December 31, 2008, a total of 562,895 Series B-1 Preferred Shares have been converted into 625,436 Common Shares.  Conversions are treated as equity transactions and any fees incurred in connection with a conversion are recorded as a reduction to paid-in-capital.

During the fourth quarter of 2008 the Trust acquired 1,024,000 Series B-1 Preferred Shares with a liquidation value of approximately $25,600,000 at a 25.5% discount from their liquidation value of $25 per share.  The Trust determined that the repurchase of the Series B-1 Preferred Shares qualified as extinguishment of debt pursuant to the guidance of FAS 140, “Accounting For the Transfer and Servicing of Financial Assets and Liabilities,” (“FAS 140”) and recognized a gain of $6,284,000, pursuant to Accounting Priciples Board Opinion No. 26, “Early Extinguishment of Debt.”

In January 2009 the Trust acquired an additional 917,105 Series B-1 Preferred Shares at a discount of 25.5% from their liquidation value of $25 per share.  As a result, the Trust expects to record a gain from the early extinguishment of debt of approximately $5,847,000 in 2009.  As of March 1, 2009, there are 1,496,000 Series B-1 Preferred Shares outstanding.

15.	Common Shares

Share Repurchase

In September 2008 the Board of Trustees approved a stock repurchase plan pursuant to which the Trust is authorized to acquire up to one million of its Common Shares.  During 2008, the Trust acquired 70,000 of its Common Shares pursuant to the repurchase plan at an average price of $13.30 per share, aggregating approximately $930,000.  These shares have been included in treasury stock at December 31, 2008.

The following table sets forth information relating to sales of Common Shares:

Issue Date	Shares Issued	Price per Share		Type of Offering

3/29/06	1,044,008	$26.25		Rights Offering (2)
10/16/06	25,182	31.95		DRIP (3)
11/3/06	3,910,000	30.00	(1)	Public Offering
1/16/07	35,600	33.65		DRIP
4/16/07	27,000	32.80		DRIP
7/16/07	25,600	34.75		DRIP
10/15/07	30,400	31.34		DRIP
1/15/08	64,308	25.35		DRIP
4/15/08	41,026	20.65		DRIP
5/15/08	1,768,987	21.35		Rights Offering (4)
7/15/08	58,354	16.10		DRIP
10/15/08	85,950	11.52		DRIP

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The Trust received $28.50 per share after underwriter’s discount.
(2)
Rights offering pursuant to which each holder of Common Shares and Series B-1 Preferred Shares received one basic subscription right for every twelve Common Shares owned, or in the case of Series B-1 Preferred Shares, one basic subscription right for every twelve Common Shares issuable upon conversion of such Series B-1 Preferred Shares.

(3)	The Trust’s Dividend Reinvestment and Stock Purchase Plan.
(4)
Rights offering pursuant to which each holder of Common Shares and Series B-1 Preferred Shares received one basic subscription right for every ten Common Shares owned, or in the case of Series B-1 Preferred Shares, one basic subscription right for every ten Common Shares issuable upon conversion of such Series B-1 Preferred Shares.

16.	Warrants and Share Options

In May 2007 the Trust’s shareholders approved the Winthrop Realty Trust 2007 Long Term Incentive Plan (the "2007 Plan") pursuant to which the Trust can issue options to acquire Common Shares and restricted share awards to its Trustees, directors and consultants.  There are 100,000 Common Shares reserved for issuance under the 2007 Plan and as of December 31, 2008, no stock options or restricted stock awards have been issued.

In December 2003 the Board of Trustees granted 20,000 options under a Long Term Incentive Performance Plan to a Trustee who was Interim Chief Executive Officer and Interim Chief Financial Officer.  The options have an exercise price of $11.15 and expire on December 16, 2013, no options have been exercised.  There were no other options granted, cancelled or expired and in March 2005 the plan was terminated.

In November 1998 the Trust issued warrants to a third party to purchase 100,000 Common Shares at an exercise price of $41.85 per common share.  The warrants expired in November 2008.

17.	Non-Controlling Interests

Non-controlling interests represent the ownership interests of various third parties in four properties and one loan as of December 31, 2008 and four properties as of December 31, 2007. The ownership interests of the third party owners range from 20% to 92%. As required by FAS 160, non-controlling interests are included in the stockholders’ equity section of the Company’s consolidated balance sheet. The income or losses attributable to these third party owners based on their ownership percentages are reflected in net income allocated to the Company and non-controlling interests in the consolidated statement of operations and comprehensive income.

18.	Discontinued Operations

In the third quarter of 2008 the Trust entered into an agreement for the sale of a shopping center asset located in Biloxi, Mississippi for a net sales price to the Trust of approximately $2,678,000.  The property, aggregating approximately 51,000 square feet, was sold in December 2008 and the Trust recorded a $1,807,000 gain.  The operations of this property are classified as discontinued operations for all periods presented.

On August 8, 2008 a petition by the condemnation of a shopping center asset located in St. Louis, Missouri aggregating 46,000 square feet was dismissed by the Missouri Circuit Court in the Twenty-Second Judicial Circuit.  The operations for this property, which were previously classified as discontinued operations, were reclassified to income from continuing operations for all periods presented.

Under an agreement related to a former property, VenTek Transit, Inc (“VenTek”), the Trust is entitled to receive royalty payments through 2009 equal to 5% of VenTek’s annual gross revenues.  The Trust received royalties of $23,000, $22,000 and $18,000 during the years ended 2008, 2007 and 2006, respectively.  It is not expected that future payments will be material to the Trust’s operations.  At December 31, 2006 the Trust had $828,000 accrued for a contingent sales tax liability related to Ventek.  In September 2007 the statute of limitations expired and the Trust wrote off this contingent liability, recording $828,000 in other income.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There were no liabilities related to discontinued operations at December 31, 2008 and 2007.

Results for discontinued operations for the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands):

	2008	2007	2006

Operating revenues	$209	$1,052	$200
Total expenses	48	56	90
Income from discontinued operations	$161	$996	$110

19.	Federal and State Income Taxes

The Trust has made no provision for regular current or deferred federal income taxes and no deferred state income taxes have been provided for on the basis that the Trust operates in a manner intended to enable it to continue to qualify as a real estate investment trust under Sections 856-860 of the Code.  In order to qualify as a REIT, the Trust is generally required each year to distribute to its shareholders at least 90% of its taxable income (excluding any net capital gain).  The Trust currently intends to comply with the foregoing minimum distributions requirements.  As of December 31, 2008, the Trust has net operating loss carryforwards of approximately $22,002,000 after utilizing $10,272,000 to offset 2008 taxable income, which will expire from 2021 through 2023.  As a result of the February 28, 2005 issuance of the Series B-1 Preferred Shares (see Note 14), the Trust’s net operating loss carryforwards are subject to annual limitations pursuant to Section 382 of the Code.  The Trust also had capital loss carryforwards of $1,695,000, which were fully utilized as of December 31, 2006.  The Trust treats certain items of income and expense differently in determining net income reported for financial and tax purposes.  Such items resulted in a net increase in income for tax reporting purposes of $56,256,000 in 2008, a net decrease in income for tax reporting purposes of approximately $11,544,000 in 2007, and a net decrease in income of $11,796,000 in 2006.

Prior to 2007 the Trust had offset a portion of its federal taxable income by utilizing capital loss carryforwards.  However, the capital loss carryforwards are not available in certain states and localities where the Trust has an obligation to pay income taxes.  In addition, certain states and localities disallow state income taxes as a deduction and exclude interest income from United States obligations when calculating taxable income.  Federal and state tax calculations can differ due to differing recognition of net operating losses.  Accordingly, the Trust has recorded, $330,000, $417,000 and $238,000 in state and local taxes for the years ended December 31, 2008, 2007 and 2006, respectively.

The 2008, 2007 and 2006 cash dividends per Series B-1 Preferred Share for an individual shareholder’s income tax purposes were as follows:

	Ordinary Dividends	Capital Gains 15% Rate	Nontaxable Distribution	Total Dividends Paid

2008	$1.38	$0.25	$-	$1.63
2007	0.96	1.43	-	2.39
2006	1.13	0.54	-	1.67

The 2008, 2007 and 2006 cash dividends per Common Share for an individual shareholder’s income tax purposes were as follows:

	Ordinary Dividends	Capital Gains 15% Rate	Nontaxable Distribution	Total Dividends Paid

2008	$0.48	$0.09	$-	$0.57
2007	0.85	1.30	-	2.15
2006	1.00	0.50	-	1.50

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.	Commitments and Contingencies

The Trust is involved from time to time in litigation on various matters, including disputes with tenants and disputes arising out of agreements to purchase or sell properties.  Given the nature of the Trust’s business activities, these lawsuits are considered routine to the conduct of its business.  The result of any particular lawsuit cannot be predicted, because of the very nature of litigation, the litigation process and its adversarial nature, and the jury system.  The Trust does not expect that the liabilities, if any, that may ultimately result from such legal actions will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Trust.

21.	Related-Party Transactions

The following table sets forth the fees and reimbursements paid by the Trust for the years ended December 31, 2008, 2007 and 2006 to FUR Advisors and Winthrop Management L.P. (in thousands):

	2008		2007		2006

Asset Management (1)	$5,616	(3)	$5,263	(4)	$3,681	(5)
Property Management (2)	264		269		217
Construction Management (2)	23		9		-
	$5,903		$5,541		$3,898

(1)	Payable to FUR Advisors.
(2)	Payable to Winthrop Management L.P.
(3)	Before credits of $1,763, discussed below.
(4)	Before a credit of $189, discussed below.
(5)	Before a credit of $4,400, discussed below.

FUR Advisors

The activities of the Trust and its subsidiaries are administered by FUR Advisors LLC (“FUR Advisors”) pursuant to the terms of the Advisory Agreement between the Trust and FUR Advisors.  FUR Advisors is controlled by and partially owned by the executive officers of the Trust. Pursuant to the terms of the Advisory Agreement, FUR Advisors is responsible for providing asset management services to the Trust and coordinating with the Trust’s shareholder transfer agent and property managers.  FUR Advisors is entitled to receive a base management fee and an incentive fee.  In addition, FUR Advisors or its affiliate is also entitled to receive property and construction management fees at commercially reasonable rates as determined by the independent Trustees of the Trust.

Base Management Fee

The quarterly base management fee payable to FUR Advisors for providing such services equals the lesser of an asset based fee or an equity based fee.

The asset based fee is calculated as follows: 1% of the gross asset value of the Trust up to $100,000,000, 0.75% of the gross asset value of the Trust between $100,000,000 and $250,000,000, 0.625% of the gross asset value of the Trust between $250,000,000 and $500,000,000 and 0.50% of the gross asset value of the Trust in excess of $500,000,000.  (In light of the net lease nature of its original net lease properties, FUR Advisors agreed to reduce its fee for these properties to 0.25% of the gross asset value for the portion of that portfolio that is subject to leverage.)

The equity based fee is calculated as follows: (i) 1.5% of our issued and outstanding equity securities plus (ii) 0.25% of any equity contribution by an unaffiliated third party to a venture managed by us.  For purposes of the equity based calculation, the 6,211,783 Common Shares outstanding at January 1, 2005 are to be valued as follows: $11.50 (the tender offer price paid by an affiliate of our advisor in its December 2003 tender offer) with respect to 5,211,783 Common Shares and $13.00 (the purchase price paid by such affiliate) with respect to the 1,000,000 Common Shares acquired on December 31, 2003.  Our Common Shares issued upon the conversion of our Series A Preferred Shares were valued at $25.4125 per Common Share, the conversion price. All Preferred and Common Shares issued subsequent to January 1, 2005 are and will be valued at the net issuance price, including any Common Shares issued in connection with the conversion of Preferred Shares, as adjusted for the November 2008 1-for-5 Common Share reverse split.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2009 the base management fee was modified effective as of January 1, 2009.  As modified, the asset based fee calculation has been eliminated and the equity based fee is based on a price of $11.00 per Common Share outstanding and $25.00 per Series B-1 Preferred Share with respect to the 1,496,000 Series B-1 Preferred Shares outstanding after giving effect to the repurchases of Series B-1 Preferred Shares during the fourth quarter of 2008 and the first quarter of 2009.  Any additional future conversions, redemptions or repurchases of the Series B-1 Preferred Shares will not reduce the base equity for purposes of the base management fee calculation.  Any future issuances of Common Shares or preferred shares will increase the equity as per the existing agreement for purposes of the base management fee calculation.

Incentive Fee

The incentive fee entitles FUR Advisors to receive (a) an amount equal to 20% of all distributions paid to beneficiaries of Common Shares after December 31, 2003 in excess of the Threshold Amount, hereinafter defined, and, (b) upon the  termination of the Advisory Agreement, an amount equal to 20% of the “liquidation value” of the Trust in excess of the Threshold Amount at the termination date. As defined in the Advisory Agreement, the Threshold Amount is equal to (x) $71,300,000, increased by the net issuance price of all Common Shares, with an adjustment for Preferred Shares converted, issued after December 31, 2003, and decreased by the redemption price of all Common Shares redeemed after December 31, 2003, plus (y) a return on the amount, as adjusted, set forth in (x) equal to 7% per annum compounded annually. The incentive fee is reduced by any direct damages to the Trust if the Advisory Agreement is terminated by the Trust for cause.

If the Advisory Agreement were terminated, the actual incentive fee payable would be based on an appraised valuation or the liquidation proceeds received for the Trust’s assets, which may be substantially in excess of the amount calculated based on the market price of the common shares.

Winthrop Management L.P.

Winthrop Management L.P., an affiliate of FUR Advisors and the Trust’s executive officers, assumed property management responsibilities for various properties owned by the Trust. Pursuant to the terms of the property management agreement, Winthrop Management L.P. receives a property management fee equal to 3% of the monthly revenues, which fee has been approved by the Conflicts Committee.

Credits

In connection with the resignation by Michael L. Ashner, the Trust’s Chairman and Chief Executive Officer, as an officer and Trustee of Lexington which was effective March 20, 2008, the Trust consented to FUR Advisors entering into a consulting agreement with Lexington pursuant to which FUR Advisors was to provide consulting services to Lexington through December 31, 2008.  For providing these services, FUR Advisors was entitled to a fee of $1,500,000 (the “Consulting Fee”), which was to be paid in monthly installments of approximately $167,000, and  the Trust received a credit against the base management fee payable by the Trust to FUR Advisors equal to the Consulting Fee.  Accordingly, the Trust received a credit of $1,500,000 for the year ended December 31, 2008.

WRP Sub-Management LLC (“WRP Sub-Management”), an affiliate of FUR Advisors has been retained to provide accounting, collateral management and loan brokerage services to Concord and its subsidiaries, including CDO-1.  WRP Sub-Management received reimbursement of direct and indirect expenses totaling $1,402,000 and $2,571,000 for the years ended December 31, 2008 and 2007, respectively, in accordance with the terms of the agreement.  Of these amounts, $526,000 and $378,000 were paid to reimburse it for costs associated with providing accounting and other “back-office” services for the benefit of Concord (the “Affiliate Amount”).  Because the Trust pays an advisory fee to FUR Advisors whereas Lexington, the other member in Concord, does not, the advisory fee payable to FUR Advisors by the Trust is reduced by 50% of the Affiliate Amount to ensure equal treatment of the Trust and Lexington with respect to the reimbursements paid by Concord.  For the years ended December 31, 2008 and 2007, the Trust received and utilized a credit of $263,000 and $189,000, respectively, against the base management fee.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Newkirk/Lexington merger, the advisory agreement between NKT Advisors and Newkirk was terminated, and NKT Advisors received a payment of $5,500,000 attributable to its incentive fee.  As a result of the incentive fee being paid by Newkirk and in accordance with the Advisory Agreement between the Trust and FUR Advisors, the Trust received a $4,400,000 credit (80% of total fee paid) in 2006 to be utilized on a go forward basis in offsetting the quarterly advisory fees payable under the Advisory Agreement, or in cash if the credit was not fully utilized after eight fiscal quarters.   To offset the base management fee payable the Trust utilized approximately $3,241,000 and $1,159,000 of the credit for the years ended December 31, 2007 and 2006, respectively, thereby fully utilizing the credit.

On March 24, 2008, the Trust acquired for the benefit of Concord two classes of securities issued by CDO-1 with a face value of $10,000,000 for approximately $4,850,000 and transferred legal ownership of these securities to Concord on March 31, 2008 and received reimbursement equal to the acquisition cost.

22.	Business Segments

SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

Based on the Trust’s method of internal reporting, management determined that is has three operating segments: (i) the ownership of operating properties; (ii) the origination and acquisition of loans and debt securities secured directly or indirectly by commercial and multi-family real property – collectively, loan assets and loan securities; and (iii) the ownership of equity and debt securities in other REITs – REIT securities.  The accounting policies of the segments are identical to those described in Note 2.

The Operating Properties segment includes all of the Trust’s wholly and partially owned operating properties.  The Loan Assets and Loan Securities segment includes all of the Trust’s activities related to real estate loans which consists primarily of the Trust’s investment in Concord and Marc Realty.  The REIT Securities segment includes all of the Trust’s activities related to the ownership of securities in other publicly traded real estate companies.  In addition to our three business segments, the Trust reports non-segment specific income and expense under Corporate Income (Expense).

The following table summarizes (i) Trust assets by business segment and (ii) capital expenditures incurred for the Trust’s operating properties for the periods ended December 31, 2008 and 2007 (in thousands):

	2008	2007
Operating properties	$286,780	$293,241
Loan assets and loan securities	146,560	320,671
REIT Securities	36,796	71,353
Cash and other	107,958	60,182

Total Assets	$578,094	$745,447

Capital Expenditures
Operating Properties	$3,377	$1,755

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes revenues and expenses by segment for the periods ended December 31, 2008, 2007 and 2006.  Net operating income for each segment is defined as the segment’s revenue and other income, less operating expenses.  Non segment-specific income and expense items such as interest on cash reserves and administrative expenses are reported under the heading Corporate Income (Expense).

	2008	2007	2006
	(in thousands)
Operating Properties
Rents and reimbursements	$43,342	$40,485	$38,837
Operating expenses	(7,407)	(5,851)	(4,054)
Real estate taxes	(2,549)	(2,139)	(1,879)
Impairment loss on investments in real estate	(2,100)	-	-
Loss on extinguishment of debt	-	(369)	(647)
Equity in loss of Sealy Northwest Atlanta	(409)	(470)	(51)
Equity in loss of Sealy Airpark Nashville	(1,023)	(936)	-
Equity in loss of Sealy Newmarket	(250)	-	-
Net operating income	29,604	30,720	32,206

Loan Assets and Loan Securities
Interest	1,532	7,826	12,962
Equity in earnings of preferred equity investment (Marc Realty)	5,868	11,836	6,849
Impairment loss on preferred equity investment	(7,513)	-	-
Equity in (loss) earnings of Lex-Win Concord	(30,207)	5,098	1,340
Impairment loss on equity investments	(36,543)	-	-
Gain on sale of mortgage backed securities	454	-	-
Gain on sale of other assets	24	-	-
Gain on sale of limited partnership interest	-	1,997	-
Provision for loss on loan receivable	(1,179)	(1,266)	-
Net operating (loss) income	(67,564)	25,491	21,151

REIT Securities
Dividends	916	3,003	1,073
Gain on sale of available for sale securities	1,580	10,187	8,130
Impairment loss on available for sale securities	(207)	(18,218)	-
Unrealized gain on available for sale securities	24	-	-
Assignment of exclusivity agreement – net lease assets	-	-	9,500
Equity in earnings of Newkirk Realty Trust	-	-	7,280
Gain on exchange of equity investment	-	-	9,285
Equity in loss of Lex-Win Acquisition, LLC	(878)	(45)	-
Net operating income (loss)	1,435	(5,073)	35,268

Net Operating (Loss) Income	(36,525)	51,138	88,625

Less - Depreciation and Amortization	12,094	12,688	11,216

Less - Interest Expense
Operating properties	14,761	14,369	14,306
Loans	206	6,377	8,258
REIT securities	89	-	-
Corporate Income (Expense)
Interest income	1,670	3,149	1,630
General and administrative (1)	(6,887)	(8,342)	(2,682)
Interest expense	(7,222)	(10,731)	(8,495)
Gain on extinguishment of debt	6,284	-	-
State and local taxes	(330)	(417)	(238)
Other	499	700	530

Consolidated income (loss) from continuing operations	(69,661)	2,063	45,590
Non-controlling interest	(483)	(578)	(2,764)

Income (loss) from continuing operations attributable to Winthrop Realty Trust	(70,144)	1,485	42,826
Income from discontinued operations attributable to Winthrop Realty Trust	1,968	996	110

Net Income (Loss) Attributable to Winthrop Realty Trust	$(68,176)	$2,481	$42,936

 (1)           After credits – See Note 21.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.	Quarterly Results of Operations (Unaudited)

The following is an unaudited condensed summary of the results of operations by quarter for the years ended December 31, 2008 and 2007.  The Trust believes all adjustments (consisting of normal recurring accruals) necessary to present fairly such interim combined results in conformity with accounting principles generally accepted in the United States of America have been included.  This information reflects certain revisions of prior period amounts, resulting from retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB 51.”

	Quarters Ended
(In thousands, except per-share data)	March 31	June 30	September 30	December 31

2008

Revenues	$11,200	$11,343	$11,252	$11,995
Net income (loss) attributable to Winthrop Realty Trust	$6,312	$(24,057)	$2,229	$(52,660)
Net income (loss) attributable to Winthrop Realty Trust applicable to Common Shares	$5,973	$(24,057)	$2,229	$(52,660)
Per share
Net income (loss) attributable to Winthrop Realty Trust applicable to Common Shares, basic	$0.45	$(1.65)	$0.14	$(3.34)

Net income (loss) attributable to Winthrop Realty Trust applicable to Common Shares, diluted	$0.45	$(1.65)	$0.14	$(3.34)

2007

Revenues	$14,074	$14,848	$12,359	$10,033
Net income (loss) attributable to Winthrop Realty Trust	$8,701	$12,776	$5,370	$(24,366)
Net income attributable to Winthrop Realty Trust applicable to Common Shares	$7,713	$10,764	$5,234	$(24,366)
Per share
Net income (loss) attributable to Winthrop Realty Trust applicable to Common Shares, basic	$0.59	$0.82	$0.40	$(1.84)
Net income (loss) attributable to Winthrop Realty Trust applicable to Common Shares, diluted	$0.59	$0.82	$0.40	$(1.84)

As discussed in Note 2, the Trust determined that the intangible assets were not being amortized over the appropriate tenant lease term. Amortization was understated by approximately $1,024,000 for the year ended December 31, 2006 and by approximately $256,000 for each of the quarters ended March 31, June 30 and September 30, 2007.  The Trust has concluded that the cumulative adjustment was not material to the quarter or the year ended December 31, 2007. As such, the cumulative effect which totaled approximately $1,792,000 was recorded in the consolidated statement of operations as an out of period adjustment in the fourth quarter of 2007. There was no associated net impact on our cash flow from operations for the year ended December 31, 2007.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24.	Restatement

On August 7, 2007, subsequent to the filing of the December 31, 2006 financial statements, the Trust concluded that it needed to correct the Trust’s previously reported net income per Common Share of Beneficial Interest– basic for the years ended December 31, 2006 and 2005 and for certain interim periods within those years.  The Trust determined that its prior calculations of basic net income per common share had not appropriately considered the provisions of EITF 03-06 with respect to the dividend participation rights of the Series B-1 preferred shares, and that net income per Common Share of Beneficial Interest – basic should have been determined using the two-class method described in that pronouncement, as described in Note 22 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company's 2006 Annual Report on Form 10-K/A filed on January 7, 2008.

25.	Events (Unaudited) Subsequent to the Date of the Independent Auditor's Report

Investment in Lex-Win Concord LLC

Concord’s Debt Covenant violations – KeyBank’s loan documents required Concord to maintain a minimum tangible net worth and a maximum indebtedness to tangible net worth.  For the quarter ended June 30, 2009, Concord was in default as it failed the covenant tests.

Additionally, Column’s loan documents required Concord to maintain a minimum tangible net worth and a maximum indebtedness to tangible net worth.  For the quarter ended June 30, 2009, Concord was in default as it failed the covenant tests.

The RBS repurchase facility required Concord to maintain a minimum net worth and a maximum indebtedness to tangible net worth. For the quarter ended June 30, 2009, Concord was in default of its agreement as it failed the covenant tests. In July 2009, RBS agreed to restructure its agreement with Concord. The new provisions include (i) extending the maturity to January 2011; (ii) waiving the covenant that precludes Concord from receiving from its auditors an opinion that is qualified or limited by reference to it as a going concern; (iii) reducing the net worth requirement to $100 million; and (iv) suspending the leverage and liquidity covenant until March 31, 2010. The restructuring of the agreement required Concord to reduce the outstanding balance by $11,500,000 which payment was made on July 31, 2009 as a result of Concord selling a real estate debt investment.

Asset sales in response to accelerated maturities of repurchase obligations – During April 2009, in conjunction with the restructuring of its repurchase agreement with Column, Concord sold a real estate debt investment that had a carrying value at December 31, 2008 of $15,453,000 for $10,677,000 and recognized a loss of $4,776,000.  The net proceeds of $10,677,000 from the sale were used to reduce the amount due on the Column repurchase agreement.

On June 1, 2009, Concord sold to the Trust two real estate debt investments with a carrying value at December 31, 2008 of $81,172,000 for $45,019,000 and recognized a loss of $36,153,000.  The net proceeds from the sale of $45,019,000 went to pay down the Column facility.   As of June 30, 2009 Concord has six loans classified as real estate debt investments held for sale with a fair value of $79,906,000, the proceeds of which are expected to be used to satisfy the accelerated paydown obligations of the Column facility.

In July 2009 Concord sold one of the six real estate debt investments held for sale with a carrying value at December 31, 2008 of $30,000,000 for $16,985,000 and will recognize a loss of $13,105,000.  The net proceeds of $16,985,000 went to pay down the Column facility.

As noted above, one loan was sold on July 31, 2009 to satisfy the RBS restructuring requirement for net proceeds equal to its carrying value of $11,500,000.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation matters - On May 22, 2009, Inland American (Concord) Sub, LLC (“Inland-Concord”), a wholly-owned subsidiary of Inland filed an action in the Delaware Chancery Court against Lex-Win Concord and Concord, seeking (i) reformation of the Second Amended and Restated Limited Liability Company Joint Venture Agreement (the “Joint Venture Agreement”) of Concord to modify the provision relating to distributions of proceeds from capital transactions, (ii) a declaration that Inland-Concord is not required to make any additional capital contributions for the purpose of satisfying amounts due to Concord’s lenders under certain of its existing credit facilities (the “Credit Facilities”), and (iii) a declaration that Inland-Concord not be required to satisfy the May 11, 2009 capital call (the “Capital Call”) made by Concord in the amount of $24,000,000 the proceeds of which are to be used for “Permitted Investments” (as defined in the Joint Venture Agreement).  The Trust believes that the language of the Joint Venture Agreement speaks for itself with respect to Inland Concord’s claims and that Inland’s action is without merit.  Lex-Win filed its answer with the Chancery Court of the State of Delaware in this action on July 21, 2009 denying the claims raised by Inland-Concord and bringing counterclaims seeking declaration that (i) Inland-Concord is required to fund the Capital Call, (ii) Concord can recoup the unmade Capital Call by setting it off against any distributions otherwise payable to Inland-Concord, and (iii) Inland-Concord’s failure to fund the Capital Call is a material breach of the Joint Venture Agreement and that Lex-Win will seek to recover all losses incurred by it as a result of such breach.

With respect to one of the loans that is held by Concord, there is a future funding obligation relating to tenant improvements, leasing commissions and debt service payments totaling approximately $8,100,000 (the “Future Funding Amount”).  The Future Funding Amount was to have been forwarded on June 19, 2009.  However, Concord is disputing its obligation to fund the Future Funding Amount due to alleged breaches of the loan documents by the borrower and the guarantor.  In this regard, Concord has brought an action in California State Court seeking, among other things, declaratory relief as to whether Concord is required to fund the Future Funding Amount.

Lex-Win Concord LLC’s Inability to Continue as a Going Concern – The real estate markets and capital markets have been significantly impacted by the continued deterioration of the global credit markets and other macro economic factors.  As a result of these and other factors including the margin call and modification of the repurchase agreement with Column, executed in April 2009, the litigation initiated by Inland-Concord described above, further declines in values during the period January 1, 2009 through June 30, 2009 to our real estate debt investments and available for sale securities which resulted in significant impairment charges and difficulty in executing sales of select investments pursuant to certain repurchase agreements, Concord’s operations have been negatively impacted.

Accordingly, Concord is unable to satisfy certain of its financial covenants under its loan documents for which it has not yet received waivers and is in technical default under these loans.  In addition, Concord has near-term repayment obligations under one of its repurchase agreements.  Concord is working with the lenders, but there can be no assurance that the lenders will grant long-term forbearance and could exercise their remedies at any time.  If the lenders declare default under the repurchase agreements and the line of credit, Concord may be forced to sell additional assets at disadvantageous terms in order to satisfy its lenders.

In addition, a continued decline in the operating performance of the underlying collateral of certain of Concord real estate loans may result in borrowers’ inability to meet their debt service payments, which could result in additional impairments of loan assets.  Such defaults could significantly reduce the cash flow available to Concord for its obligations and also necessitate additional asset sales at disadvantageous terms.

Management is pursuing the sale of certain assets and the repayment and / or restructuring of its repurchase agreements and revolving line of credit.  Concord may be unable to consummate certain actions that would improve it’s financial flexibility such as the sale or refinancing of encumbered assets for fair value.  Uncertainties also exist as to the ability of Concord to obtain capital from Inland based on the recent litigation described above.

Concord’s financial statements have been prepared assuming that it will continue as a going concern.  However, Concord has suffered recurring losses from operations and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described above.  Concord’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WINTHROP REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Winthrop's write-down of its investment in Concord - At June 30, 2009, the Trust has responded to market trends, including accelerating CDO and CMBS rating downgrades, increasing default probability assumptions, market interest rate fluctuations, the short-term nature of Concord’s repurchase agreement financing and an overall lack of clarity on future recovery of the underlying collateral in these assets.  These factors along with the recent failure by Inland American Real Estate Trust, Inc. (“Inland”) to make its capital call, the litigation initiated by Inland, the expectation that there will not be any distributions received in the near term and the non-controlling nature of the Trust’s investment in Lex-Win Concord have resulted in the Trust’s determination that an other-than-temporary-impairment exists and an additional impairment related to its investment in Lex-Win Concord was warranted in the second quarter.  The aggregate impairments consist of both a proportionate share of Concord’s operating losses plus a decline in the fair value that management has assigned to the remaining equity in the investment.  The Trust determined the fair value of its investment in Lex-Win Concord by calculating its share of net asset value, as adjusted for various risks.  The fair value of Lex-Win Concord’s assets and liabilities was determined using the income approach based upon the expected future cash flows of each asset and liability discounted at market rates of return in accordance with SFAS 157.  Accordingly, the Trust recognized an impairment loss of $31,670,000 to write-down the fair value of its investment in Lex-Win Concord to $0 at June 30, 2009.